  As filed with the Securities and Exchange Commission on March 18, 1999
                                                      Registration No. 333-71909
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ---------------

                              AMENDMENT 2 TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933

                                ---------------

                       FLYCAST COMMUNICATIONS CORPORATION
             (Exact name of registrant as specified in its charter)

                                ---------------
        Delaware                    7319                     77-0431028
    (State or Other          (Primary Standard            (I.R.S. Employer
    Jurisdiction of              Industrial            Identification Number)
    Incorporation or        Classification Code
     Organization)                Number)

                                ---------------

                         181 Fremont Street, Suite 120
                        San Francisco, California 94105
                                 (415) 977-1000
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                                ---------------

George R. Garrick, Chairman of the Board, Chief Executive Officer and President
                       FLYCAST COMMUNICATIONS CORPORATION
                         181 Fremont Street, Suite 120
                        San Francisco, California 94105
                                 (415) 977-1000
(Name, Address Including Zip Code, and Telephone Number Including Area Code, of
                               Agent for Service)

                                ---------------
                                   Copies to:

            Jeffrey Y. Suto                       Laird H. Simons III
             Alissa W. Lee                      Katherine Tallman Schuda
             Scott S. Ring                        Nicholas S. Khadder
           VENTURE LAW GROUP                       FENWICK & WEST LLP
       A Professional Corporation              A Professional Corporation
          2800 Sand Hill Road                     Two Palo Alto Square
          Menlo Park, CA 94025                    Palo Alto, CA 94306
             (650) 854-4488                          (650) 494-0600

                                ---------------

  Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
                                ---------------

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                ---------------
                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

 Title Of Each Class Of Securities       Proposed Maximum Aggregate
         To Be Registered                    Offering Price (1)             Amount Of Registration Fee
------------------------------------------------------------------------------------------------------
 Common Stock, par value
  $0.0001........................               $40,250,000                          $11,190(2)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(a) under the Securities Act.
(2) Previously paid.

                                ---------------

  The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and we are not soliciting an offer to buy +
+these securities in any state where the offer or sale is not permitted.       +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                                                           Subject to Completion

                                                             March 18, 1999

                                          Shares

                  [LOGO OF FLYCAST COMMUNICATIONS CORPORATION]

                       FLYCAST COMMUNICATIONS CORPORATION
                                  Common Stock

                                   ---------

This is the initial public offering of Flycast Communications Corporation and
we are offering            shares of our common stock. We anticipate the
initial public offering price will be between $      and $      per share.

We have applied to list our common stock on the Nasdaq National Market under the symbol "FCST."

Investing in our common stock involves risks. See "Risk Factors" beginning on page 6.

                                                          Per Share    Total
                                                          ---------    -----
    Public Offering Price................................  $        $
    Underwriting Discounts and Commissions...............  $        $
    Proceeds to Flycast..................................  $        $

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Flycast has granted the underwriters the right to purchase up to additional shares to cover any over-allotments.

BT Alex. Brown

                             Dain Rauscher Wessels
                   a division of Dain Rauscher Incorporated

                                                               Hambrecht & Quist

                                         , 1999

                              [INSIDE FRONT COVER]

Title: Maximizing ROI by Acting as a Market Maker

Flow chart beginning with larger sites and smaller sites (represented by larger and smaller three-dimensional cylinders), from which arrows point to the Flycast logo and "flycast network." Two-way arrows also point between the logo and Media Sales Force, represented by a series of faces, and Ad Agent, represented by a desktop computer. Two-way arrows also point between "Media Sales Force" and "Larger Advertisers and Agencies," which is accompanied by corporate logos, and "Ad Agent" and "Smaller Buyers," which is also accompanied by corporate logos. From the flycast network and the Flycast logo, a two-way arrow also points to the BellSouth logo, the SBC logo and "Value Added Resellers." A two-way arrow also points between these items and "Vertical Marketplace Solutions."

                         [INSIDE FRONT COVER FOLD-OUT]

Title: AdExchange, our proprietary automated advertising management platform that optimizes real-time advertising delivery using PassiveProfiling, ValueTrak reporting and immediate adjustments by both advertisers and Web sites.

Text to the left of the bottom graphics representing process:

1.The viewer requests a Web page from a browser representing process.

2.An advertisement is requested from AdEx.

3.AdEx delivers the advertisement to the viewer.

4.The site delivers the requested page with an embedded advertisement.

5.The viewer clicks on an advertisement and links to an e-commerce site.

6.ValueTrak records any transactions initiated by the viewer on the site and conveys it to AdEx.

7.Advertisers use AdAgent to execute and manage their advertising campaigns and AdReporter to monitor the performance of their campaign.

8.Web sites use SiteRegistry to register their ad space with the Flycast Network and SiteReporter to monitor the performance of advertising campaigns run on their site.

Text box to the right of the bottom graphic representing process: AdEx receives orders from advertisers and matches them with appropriate advertising space available on the Flycast Network. AdEx allows Flycast to target advertising to viewers based on a wide selection of Web site and viewer characteristics, including geographical, nature of content, Web usage patterns and prior advertising exposure.

  Flycast is a registered trademark and AdAgent, AdEx, AdExchange, AdReporter, Category Select, Passive Profiling, Run of Category, Run of Network, SiteRegistry, SiteReporter, and Site Select are trademarks of Flycast. All other brand names or trademarks appearing in this prospectus are the property of their respective holders.

                               PROSPECTUS SUMMARY


  You should read the following summary together with the more detailed information and Financial Statements and notes thereto appearing elsewhere in this prospectus.

                                The Company

  Our company, Flycast Communications Corporation, is a leading provider of Web-based direct response advertising solutions to advertisers. We work closely with advertisers to maximize the value of their advertising campaigns on the Web. Other advertising solution companies seek to maximize the value for Web sites by representing them in their sale of space to advertisers. Our advertiser customers are primarily companies selling goods and services over the Internet, direct marketing agencies, or other advertisers who are interested in driving the Web user towards a specific action. Those actions include such things as clicking on an advertisement, registering his or her name or other information, or buying a product. We offer our customers direct response solutions that include widespread placement of advertisements over the Web, prices that minimize their cost per action and continuous improvement and optimization of their campaign through the application of technology and through the services of our trained staff.

  Advertising on the Web is expanding rapidly. Forrester Research, Inc. estimates that $1.5 billion was spent on Web advertising in 1998 and that this amount will grow to $15 billion in 2003. On the Web, as in traditional media, there are two types of advertising:

  . brand advertising, which is intended to generate awareness of and create a specific image for a particular company, product or service, and

  . response advertising, which is intended to generate a specific response or action from the consumer after exposure to an advertisement. Direct response advertising solutions are measured on the short-term benefit from the advertisement and are designed to maximize the number of responses per advertising dollar.

  Forrester Research, Inc. estimates that direct marketing will account for 65% of total Web advertising spending by 2002, or $5.5 billion, as compared to brand advertising.

  We believe the Web is particularly well-suited for direct response advertising for the following reasons:

  . the Web makes it easier for consumers to read and respond to an advertisement than traditional direct marketing methods such as toll-free numbers or reply cards in direct mailings.

  . measuring response rates, an essential element for direct marketers, is easier on the Web than in traditional media, enabling advertisers to modify their campaigns quickly to increase response rates.

  . Web-based direct marketers benefit from the growing supply of unsold ad-vertising space on the Web.

  An industry source estimates that approximately 75% of available Web advertising space goes unsold. This imbalance of supply and demand for advertising space enables us to offer advertisers a critical mass of space from our Web site partners at low cost, thereby minimizing their cost per action.

  Our advertising network currently combines advertising space from over 780 Web sites. The number of advertisements served on our network has increased from 93 million in December 1997 to 600 million in December 1998. Our network reached over 20 million individual Web users or 35% of all Web users in the U.S. during the month of December 1998. We believe this compares favorably to the audience reach of the top 10 Web sites. Many of our Web site partners are small and medium sites that cannot afford to maintain their own sales forces. We also partner with larger Web sites which offer us their unsold advertising space. For our Web site partners, we create value by generating revenue from space on their sites that would otherwise go unsold.

  Once an advertiser defines an advertising campaign, we place that campaign onto the Flycast network. We use our technology system, called AdEx, which we developed over the past three years, to match individual advertisements from the campaign with appropriate advertising space on our network. AdEx also measures the effectiveness of the campaign, which allows our media consultants to regularly optimize the placement across our network of sites and improve the campaign performance.

  We have also entered the market for local Web advertising solutions. We recently signed agreements with BellSouth Corporation, SBC Communications Inc. and U S WEST. Under these agreements, we will deliver local Web advertising inventory to BellSouth's, SBC's and U S WEST's sales forces that they, in turn, will offer to local advertisers. We believe that local advertisers represent a growing market on the Web. We intend to develop relationships with other companies that are seeking local advertising solutions.

  Flycast's principal executive offices are located at 181 Fremont Street, Suite 120, San Francisco, California 94105. Its telephone number at that location is (415) 977-1000. Information contained on our Web site does not constitute part of this prospectus.

                                  The Offering

Common stock offered by Flycast.....             shares
Common stock to be outstanding after
 the offering.......................             shares(1)
Use of proceeds.....................  For working capital and general corporate purposes. See "Use of Proceeds."
Proposed Nasdaq National Market
 symbol.............................  FCST

--------

(1) Based on the number of shares outstanding as of December 31, 1998.
    Excludes:

  . 2,045,904 shares subject to outstanding options or reserved for issuance under our 1997 Stock Option Plan;

  . 169,067 shares subject to outstanding warrants, net of warrants to purchase 217,170 shares that will be exercised immediately before the completion of this offering; and

  . Shares reserved for issuance under our stock plans. See "Management-- Stock Plans" and Notes 5 and 8 of Notes to Financial Statements.

  Unless otherwise indicated, the information in this prospectus assumes:

  .  the sale of 1,496,347 shares of preferred stock in January 1999;

  . the exercise of warrants to purchase 40,476 shares of common stock and 176,694 shares of preferred stock prior to the closing of this offering;

  . the conversion of each outstanding share of preferred stock into common stock, all of which will occur upon the closing of this offering;

  .  our reincorporation into Delaware prior to the closing of this offering;
     and

  .  no exercise of the Underwriters' over-allotment option.

                         Summary Financial Information

  See Note 6 of Notes to Financial Statements for a description of the method that we used to compute our net loss per share, and Note 1 of Notes to Financial Statements for how we calculated the number of shares. The Pro Forma column in the Balance Sheet Data below reflects:

  . the sale of preferred stock in January 1999 for an aggregate purchase price of $13.5 million;

  . the exercise of warrants to purchase 217,170 shares that will expire upon the closing of this offering for an aggregate exercise price of approximately $1.3 million; and

  . the conversion of all outstanding shares of preferred stock into common stock upon the closing of this offering.

  The Pro Forma As Adjusted column gives effect to the sale of the shares of common stock that we are offering under this prospectus at an assumed initial
public offering price of $    per share and after deducting the estimated
underwriting discounts and commissions and estimated offering expenses. See "Capitalization."

                            Years Ended
                           December 31,             Three Months Ended
                          ----------------  -----------------------------------
                                            Mar. 31, Jun. 30, Sep. 30, Dec. 31,
                           1997     1998      1998     1998     1998     1998
                          -------  -------  -------- -------- -------- --------
                                 (in thousands, except per share data)
Statement of Operations
 Data:
 Revenue................. $   630  $ 8,029   $  603   $1,172   $2,116   $4,138
 Gross profit............      74    2,084      120      293      546    1,125
 Operating loss..........  (3,411)  (8,895)  (1,495)  (1,758)  (2,477)  (3,165)
 Net loss................  (3,417)  (9,307)  (1,467)  (1,776)  (2,532)  (3,532)
 Basic and diluted loss
  per common share....... $(31.80) $(11.93)  $(3.26)  $(2.37)  $(2.85)  $(3.43)
 Shares used in basic and
  diluted loss per common
  share..................     114      835      500      819      945    1,076
 Pro forma basic and
  diluted loss per common
  share..................          $ (1.40)
 Shares used in pro forma
  basic and diluted loss
  per common share.......            7,113

                                                       December 31, 1998
                                                 -------------------------------
                                                                      Pro Forma
                                                  Actual   Pro Forma As Adjusted
                                                 --------  --------- -----------
Balance Sheet Data:                                      (in thousands)
 Cash, cash equivalents and investments......... $  5,193   $19,992    $
 Working capital................................    4,088    18,887
 Total assets...................................   10,791    25,590
 Long-term obligations, less current portion....    4,704     4,704
 Mandatorily redeemable preferred stock.........   13,855        --
 Total stockholders' equity (deficit)...........  (12,578)   16,076

                                  RISK FACTORS

  This offering involves a high degree of risk. You should carefully consider the risks and uncertainties described below and the other information in this prospectus before deciding whether to invest in shares of our common stock. If any of the following risks actually occur, our business, results of operations and financial condition could be materially adversely affected. This could cause the trading price of our common stock to decline, and you might lose part or all of your investment.

We have only a limited operating history upon which you can evaluate our business

  We commenced operations in April 1996 and did not begin to generate revenue until the second quarter of 1997. Thus, we have only a limited operating history upon which you can evaluate our business. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by early-stage companies in the Web advertising market, which is new and rapidly evolving. We may not be successful in addressing these risks and our business strategy may not be successful. These risks include our ability to:


  .  maintain and increase our inventory of advertising space on Web sites;

  . maintain and increase the number of advertisers that use our products and services;


  .  continue to expand the number of products and services we offer;


  Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations" for more detailed information.

We have a history of losses and anticipate continued losses

  Our accumulated deficit as of December 31, 1998 was $14.0 million. Although we have experienced revenue growth in recent periods, this growth may not be sustained and is not necessarily indicative of our future revenue. We have not achieved profitability and, given the level of planned operating and capital expenditures, we expect to continue to incur losses for the foreseeable future. In this regard, we specifically disavow revenue projections that received limited circulation in the press in the fall of 1998 and that greatly exceed our most recent comparable projections for future years. We plan to increase our operating expenses to expand our infrastructure to support our current business and new lines of businesses, including our reseller network. The timing of this expansion and the rate at which our reseller network generates revenue could cause material fluctuations in our results of operations. We also plan to purchase additional capital equipment. Our losses may increase in the future and we may not be able to achieve or sustain profitability. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis in the future. If our revenue grows more slowly than we anticipate, or if our operating expenses exceed our expectations and cannot be adjusted accordingly, our business, results of operations and financial condition will be materially and adversely affected. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations" for more detailed information.

Our quarterly operating results are subject to fluctuations and seasonality that make it difficult to predict our financial performance

  Our revenue and operating results may vary significantly from quarter to quarter due to a number of factors, some of which are outside of our control. Therefore, you should not rely on period-to-period comparisons of results of operations as an indication of our future performance. It is possible that in some future periods our operating results may fall below the expectations of market analysts and investors. In this event, the market price of our common stock would likely fall.

  The factors that affect our quarterly operating results include:

  .  demand for our advertising solutions;

  .  the number of available advertising views on Web sites in the Flycast
     Network;


  . the mix of types of advertising we sell, including the amount of advertising sold at higher rates;

  . changes in our pricing policies, the pricing policies of our competitors or the pricing policies for advertising on the Web generally; and


  .  costs related to acquisitions of technology or businesses.

  We believe that our revenue will be subject to seasonal fluctuations because advertisers generally place fewer advertisements during the first and third calendar quarters of each year. In addition, expenditures by advertisers tend to be cyclical, reflecting overall economic conditions as well as budgeting and buying patterns. A decline in the economic prospects of advertisers or the economy generally, which could alter current or prospective advertisers' spending priorities or the time periods in which they determine their budgets, or increase the time it takes to close a sale with our advertisers, could cause our business to be materially and adversely affected.

  Revenue and operating results for the foreseeable future are difficult to forecast. Our current and future expense estimates are based, in large part, on estimates of future revenue and on our investment plans. In particular, we plan to increase our operating expenses significantly in order to expand our sales and marketing operations, including our reseller network, to enhance AdEx, our advertising management platform, and to expand internationally. To the extent that these expenses precede increased revenue, our business, results of operations and financial condition would be materially and adversely affected. We may be unable to, or may elect not to, adjust spending quickly enough to offset any unexpected revenue shortfall. Therefore, any significant shortfall in revenue in relation to our expectations would also have a material adverse effect on our business, results of operations and financial condition. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations" for more detailed information.

We may experience capacity constraints that could affect our advertising revenue

  Our future success depends in part on the efficient performance of AdEx, as well as the efficient performance of the systems of third parties such as our Internet service providers. An increase in the volume of advertising delivered through our servers could strain the capacity of the software or hardware that we have deployed, which could lead to slower response time or system failures and adversely affect the availability of advertisements, the number of advertising views received by advertisers and our advertising revenues. Due to the unexpected growth in the number of advertising views served in 1998, we experienced a slowdown, and in some cases an interruption, in delivering advertisements to viewers over a three-week period that limited the number of advertising views we were able to serve. As the numbers of Web pages and users increase, our products, services and infrastructure may not be able to grow to meet the demand. To the extent that we do not effectively address any capacity constraints or system failures, our business, results of operations and financial condition would be materially and adversely affected. Please see "Business--Technology and Operations" for more detailed information.

We run the risk of system failure that could adversely affect our business

  The continuing and uninterrupted performance of our system is critical to our success. Customers may become dissatisfied by any system failure that interrupts our ability to provide our services to them, including failures affecting the ability to deliver advertisements quickly and accurately to the targeted audience. Sustained or repeated system failures would reduce significantly the attractiveness of our solutions to advertisers and Web sites. Our business, results of operations and financial condition could be materially and adversely affected by any damage or failure that interrupts or delays our operations.

  Our operations depend on our ability to protect our computer systems against damage from a variety of sources, including telecommunications failures, malicious human acts and natural disasters. In this regard, we lease server space in the San Francisco Bay Area. Therefore, any of the above factors affecting the Bay Area would have a material adverse effect on Flycast's business. Further, despite network security measures, our servers are vulnerable to computer viruses and disruptions from unauthorized tampering with our computer systems. We do not carry enough business interruption insurance to compensate for losses that may occur as a result of any of these events. Despite precautions, unanticipated problems affecting our systems could cause interruptions in the delivery of our solutions in the future. Our data storage centers incorporate redundant systems, consisting of additional servers, but they do not switch over to the backup system automatically.

  We also depend upon Internet service providers that provide consumers with access to our products and services. In the past, users have occasionally experienced difficulties due to system failures unrelated to our systems. Any disruption in the Internet access provided by third-party providers or any failure of third-party providers to handle higher volumes of user traffic could have a material adverse effect on our business, results of operations and financial condition.

Our business model has a limited history and may not suceed

  We expect that a limited number of customers will account for a significant portion of our revenue for the foreseeable future. As a result, if we lose a major customer, our revenue could be adversely affected. In addition, we cannot be certain that customers that have accounted for significant revenue in past periods, individually or as a group, will continue to generate revenue in any future period. We also target small advertisers that have limited advertising budgets and/or are interested in reaching small and limited target audiences. We may not be able to generate sufficient revenue from these advertisers to lessen our dependence on our largest customers. We typically enter into short-term contracts with Web sites for their supply of advertising views. The loss of a significant number of these advertising views may result in the loss of customers, which could have a material adverse effect on Flycast's business, results of operations and financial condition. For more detailed information, see "Management's Discussion and Analysis of Financial Condition and Results of Operations."

We depend on the evolution of Web advertising for our future success

  We expect to derive substantially all of our revenue in the foreseeable future from Web advertising. Therefore, our future success depends on increased use of the Web as an advertising medium. If the market for Web advertising fails to develop or develops more slowly than we expect, then our business, results of operations and financial condition would be materially and adversely affected. The Web has not existed long enough as an advertising medium to demonstrate its effectiveness relative to traditional advertising media. Customers that have relied on traditional media for advertising may be reluctant to adopt Web advertising. Many customers have limited or no experience using the Web as an advertising medium, have allocated only a limited portion of their advertising budgets to Web advertising or may find Web advertising to be less effective for promoting their products and services than advertising using traditional media. In addition, advertisers and advertising agencies that have invested substantial resources in traditional methods of advertising may be reluctant to reallocate their media buying resources to Web advertising. We cannot assure you that the market for Web advertising will continue to develop or be sustainable.

  Substantially all of our revenue is derived from the delivery of banner advertisements. If advertisers determine that banner advertising is not effective or attractive as an advertising medium, we may not be able to shift to any other form of Web advertising. Also, users can install "filter" software programs that limit or prevent advertising from being delivered to a Web site. The widespread adoption of filter software by Web users or the failure to develop successfully alternative forms of Web advertising could have a material and adverse effect on the Web advertising market and our business, results of operations and financial condition.

Our business model has a limited history and may not succeed

  Our business model is to generate revenue primarily by providing Web advertising solutions to response-oriented advertisers. We cannot assure you that Web advertising, response-oriented marketing or our model for providing solutions based upon providing a return on investment for advertisers will achieve broad market acceptance or generate significant revenue. Our ability to generate significant revenue from advertisers will depend, in part, on our ability to:

  . demonstrate to advertisers the effectiveness of direct response advertising on the Web;

  .  attract advertisers and Web sites to the Flycast Network;

  . retain advertisers by differentiating the technology and services we provide to them; and

  . obtain adequate available advertising space from a large base of Web sites.

  Further, the Web sites in the Flycast Network must continue to generate sufficient user traffic characteristics attractive to advertisers. The intense competition among Web sites has led to the creation of a number of pricing alternatives for Web advertising. These alternatives make it difficult for us to project future levels of advertising revenue and applicable gross margins that can be sustained either by us or the Web advertising industry in general. A key component to our strategy is to enhance the return on investment and other performance measurements for the advertisers using the Flycast Network. We have limited experience in implementing and following this strategy and we cannot assure you that such a strategy will succeed or that we will be able to achieve or maintain adequate gross margins.

We face intense competition that could adversely affect our business

  We face intense competition. We expect such competition to continue to increase because there are no substantial barriers to entry. Increased competition is likely to result in price reductions, reduced gross margins and loss of our market share. We may not be able to compete successfully, and competitive pressures may materially and adversely affect our business, results of operations and financial condition. Competition is likely to arise from a variety of sources. Many of our existing competitors, as well as a number of potential new competitors, have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than we do. Please see "Business-- Competition" for more detailed information.


We will depend on distribution relationships to increase our revenue

  We believe that our future success will depend in part on our relationships with companies that distribute or resell our Web advertising solutions. These relationships have not generated any revenue to date, and, in order for us to be successful, revenue generated by our resellers must increase. Our inability to enter into future distribution relationships might limit the number and size of the markets that we serve. This could limit our revenue growth and have a material adverse effect on our business, results of operations and financial condition. We have recently initiated reseller relationships with BellSouth Corporation and SBC Communications Inc. Our agreements with them provide that Flycast will deliver a wholesale supply of local Web advertising that their Yellow Pages sales force will resell to local advertisers. These resellers have no obligation to resell our inventory of advertising space on Web sites and can terminate their relationships with us with limited or no penalty with as little as 120 days' notice. The loss of any reseller, the failure of any reseller to perform under its agreement with us or our inability to attract and retain new resellers could have a material adverse effect on our business, results of operations and financial condition.

  Intensive marketing and sales efforts may be necessary to educate prospective local advertisers about the uses and benefits of our products and services in order to generate demand for our services in the local advertiser market segment. These companies may not have adequate resources available to advertise their products and services and may not be willing to devote the staff necessary to educate themselves on the uses and benefits of our advertising solutions for localized or otherwise limited target customers. We will depend on our distributors to sell our Web advertising solutions. If these distributors do not sell our solutions in an effective manner, our business, results of operations and financial condition may be materially adversely affected. Please see "Business--Products and Services--Flycast Local Market/Value Added Reseller Division" for more detailed information.

We need to manage our available advertising space and to establish relationships with diverse Web sites to attract customers

   We need to make available a consistent supply of attractive advertising space to attract customers. Our failure to do so could have a material and adverse effect on our business, results of operations and financial condition. The Web sites that list their unsold advertising space with us are not bound by contracts that ensure us a consistent supply of inventory. In addition, Web sites can change the number of advertising views they make available to us at any time, subject to monthly minimums. If a Web site publisher decides not to make advertising space from its Web sites available to the Flycast Network, we may not be able to replace this advertising space with advertising space from other Web sites that have comparable traffic patterns and user demographics in time to fulfill a buyer's request. We expect our customers' requirements to become more sophisticated as the Web matures as an advertising medium. For example, we expect our customers to become more precise in their requirements for geographically-targeted advertising that we sell through our reseller network. We cannot assure you that the amount or type of advertising space listed or the number of Web sites listing their advertising space on the Flycast Network will increase or even remain constant in the future.

We need to manage our growth effectively or may not succeed

  As we continue to increase the scope of our operations, we will need an effective planning and management process to implement our business plan successfully in the rapidly evolving market for Web advertising. Our business, results of operations and financial condition will be materially and adversely affected if we are unable to manage our expanding operations effectively. We anticipate that we will commence international operations starting in the second quarter of 1999. We have grown from 31 employees on January 1, 1998 to 70 employees on December 31, 1998. We plan to continue to expand our sales and marketing, customer support and research and development organizations. Past growth has placed, and any future growth will continue to place, a significant strain on our management systems and resources. We have recently implemented a new financial reporting system and expect that we will need to continue to improve our financial and managerial controls, our reporting systems and procedures. In addition, we will need to expand, train and manage our work force.

We depend on key personnel for our future success

  Our future success depends to a significant extent on the continued service of our key senior management, technical and sales personnel. We do not have long-term employment agreements with any of our key personnel nor do we have key-person insurance on any of our employees. The loss of the services of any member of our management team, or of any other key employees, would have a material adverse effect on our business, results of operations and financial condition. Recently, we have experienced significant changes to our executive management team. For example, our Chief Financial Officer, Vice President, Engineering and Vice President, Sales joined Flycast in January 1999. Three other members of our management team, including our Chief Executive Officer, have been with us for less than one year. We cannot assure you that the new members of our management team will work effectively together or with the rest of our management. Our future success also depends on our continuing ability to attract, retain and motivate highly skilled employees. Competition for employees in the industry is intense. We may be unable to retain our key employees or attract, assimilate or retain other highly qualified employees in the future. We have experienced difficulty from time to time in attracting the personnel necessary to support the growth of our business, and we may experience similar difficulty in the future. Please see "Management" for more detailed information.

We may face potential claims that would affect our financial results

  As described more completely under "Certain Transactions--Employment and Severance Agreements," we were unable to close an oral severance agreement that we reached with a former employee and we were therefore forced to foreclose on a promissory note from that employee. If that employee should elect to contest the number of shares issued to him or any of the payments made to him, we would be subjected to the costs and diversion of management time that such litigation would entail. In addition, should we ultimately be required to issue additional shares to this employee, our stockholders would experience additional dilution in their holdings and we would incur a non-cash charge equal to the fair market value of the additional shares at the time they are issued.

We depend on the continued growth of Internet usage and infrastructure for our business

  Our market is new and rapidly evolving. Our business would be adversely affected if Web usage does not continue to grow. Web usage may be inhibited for a number of reasons, such as:

  .  inadequate network infrastructure;

  .  security concerns;

  .  inconsistent quality of service; and

  .  availability of cost-effective, high-speed service.

  If Web usage grows, the Internet infrastructure may not be able to support the demands placed on it by this growth or its performance and reliability may decline. In addition, Web sites have experienced interruptions in their service as a result of outages and other delays occurring throughout the Internet network infrastructure. If use of the Internet does not continue to grow, or if the Internet infrastructure does not effectively support growth that may occur, our business, results of operations and financial condition would be materially and adversely affected.

We must keep pace with rapidly changing technologies to be successful

  The Web and Web advertising markets are characterized by rapidly changing technologies, evolving industry standards, frequent new product and service introductions and changing customer demands. The introduction of new products and services embodying new technologies and the emergence of new industry standards and practices can render existing products and services obsolete and unmarketable or require unanticipated investments in research and development.

  Our future success will depend on our ability to adapt to rapidly changing technologies, to enhance existing solutions and to develop and introduce a variety of new solutions to address our customers' changing demands. For example, advertisers may require the ability to deliver advertisements utilizing new formats that go beyond stationary images and incorporate video, audio and interactivity, and more precise consumer targeting techniques. In addition, increased availability of Internet access that delivers greater amounts of data faster is expected to enable the development of new products and services that take advantage of this expansion in delivery capability. Our failure to adapt successfully to these changes could adversely affect our business, results of operations and financial condition. We may also experience difficulties that could delay or prevent the successful design, development, introduction or marketing of our solutions. In addition, any new solutions or enhancements that we develop must meet the requirements of our current and prospective customers and must achieve significant market acceptance. Material delays in introducing new solutions and enhancements may cause customers to forego purchases of our solutions and purchase those of our competitors.

We will be subject to risks associated with international expansion that could affect our business

  We expect to initiate operations in selected international markets in the second quarter of 1999. To date, we have not developed international versions of our solutions. Expansion into international markets will require management attention and resources. We also may enter into a number of international alliances as part of our international strategy and rely extensively on these business partners to conduct operations, establish local networks, aggregate Web sites and coordinate sales and marketing efforts. Our success in these markets will depend on the success of our business partners and their willingness to dedicate sufficient resources to our relationships. We cannot assure you that we will be successful in expanding internationally. International operations are subject to other inherent risks, including:

  .  the impact of recessions in economies outside the United States;

  .  changes in regulatory requirements;

  . export restrictions, including export controls relating to encryption technology;

  .  reduced protection for intellectual property rights in some countries;

  .  potentially adverse tax consequences;

  .  difficulties and costs of staffing and managing foreign operations;

  .  political and economic instability;

  .  tariffs and other trade barriers;

  .  fluctuations in currency exchange rates; and

  .  seasonal reductions in business activity.

  Our failure to address these risks adequately may materially and adversely affect our business, results of operations and financial condition.

Our patent status is uncertain

  We have filed two patent applications in the United States, but we do not have any issued patents. In September 1998, we mistakenly announced that we had been issued one United States patent. At the time of our announcement, that patent had been allowed by the United States Patent and Trademark Office. Subsequently, the Patent and Trademark Office informed us that the patent application had been withdrawn from issue in the United States. A Patent Cooperation Treaty application covering this invention has been filed and an application has also been filed in the European Patent Office. The application relates to our AdEx technology, specifically the ability to serve Web advertisements targeted to yield a viewer response. In January 1999, the Patent and Trademark Office suggested a claim for interference purposes with respect to such application. The purpose of an interference proceeding is to determine the relative priority between two or more applicants, and which of the applicants, if any, will ultimately be issued the patent. The Patent and Trademark Office has not informed us of the identity of the other patent applicant(s) involved. If an interference is declared, we may not obtain a patent with respect to the application that is the subject of the interference or may obtain a patent only for some subset of our original claims. Regardless of the outcome of any interference, it would likely take years to resolve and it may result in substantial expense to Flycast. Patents may not be issued with respect to our pending or future patent applications. Even if patents are issued, the patents may not be upheld as valid or prevent the development of competitive solutions. Third parties may have or may in the future be granted patents which cover our technology. We may be limited in our ability to use our technology, whether or not patented, without licenses, which may not be available on commercially reasonable terms.

We depend on our intellectual property rights and are subject to the risk of infringement

  Our success and ability to compete are substantially dependent on our internally-developed technologies and trademarks, which we protect through a combination of patent, copyright, trade secret and trademark law. We cannot guarantee that any of our patent applications or trademark registrations will be approved. Even if they are approved, such patents or trademarks may be successfully challenged by others or invalidated.

  We cannot guarantee that any of our intellectual property rights will be viable or valuable in the future since the validity, enforceability and scope of protection of certain proprietary rights in Internet-related industries is uncertain and still evolving. Any claims could subject us to significant liability for damages and could result in the invalidation of our intellectual property rights. Any claims or litigation from third parties may also result in limitations on our ability to use the intellectual property subject to such claims or litigation unless we enter into arrangements with the third parties responsible for such claims or litigation, which may be unavailable on commercially reasonable terms. Please see "Business--Intellectual Property Rights" for more detailed information.

We are subject to privacy concerns that may limit our success

  Our technology collects and utilizes data derived from user activity on the Web sites in the Flycast Network. AdEx enables the use of personal profiles, in addition to other mechanisms, to deliver targeted advertising, to help compile demographic information and to limit the frequency with which an advertisement is shown to the user. The effectiveness of our technology and the success of our business could be limited by any reduction or limitation in the use of personal profiles. These personal profiles contain bits of information keyed to a specific server, file pathway or directory location that are stored in the Internet user's hard drive and passed to a Web site's server through the user's browser software. Personal profiles are placed on the user's hard drive without the user's knowledge or consent, but can be removed by the user at any time through the modification of the user's browser settings. In addition, currently available Web browsers can be configured to prevent personal profiles from being stored on their hard drive. Some commentators, privacy advocates and governmental bodies have suggested limiting or eliminating the use of personal profiles.

  The European Union has recently adopted a directive addressing data privacy that may result in limitations on the collection and use of certain information regarding Internet users. These limitations may limit our ability to target advertising or collect and use information in most European countries.

We are subject to government regulation and legal uncertainties that could affect our business

  Laws and regulations that apply to Internet communications, commerce and advertising are becoming more prevalent. These regulations could affect the costs of communicating on the Web and adversely affect the demand for our advertising solutions or otherwise have a material and adverse effect on our business, results of operations and financial condition. Recently, the United States

Congress enacted Internet legislation regarding children's privacy, copyrights and taxation. A number of other laws and regulations may be adopted covering issues such as user privacy, pricing, acceptable content, taxation and quality of products and services. This legislation could hinder growth in the use of the Web generally and decrease the acceptance of the Web as a communications, commercial and advertising medium. In addition, the growing use of the Web has burdened the existing telecommunications infrastructure and has caused interruptions in telephone service. Telephone carriers have petitioned the government to regulate and impose fees on Internet service providers and online service providers in a manner similar to long distance carriers.

  Due to the global nature of the Web, it is possible that, while our transmissions originate in California, the governments of other states or foreign countries might attempt to regulate our transmissions or levy sales or other taxes relating to our activities. Furthermore, the European Union recently adopted a directive addressing data privacy that may result in limits on the collection and use of certain user information. The laws governing the Internet remain largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws including those governing intellectual property, privacy, libel and taxation apply to the Internet and Internet advertising. In addition, the growth and development of the market for Internet commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad, that may impose additional burdens on companies conducting business over the Internet. Our business, results of operations and financial condition could be adversely affected by the adoption or modification of laws or regulations relating to the Internet, or the application of existing laws to the Internet.

We face an unknown number of Year 2000 risks

  Many currently installed computer systems and software products are coded to accept or recognize only two digit entries in the date code field. These systems and software products will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, computer systems and/or software used by many companies and governmental agencies may need to be upgraded to comply with such Year 2000 requirements or risk system failure or miscalculations causing disruptions of normal business activities. We do not yet know the extent of our exposure to the Year 2000 risks.

  We have made a preliminary assessment of our Year 2000 readiness. We plan to perform a Year 2000 simulation on our software during the second quarter of 1999. We are also in the process of contacting third-party vendors, licensors and providers of software, hardware and services regarding their Year 2000 readiness. Following this testing and after contacting these vendors and licensors, we will be better able to make a complete evaluation of our Year 2000 readiness, to determine what costs will be necessary to be Year 2000 compliant, and to determine whether contingency plans need to be developed. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Compliance" for more detailed information.

A substantial number of our shares will be eligible for future sale

  If our stockholders sell substantial amounts of common stock in the public market following this offering, the market price of our common stock could fall. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. Based on shares outstanding as of December 31, 1998 upon
completion of this offering, we will have            shares of common stock
outstanding. Of these shares, the            shares being offered hereby will
be freely tradable and 11,124,104 shares will become eligible for sale in the public market as follows:

  Number of
    Shares               Date
 ------------  -----------------------------------------------------------------------
   10,349,439  At various times after the date of this prospectus pursuant to Rule 144
      774,665  At various times after 90 days from the date of this prospectus

  These shares are subject to contractual restrictions with us and, in most cases, with the underwriters, that prevent them from being sold until 180 days after the effective date of the registration statement for this offering without the consent of BT Alex. Brown Incorporated.

  In addition, upon the effective date of this offering, we expect to register for sale

  . 2,800,000 shares of common stock reserved for issuance under our 1997 Stock Option Plan;

  . 2,000,000 shares of common stock reserved for issuance under the 1999 Stock Option Plan;

  . 200,000 shares of common stock reserved for issuance under the Direc-tors' Stock Option Plan; and

  . 350,000 shares of common stock reserved for issuance under the 1999 Em-ployee Stock Purchase Plan.

  As of December 31, 1998, options to purchase 1,934,199 shares of common stock were outstanding and shares acquired upon exercise of these options will be eligible for sale in the public market from time to time subject to vesting and the contractual restrictions that apply to the outstanding stock. These stock options generally have exercise prices significantly below the expected initial offering price of our common stock. The possible sale of a significant number of these shares may cause the price of the common stock to fall. As of December 31, 1998, we also have 386,237 shares of common stock that may be issued upon the exercise of outstanding warrants, including 217,170 shares of common stock that may be issued upon the exercise of outstanding warrants that terminate upon the effective date of this offering.

  Certain stockholders and warrant holders, representing approximately 10,248,783 shares of common stock, may have the right, subject to conditions, to include their shares in certain registration statements relating to our securities. By exercising their registration rights and causing a large number of shares to be registered and sold in the public market, these holders could cause the price of the common stock to fall. In addition, any demand to include such shares in our registration statements could have an adverse effect on our ability to raise needed capital. Please see "Shares Eligible for Future Sale" for more detailed information.

We expect to experience volatility in our stock price that could affect your investment

  Prior to this offering, there has been no public market for our common stock. Accordingly, we cannot predict the extent to which investor interest in our common stock will lead to the development of a trading market or how liquid that market might become. The initial public offering price for the shares will be determined by us and the representative of the underwriters and may not be indicative of prices that will prevail in the trading market. The price at which our common stock will trade after this offering is likely to be highly volatile and may fluctuate substantially due to factors such as:

  . actual or anticipated fluctuations in our results of operations;

  . changes in or failure by us to meet securities analysts' expectations;

  . announcements of technological innovations;

  . introduction of new services by us or our competitors;

  . developments with respect to intellectual property rights;

  . conditions and trends in the Internet and other technology industries;
  and

  . general market conditions.

  In addition, the stock market has from time to time experienced significant price and volume fluctuations that have affected the market prices for the common stocks of technology companies, particularly Internet companies. In the past, these broad market fluctuations have been unrelated or disproportionate to the operating performance of these companies. Any such fluctuations in the future might result in a material decline in the market price of our common stock. In the past, following periods of volatility in the market price of a particular company's securities, securities class action litigation has often been brought against that company. We may become involved in this type of litigation in the future. Litigation is often expensive and diverts management's attention and resources, which could have a material adverse effect upon our business and operating results.

We will be substantially influenced by officers and directors

  We anticipate that executive officers, directors and entities affiliated with
them will, in the aggregate, beneficially own approximately   % of our common
stock following the completion of this offering, or   % if the over-allotment
option is exercised in full. These stockholders may be able to control all matters requiring approval by our stockholders, including the election of directors and approval of significant corporate transactions. This concentration of ownership may also have the effect of delaying or preventing a change in control of Flycast. Please see "Principal Stockholders" for more detailed information.

We will have broad discretion in use of the proceeds from this offering

  Our management can spend most of the proceeds from this offering in ways with which the stockholders may not agree. Please see "Use of Proceeds" for more detailed information.

We have adopted anti-takeover provisions that could affect the sale of Flycast

  Provisions of our Certificate of Incorporation, our Bylaws and Delaware law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. Please see "Description of Capital Stock--Delaware Anti-Takeover Law and Certain Charter and Bylaw Provisions" for more detailed information.

You will incur immediate and substantial dilution

  Investors purchasing shares in the offering will incur immediate and substantial dilution in net tangible book value per share. In addition, the exercise of options and warrants currently outstanding could cause additional substantial dilution to such investors. Please see "Dilution" for more detailed information.

 YOU SHOULD NOT RELY ON FORWARD-LOOKING STATEMENTS BECAUSE THEY ARE INHERENTLY
                                 UNCERTAIN

  This prospectus contains forward-looking statements that involve risks and uncertainties. You should not rely on these forward-looking statements. We use words such as "anticipates," believes," "plans," expects," "future," "intends" and similar expressions to identify forward-looking statements. This prospectus also contains forward-looking statements attributed to third parties relating to their estimates regarding the growth of Internet use, electronic commerce and Internet advertising. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us and described in the preceding pages and elsewhere in this prospectus.

                                USE OF PROCEEDS

  The net proceeds to Flycast from the sale of the     shares being offered by
Flycast at an assumed initial public offering price of $     per share, after
deducting estimated underwriting discounts and commissions and estimated
offering expenses, are estimated to be $              , or $               if
the underwriters' over-allotment option is exercised in full. Flycast expects to use the net proceeds of the offering for general corporate purposes, including working capital, capital expenditures and possible acquisitions of companies or technology, although there are no current agreements or negotiations with respect to any acquisitions. Pending these uses, Flycast intends to invest the net proceeds in short-term, interest-bearing, investment grade securities.

                                DIVIDEND POLICY

  Flycast has never declared or paid cash dividends on its capital stock. Flycast currently intends to retain all available funds and any future earnings for use in the operation of its business and does not anticipate paying any cash dividends in the foreseeable future.

                                  THE COMPANY

  Flycast was incorporated in California under the name "Orst, Inc." on February 14, 1994, changed its name to Flycast Communications Corporation and began operations on April 14, 1996 and will reincorporate in Delaware prior to this offering. Flycast's principal executive offices are located at 181 Fremont Street, Suite 120, San Francisco, California 94105. Our telephone number at that location is (415) 977-1000. References in the prospectus to "Flycast", "we" or "us" refer to Flycast and its predecessor California corporation. Information contained in our Web site does not constitute part of this prospectus.

                                 CAPITALIZATION

  The Actual column in the following table sets forth Flycast's actual capitalization as of December 31, 1998. The Pro Forma column in the following table gives effect to:

  . the filing of an amendment to Flycast's Certificate of Incorporation to provide for authorized capital stock of 50,000,000 shares of common stock and 2,000,000 shares of undesignated preferred stock;

  .  the issuance of 1,496,347 shares of Series C Preferred Stock in January
     1999;

  . the issuance of 217,170 shares of common and preferred stock upon the exercise of outstanding warrants that will expire upon the closing of this offering; and

  . the conversion of all outstanding shares of preferred stock into shares of common stock upon the closing of this offering.

  The Pro Forma As Adjusted column in the following table gives effect to the receipt of the net proceeds from the sale by Flycast of the shares of common
stock offered at an assumed initial public offering price of $     per share,
after deducting estimated underwriting discounts and commissions and estimated offering expenses. See "Use of Proceeds."

                                                       December 31, 1998
                                                 -------------------------------
                                                                      Pro Forma
                                                  Actual   Pro Forma As Adjusted
                                                 --------  --------- -----------
                                                         (in thousands)
Current portion of long-term obligations.......  $  1,460   $ 1,460    $ 1,460
                                                 ========   =======    =======
Long-term obligations, less current portion....  $  4,704   $ 4,704      4,704
Mandatorily redeemable preferred stock, $0.0001
 par value; 9,904,000 shares authorized;
 6,733,612 shares issued and outstanding,
 actual; 9,904,000 shares authorized, no shares
 issued and outstanding, pro forma; no shares
 authorized issued and outstanding, pro forma
 as adjusted...................................    13,855
Stockholders' equity (deficit)(1):
 Preferred stock, $0.0001 par value; no shares
  authorized, issued or outstanding, actual and
  pro forma; 2,000,000 shares authorized, no
  shares issued and outstanding, pro forma as
  adjusted ....................................
 Common stock, $0.0001 par value; 20,000,000
  shares authorized; 2,656,635 shares issued
  and outstanding, actual; 50,000,000 shares
  authorized, 11,103,764 shares issued and
  outstanding, pro forma; 50,000,000 shares
  authorized,          shares issued and
  outstanding, pro forma as adjusted...........       912    29,566
 Common stock options..........................     2,837     2,837
 Deferred stock compensation...................    (1,690)   (1,690)    (1,690)
 Notes receivable from stockholders............      (606)     (606)      (606)
 Accumulated deficit...........................   (14,031)  (14,031)   (14,031)
                                                 --------   -------    -------
  Total stockholders' equity (deficit).........   (12,578)   16,076
                                                 --------   -------    -------
  Total capitalization.........................  $  5,981   $20,780    $
                                                 ========   =======    =======

--------

Excludes:

  . 2,045,904 shares subject to outstanding options or reserved for issuance under our 1997 Stock Option Plan;

  . 169,067 shares subject to outstanding warrants, net of warrants to purchase 217,170 shares that will be exercised immediately before the completion of this offering; and

  . Shares reserved for issuance under our stock plans. See "Management-- Stock Plans" and Notes 5 and 8 of Notes to Financial Statements.

                                    DILUTION

  The pro forma net tangible book value of Flycast as of December 31, 1998 was approximately $1.45 per share of common stock. "Net tangible book value" per share represents the amount of total tangible assets of Flycast reduced by the amount of its total liabilities and divided by the total number of shares of common stock outstanding. After giving effect to the sale of the shares of common stock offered by Flycast at an assumed initial public offering price of
$     per share after deducting estimated underwriting discounts and commissions and estimated offering expenses, the pro forma net tangible book
value of Flycast as of December 31, 1998 would have been $     per share of
common stock. This represents an immediate increase in net tangible book value
of $     per share to existing stockholders and an immediate dilution of $
per share to new investors. The following table illustrates this per share dilution:

   Assumed initial public offering price per share...............       $
     Pro forma net tangible book value per share before the
      offering................................................... $1.45
     Increase attributable to new investors......................
                                                                  -----
   Pro forma net tangible book value after the offering..........
                                                                        ------
   Dilution per share to new investors...........................       $
                                                                        ======

  The following table summarizes on a pro forma basis, as of December 31, 1998, the differences between the existing stockholders and new investors with respect to the number of shares of common stock purchased from Flycast, the total consideration paid to Flycast and the average price per share paid.

                             Shares Purchased  Total Consideration
                            ------------------ ------------------- Average Price
                              Number   Percent   Amount    Percent   Per Share
                            ---------- ------- ----------- ------- -------------
Existing stockholders(1)..  11,103,764       % $29,566,000       %     $2.66
New investors.............
                            ----------  -----  -----------  -----
    Totals................              100.0% $            100.0%
                            ==========  =====  ===========  =====

--------

Excludes:

  . 2,045,904 shares subject to outstanding options or reserved for issuance under our 1997 Stock Option Plan;

  . 169,067 shares subject to outstanding warrants, net of warrants to purchase 217,170 shares that will be exercised immediately before the completion of this offering; and

  . Shares reserved for issuance under our stock plans. See "Management-- Stock Plans" and Notes 5 and 8 of Notes to Financial Statements.

                            SELECTED FINANCIAL DATA

  The selected financial data set forth below should be read in conjunction with the financial statements, the notes thereto and the other information contained in this prospectus. The selected balance sheet data as of December 31, 1997 and 1998 and the selected statement of operations data for the period from April 14, 1996 (inception) to December 31, 1996 and for the years ended December 31, 1997 and 1998 have been derived from the audited financial statements of Flycast appearing elsewhere in this prospectus.

                                                         Years Ended
                                   April 14, 1996       December 31,
                                   (Inception) to   --------------------------
                                  December 31, 1996    1997          1998
                                  ------------------------------  ------------
                                   (in thousands, except per share data)
Statement of Operations Data:
  Revenue........................    $          --  $        630  $      8,029
  Cost of revenue................               --           556         5,945
                                     -------------  ------------  ------------
  Gross profit...................               --            74         2,084
  Operating expenses:
    Sales and marketing..........              103         1,384         5,180
    Research and development.....              201         1,376         2,621
    General and administrative...              141           725         2,031
    Stock-based compensation.....               --            --         1,147
                                     -------------  ------------  ------------
      Total operating expenses...              445         3,485        10,979
                                                    ------------  ------------
  Operating loss.................             (445)       (3,411)       (8,895)
  Interest expense, net..........               --            (6)         (412)
                                     -------------  ------------  ------------
  Net loss.......................    $        (445) $     (3,417) $     (9,307)
                                     =============  ============  ============
  Basic and diluted loss per
   common share(1)...............    $     (445.00) $     (31.80) $     (11.93)
                                     =============  ============  ============
  Shares used in basic and
   diluted loss per common
   share(1)......................                1           114           835
                                     =============  ============  ============
  Pro forma basic and diluted
   loss per common share(2)......                                 $      (1.40)
                                                                  ============
  Shares used in pro forma basic
   and diluted loss per common
   share(2)......................                                        7,113
                                                                  ============

                                                          December 31,
                                                    ---------------------------
                                                      1996     1997      1998
                                                    --------  -------  --------
                                                         (in thousands)
Balance Sheet Data:
  Cash, cash equivalents and investments........... $     11  $ 3,560  $  5,193
  Working capital (deficiency).....................      (51)   3,498     4,088
  Total assets.....................................      214    4,675    10,791
  Long term obligations, less current portion......       --       40     4,704
  Mandatorily redeemable preferred stock...........       --    8,195    13,855
  Total stockholders' equity (deficit).............      150   (4,058)  (12,578)

--------
(1) Computed by dividing loss attributable to common stockholders by shares used in basic and diluted loss per common share. See Note 6 of Notes to Financial Statements for an explanation of the determination of the number of shares used in computing basic and diluted loss per common share amounts.
(2) Pro forma basic and diluted loss per common share gives effect to the assumed conversion of all outstanding shares of preferred stock into shares of common stock as if such conversion had occurred on January 1, 1998 or, if later, the date of original issuance. See Note 1 of Notes to Financial Statements for an explanation of the determination of the number of shares used in computing pro forma basic and diluted loss per common share.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

Overview

  Flycast delivers Web-based advertising solutions designed to maximize the return on investment for response-oriented advertisers, direct marketers and electronic commerce companies. By combining unsold advertising space from over 780 Web sites, the Flycast Network offers advertisers a large audience of web users and high-quality advertising space at favorable prices. Additionally, by selling advertising space on an unnamed basis, Flycast creates a supplemental and revenue opportunity for Web sites that does not conflict with their other sales efforts.

  We commenced operations in April 1996 as a California corporation. From April 1996 through May 1997, our operating activities related primarily to developing our AdEx technology and the Flycast Network, identifying markets and recruiting personnel.

  Revenue from advertisements delivered on the Flycast Network began in the second quarter of 1997. We generate revenue by delivering advertisements to Web sites in the Flycast Network. Pricing of advertising is CPM-based and varies depending on whether the advertising is run across the network, across specific categories or on individual Web sites. We sell our services through our sales and marketing staff located in San Francisco, Atlanta, Boston, Chicago, Boulder, Los Angeles, New York, Philadelphia and Sarasota. The advertisements we deliver are typically sold pursuant to short-term agreements that are subject to cancellation. Advertising revenue is recognized in the period that advertisements are delivered. We pay each Web site in the Flycast Network an agreed upon percentage of the revenue generated by advertisements run on its site. That amount is included in cost of revenues. Generally we bill and collect for advertisements delivered on the Flycast Network and assume the risk of non-payment from advertisers.

  We expect to generate most of our revenue for the foreseeable future from advertisements delivered to Web sites on the Flycast Network. Our ten largest customers accounted for 40% of our revenue for the year ended December 31, 1998 and 40% of our revenue for the quarter ended December 31, 1998. No single customer accounted for more than 10% of our revenue for the year ended December 31, 1998. One customer accounted for 12% of our revenue for the quarter ended December 31, 1998. No Web site contributed more than 5% of our advertising views served, as measured based on the fees we paid to Web sites, during the quarter ended December 31, 1998.

  We have entered into value added reseller relationships with BellSouth Corporation, SBC Communications, Inc. and USWEST. Under these agreements, we will deliver local Web advertising inventory to BellSouth's, SBC's and USWEST's sales forces that they will resell to local advertisers. To date, these agreements have not accounted for significant revenue. However, we anticipate that revenue from these agreements will account for an increasing percentage of our revenue in the future.

  We have incurred significant losses since inception and, as of December 31, 1998, had an accumulated deficit of $14.0 million. In addition, we have recorded stock-based compensation, which represents the difference between the exercise price and the fair market value of our common stock issuable upon the exercise of certain stock options granted to employees. Stock-based compensation of $1.1 million was amortized during the year ended December 31, 1998, and stock-based compensation of $1.7 million will be amortized over the remaining vesting periods of the related options, including $1.0 million in the year ending December 31, 1999.

  In light of the rapidly evolving nature of our business and our limited operating history, we believe that period-to-period comparisons of our operating results are not meaningful and that the results for any period should not be relied upon as an indication of future performance. We currently expect to significantly increase our operating expenses in order to expand our sales and marketing operations, including our reseller network, to enhance our AdEx technology platform and to expand internationally. As a result of these factors, we expect to incur significant losses on a quarterly and annual basis for the foreseeable future.

Results of Operations

  The following table sets forth statement of operations data for the periods indicated as a percentage of revenues:

                                                                Years Ended
                                                               December 31,
                                                               ---------------
                                                                1997     1998
                                                               ------   ------
  Revenue.....................................................  100.0%   100.0%
  Cost of revenue.............................................   88.3     74.0
                                                               ------   ------
    Gross profit..............................................   11.7     26.0
  Operating expenses:
    Sales and marketing.......................................  219.8     64.5
    Research and development..................................  218.4     32.6
    General and administrative................................  115.1     25.3
    Stock-based compensation..................................     --     14.3
                                                               ------   ------
      Total operating expenses................................  553.3    136.7
                                                               ------   ------
  Operating loss.............................................. (541.6)  (110.8)
  Interest expense, net ......................................   (1.0)    (5.1)
                                                               ------   ------
  Net loss.................................................... (542.6)% (115.9)%
                                                               ======   ======

Periods Ended December 31, 1996, 1997 and 1998

  Revenue. Our revenue is derived primarily from the delivery of advertisements on Web sites in the Flycast Network. We first recognized revenue in the second quarter of 1997. Our revenue increased from $630,000 for the year ended December 31, 1997 to $8.0 million for the year ended December 31, 1998. This increase was mainly due to an increase in the number of advertisers purchasing advertisements on the Flycast Network.

  Cost of Revenue. Cost of revenue consists primarily of amounts we pay to Web sites on the Flycast Network, which represent a percentage of the revenue generated by delivering advertisements. Cost of revenue also includes costs of the advertising delivery system and Internet access costs. Cost of revenue was $556,000 for the year ended December 31, 1997 and $5.9 million for the year ended December 31, 1998. The increase in cost of revenue was due to the related growth in advertising revenue and associated amounts paid to Web sites, increased expenses from third-party Internet service providers and increased depreciation expenses. These expenses increased in absolute dollars but decreased as a percentage of revenue due to a decrease in the average percentage of revenue paid to Web sites. We cannot predict whether this decrease as a percentage of revenue will continue in the future.

  Sales and Marketing. Sales and marketing expenses consist primarily of compensation, travel, advertising, trade show and marketing materials expenses. For the period ended December 31, 1996, sales and marketing expenses were $103,000. Sales and marketing expenses were $1.4 million, or 219.8% of revenue, for the year ended December 31, 1997, and $5.2 million, or 64.5% of revenue, for the year ended December 31, 1998. The increase in absolute dollars was due primarily to the increase in sales personnel and costs related to the continued development and implementation of our marketing campaigns. We expect sales and marketing expenses to increase on an absolute dollar basis in future periods as we hire additional personnel, expand into new markets and continue to promote our advertising solutions.

  Research and Development. Research and development expenses consist primarily of compensation, depreciation and supplies. To date, all research and development costs have been expensed as incurred. For the period ended December 31, 1996, research and development expenses were $201,000. Research and development expenses were $1.4 million, or 218.4% of revenue, for the year ended December 31, 1997, and $2.6 million, or 32.6% of revenue, for the year ended December 31, 1998. The increase in absolute dollars was due primarily to increased personnel expenses. We believe that continued investment in research and development is critical to attaining our strategic objectives and, as a result, we expect research and development expenses to increase significantly on an absolute dollar basis in future periods. Research and development expenses may fluctuate as a percentage of revenue over time depending on the projects we undertake from time to time.

  General and Administrative. General and administrative expenses consist primarily of compensation and professional service fees. For the period ended December 31, 1996, general and administrative expenses were $141,000. General and administrative expenses were $725,000, or 115.1% of revenue, for the year ended December 31, 1997, and $2.0 million, or 25.3% of revenue, for the year ended December 31, 1998. The increase in absolute dollars was consistent with our growth. We expect general and administrative expenses to increase on an absolute dollar basis in future periods as we hire additional personnel and incur additional costs related to the growth of our business and our operations as a public company, but to decrease as a percentage of revenue.

  Stock-Based Compensation. Stock-based compensation of $1.1 million was amortized during the year ended December 31, 1998, and stock-based compensation of $1.7 million will be amortized over the remaining vesting periods of the related options, including $1.0 million in the year ending December 31, 1999.

  Interest Expense, Net. Interest expense consists of interest paid on capital lease and debt obligations, offset in part by interest earnings on our cash, cash equivalents and investments. Interest expense was $98,000 in 1997 and $504,000 in 1998. Interest income was $92,000 in 1997 and $92,000 in 1998.

  Income Taxes. No income tax benefits have been recorded for any of the periods presented. At December 31, 1998, we had approximately $12.0 million of federal net operating loss carryforwards available to offset future taxable income; such carryforwards expire in various years through 2018. As a result of various equity transactions during 1996, 1997 and 1998, we believe that we may have undergone an "ownership change" as defined in section 382 of the Internal Revenue Code. Accordingly, the utilization of a portion of the net operating loss carryforwards may be limited. Due to the uncertainty regarding the ultimate utilization of the net operating loss carryforwards, we have not recorded any benefit for losses and a valuation allowance has been recorded for the entire amount of the net deferred tax asset. In addition, certain events, including sales of our stock pursuant to this offering, may further restrict our ability to utilize our net operating loss carryforwards.

Quarterly Results of Operations

  The following table sets forth certain unaudited quarterly statement of operations data and such data as a percentage of revenue for the four quarters of 1998. In the opinion of management, this information has been prepared on the same basis as the audited financial statements appearing elsewhere in this prospectus, and all necessary adjustments, consisting only of normal recurring adjustments, have been included in the amounts stated below to present fairly the unaudited quarterly results of operations. The quarterly data should be read in conjunction with the audited financial statements of Flycast and the notes thereto appearing elsewhere in this prospectus. The results of operations for any quarter are not necessarily indicative of the results of operations for any future period.

                                             Three Months Ended
                                     -----------------------------------------
                                     Mar. 31,   Jun. 30,   Sep. 30,   Dec. 31,
                                       1998       1998       1998       1998
                                     --------   --------   --------   --------
                                                (in thousands)
Statements of Operations:
  Revenue........................... $   603    $ 1,172    $ 2,116    $ 4,138
  Cost of revenue...................     483        879      1,570      3,013
                                     -------    -------    -------    -------
      Gross profit..................     120        293        546      1,125
  Operating expenses:
    Sales and marketing.............     697        805      1,460      2,218
    Research and development........     414        505        655      1,047
    General and administrative......     422        493        501        615
    Stock-based compensation........      82        248        407        410
                                     -------    -------    -------    -------
      Total operating expenses......   1,615      2,051      3,023      4,290
                                     -------    -------    -------    -------
  Operating loss....................  (1,495)    (1,758)    (2,477)    (3,165)
  Interest income (expense) net.....      28        (18)       (55)      (367)
                                     -------    -------    -------    -------
  Net loss.......................... $(1,467)   $(1,776)   $(2,532)   $(3,532)
                                     =======    =======    =======    =======
                                             Three Months Ended
                                     -----------------------------------------
                                     Mar. 31,   Jun. 30,   Sep. 30,   Dec. 31,
                                       1998       1998       1998       1998
                                     --------   --------   --------   --------
As a Percentage of Revenue:
  Revenue...........................   100.0%     100.0%     100.0%     100.0%
  Cost of revenue...................    80.2       75.0       74.2       72.8
                                     -------    -------    -------    -------
    Gross profit....................    19.8       25.0       25.8       27.2
  Operating expenses:
    Sales and marketing.............   115.6       68.7       69.0       53.6
    Research and development........    68.7       43.1       30.9       25.3
    General and administrative......    70.1       42.0       23.7       14.8
    Stock-based compensation........    13.5       21.1       19.2        9.9
                                     -------    -------    -------    -------
      Total operating expenses......   267.9      175.0      142.9      103.7
                                     -------    -------    -------    -------
  Operating loss....................  (248.1)    (150.0)    (117.1)     (76.5)
  Interest income (expense) net.....     4.7       (1.6)      (2.6)      (8.9)
                                     -------    -------    -------    -------
  Net loss..........................  (243.4)%   (151.5)%   (119.7)%    (85.3)%
                                     =======    =======    =======    =======

  Our revenue increased in each quarter presented due to an increase in the number of advertisements delivered on the Flycast Network. Cost of revenue as a percentage of revenue decreased each quarter due to a decrease in the average percentage of revenue paid to Web sites. Operating expenses increased in absolute dollars but decreased as a percentage of revenue in each quarter. Research and development expenses increased as a result of continued enhancement of our tools and technology. Sales and marketing expenses increased as a result of increased sales personnel and commissions and increased advertising and promotion. General and administrative expenses increased due primarily to additional personnel and professional fees.

  We believe that our revenue will be subject to seasonal fluctuations because advertisers generally place fewer advertisements during the first and third calendar quarters of each year. In addition, expenditures by advertisers tend to be cyclical, reflecting overall economic conditions as well as budgeting and buying patterns. In addition, our results of operations may fluctuate significantly in the future as a result of a variety of factors, many of which are beyond our control. See "Risk Factors--Our quarterly operating results are subject to fluctuations and seasonality."

Liquidity and Capital Resources

  Since inception, we have financed our operations primarily through the private placement of equity and convertible debt securities and borrowings from a related party. As of December 31, 1998, we had raised approximately $12.5 million from the issuance of common and preferred stock. As of December 31, 1998, we had $5.0 million of cash and cash equivalents, and $183,000 in short-term investments and had borrowed $6.9 million under credit and capital lease facilities. In January 1999, we completed a private placement of equity securities to new investors and received $13.5 million in proceeds.

  Net cash used in operating activities was $366,000 for the period ended December 31, 1996, $3.2 million for the year ended December 31, 1997 and $7.6 million for the year ended December 31, 1998. Cash used in operating activities for the years ended December 31, 1997 and 1998 resulted from net losses and increases in accounts receivable, which were partially offset by increases in accounts payable and accrued liabilities.

  Net cash used in investing activities was $218,000 for the period ended December 31, 1996, $544,000 for the year ended December 31, 1997 and $190,000 for the year ended December 31, 1998. Cash used in investing activities was primarily related to purchases of property and equipment in the first two periods and short-term investments for the year ended December 31, 1998.

  Net cash provided by financing activities was $595,000 for the period ended December 31, 1996, $7.3 million for the year ended December 31, 1997 and $9.3 million for the year ended December 31, 1998. Net cash provided by financing activities in the first two periods resulted almost entirely from sales of preferred stock. In the year ended December 31, 1998, net cash provided by financing activities resulted primarily from $5.1 million of long-term debt and the sale of $4.5 million of preferred stock.

  While we do not have any material commitments for capital expenditures, we anticipate that we will experience a substantial increase in our capital expenditures consistent with our anticipated growth in operations, infrastructure and personnel. We plan to incur approximately $6.0 million to $8.0 million in capital expenditures during 1999. We currently anticipate that we will continue to experience significant growth in our operating expenses for the foreseeable future and that our operating expenses will be a material use of our cash resources. We believe that the net proceeds of this offering, together with our existing cash, cash equivalents and short-term investments and available credit facilities, will be sufficient to meet our anticipated cash needs for working capital, repayment of debt and capital expenditures for at least the next twelve months.

Year 2000 Compliance

  Many currently installed computer systems and software products are coded to accept or recognize only two digit entries in the date code field. These systems and software products will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, computer systems and software used by many companies and governmental agencies may need to be upgraded to comply with such Year 2000 requirements or risk system failure or miscalculations causing disruptions of normal business activities.

  State of Readiness. We have made a preliminary assessment of the Year 2000 readiness of our information technology ("IT") systems, including the hardware and software that enable us to provide and deliver our solutions, and our non-IT systems. Our assessment plan consists of

  . quality assurance testing of our internally developed proprietary soft-ware incorporated in our solutions ("AdEx Technology");

  . contacting third-party vendors and licensors of material hardware, software and services that are both directly and indirectly related to the delivery of our solutions to advertisers and the Web sites on the Flycast Network;

  .  contacting vendors of material non-IT systems;

  .  assessment of repair or replacement requirements;

  .  repair or replacement;

  .  implementation; and

  .  creation of contingency plans in the event of Year 2000 failures.

  We plan to perform a Year 2000 simulation on our AdEx Technology during the second quarter of 1999 to test system readiness. Based on the results of our Year 2000 simulation test, we intend to revise the code of our AdEx Technology as necessary to improve the Year 2000 compliance of our AdEx Technology. We have been informed by many of our hardware and software component vendors that the products we use are currently Year 2000 compliant. We will require our other material hardware and software component vendors to provide assurance of their Year 2000 compliance. We will complete this process during 1999. We are currently assessing our non-IT systems and will seek assurance of Year 2000 compliance from providers of material non-IT systems. Until such testing is complete and such vendors and providers are contacted, we will not be able to completely evaluate whether our IT systems or non-IT systems will need to be revised or replaced.

  Costs. To date, we have not incurred any material expenditures in connection with identifying or evaluating Year 2000 compliance issues. Most of our expenses have related to, and are expected to continue to relate to, the operating costs associated with time spent by employees in the evaluation process and Year 2000 compliance matters generally. At this time, we do not possess the information necessary to estimate the potential costs of revisions to our AdEx Technology should such revisions be required or the replacement of third-party software, hardware or services that are determined not to be Year 2000 compliant. Although we do not anticipate that such expenses will be material, such expenses, if higher than anticipated, could have a material adverse effect on our business, results of operations and financial condition.

  Risks. We are not currently aware of any Year 2000 compliance problems relating to AdEx Technology or our IT or non-IT systems that would have a material adverse effect on our business, results of operations or financial condition, without taking into account our efforts to avoid or fix such problems. We may discover Year 2000 compliance problems in our AdEx Technology that will require substantial revisions. In addition, third-party software, hardware or services incorporated into our material IT and non-IT systems may need to be revised or replaced, all of which could be time consuming and expensive. If we fail to fix our AdEx Technology or to fix or replace third-party software, hardware or services on a timely basis, the result could be lost revenues, increased operating costs, the loss of customers and other business interruptions, any of which could have a material adverse effect on our business, results of operations and financial condition. Moreover, the failure to adequately address Year 2000 compliance issues in our AdEx Technology, and our IT and non-IT systems could result in claims of mismanagement, misrepresentation or breach of contract and related litigation, which could be costly and time-consuming to defend.

  In addition, there can no assurance that governmental agencies, utility companies, Internet access companies, third-party service providers and others outside Flycast's control will be Year 2000 compliant. The failure by such entities to be Year 2000 compliant could results in a systemic failure beyond the control of Flycast, such as a prolonged Internet, telecommunications or electrical failure, which could also prevent Flycast from delivering its services to its customers, decrease the use of the Internet or prevent users from accessing the Web sites in the Flycast Network , which could have a material averse effect on Flycast's business, results of operations and financial condition.

  Contingency Plan. As discussed above, Flycast is engaged in an ongoing Year 2000 assessment and has not yet developed any contingency plans. The results of Flycast's Year 2000 simulation testing and the responses received from third-party vendors and service providers will be taken into account in determining the nature and extent of any contingency plans.

Recently Issued Accounting Principles

  See Note 1 of Notes to Financial Statements for recently adopted and recently issued accounting standards.

                                    BUSINESS

Overview



  Our company, Flycast Communications Corporation, is a leading provider of Web-based direct response advertising solutions to advertisers. We work closely with advertisers to maximize the value of their advertising campaigns on the Web. Other advertising solution companies seek to maximize the value for Web sites by representing them in their sale of space to advertisers.Our advertiser customers are primarily companies selling goods and services over the Internet, direct marketing agencies, or other advertisers who are interested in driving the Web user towards a specific action. Those actions include such things as clicking on an advertisement, registering his or her name or other information, or buying a product. We offer our customers direct response solutions that include widespread placement of advertisements over the Web, prices that minimize their cost per action and continuous improvement and optimization of their campaign through the application of technology and through the services of our trained staff.

Industry Background

  Growth of the Internet and E-Commerce

  The Internet and the Web continue to expand at a rapid pace with respect to the number of businesses with a Web presence, the number of people using the Internet, the volume of commerce transacted on the Internet, or e-commerce, and the amount of marketing dollars spent on the Web. Forrester Research, Inc. estimates that in 1998 approximately 51 million people were using the Internet in the U.S. and 86 million people were using the Internet worldwide. They estimate that by 2003 there will be approximately 100 million users in the U.S. and 287 million worldwide.

  Businesses have recognized the e-commerce opportunity and are increasingly using the Internet to sell and distribute products and services to consumers. Through the Web, they can cost-effectively reach worldwide audiences and easily adjust their product offerings, strategies, tactics, advertising and pricing to match the needs and responses of these audiences. According to Forrester Research, Inc., revenue from Web sales to consumers will grow at a 69% compound annual growth rate for the next five years, surpassing $108 billion in 2003. Forrester also estimates that more than 40 million U.S. households will be shopping online by 2003. As e-commerce and the number of Web users grow, advertisers and direct marketers are increasingly using the Web to locate customers, advertise and facilitate transactions. Forrester estimates that $1.5 billion was spent on Internet advertising worldwide in 1998 and that this amount will grow to $15.1 billion in 2003.

  The Web offers advertisers several advantages over other media. The Web allows real-time interactions, promoting impulse purchases and facilitating transactions through one-to-one relationships between advertisers and consumers. Data regarding these transactions can be efficiently collected and measured, thereby generating for advertisers immediate, valuable feedback on advertising effectiveness that is not readily available from other media. In addition, Web advertisements can be produced for a fraction of the costs associated with the production of TV commercials or print advertising, and companies can adjust their advertising campaigns quickly and easily in response to consumer reaction. The Web also gives advertisers the flexibility to target broad, global audiences, precisely-defined consumer groups and even individual consumers with custom-tailored advertisements. Web advertising is particularly attractive to companies conducting local campaigns and to advertisers with smaller advertising budgets because it allows them to tailor their advertising campaign, manage the size and scope of the target audience and lower their advertising production costs. Flycast believes that because of these advantages, companies over time will allocate an increasing portion of their advertising budgets to Web advertising.

  Brand Advertising Versus Response-Oriented Advertising

  Within the advertising industry, there are two widely-recognized types of advertising--brand advertising and response-oriented advertising. Brand advertising is intended to generate awareness of and create a specific image for a particular company, product or service, primarily through association with specific types of content or delivery within a particular context. The short-term return on investment from brand advertising campaigns is difficult to measure and often thought unimportant. Media that are typically used for brand advertising include prime-time television, magazines and outdoor advertising, as well as sponsorships of major events and venues.

  Response-oriented advertising, or direct marketing, is intended to generate a specific response or action from the consumer after exposure to an advertisement. In contrast to the brand advertiser, the response-oriented advertiser focuses on the short-term benefit from its advertising and attempts to maximize the number of desired responses per advertising dollar. These responses can range from simple replies to consumer registrations or actual purchases. In order to measure the effectiveness of their advertising campaigns, response-oriented advertisers require systems and infrastructures for targeting consumers and managing information. Traditional response-oriented advertising mechanisms include direct mail and toll-free numbers delivered through print and late night television. According to the Direct Marketing Association, direct marketing advertising expenditures exceeded $160 billion in 1998 or approximately 57% of the total U.S. advertising market.

  The Internet as an Effective Medium for Response-Oriented Advertising

  Flycast believes that the Web is particularly well-suited for response-oriented advertising. Reading and clicking on a Web advertisement is easier and more convenient for consumers than using traditional direct response advertising mechanisms, such as calling toll-free numbers or returning a business reply card. Web advertisements allow consumers to respond immediately to the advertising and directly engage marketers. Advertisers and vendors of products and services can use this feedback to adjust their advertising campaigns appropriately. The following table illustrates Web advertising dollars allocated to direct marketing according to Forrester Research, Inc.

               Internet Advertising Allocated to Direct Marketing

     [Chart representing direct marketing and brand advertising spending.]

  Response-oriented advertisers benefit from the large amount of advertising space on the Internet. Paul Kagan Associates, Inc. estimates that on average approximately 75% of the advertising inventory on the Web goes unsold. Larger Web sites with in-house sales forces are usually unable to sell a portion of their available advertising space each month. These Web sites are often deterred from using media representative firms to sell their excess inventory at reduced prices due to the conflict with their direct sales efforts. Smaller Web sites, even those having attractive audience demographics, are often unable to sell their advertising space as they frequently lack the volume of page impressions to justify a dedicated sales force and the associated sales infrastructure. In addition, they often are too small or lack the brand name value to attract the attention of media representative firms. The excess supply of advertising space on the Web is attractive to direct response advertisers because it can be acquired for lower prices than inventory on branded Web sites, while providing similar audiences.

  For e-commerce companies, Flycast believes that the Web will be the advertising medium of choice for generating traffic and customers. These companies want the benefits of efficient and convenient transactions with consumers and easily measurable return on investment. On the Web, e-commerce companies can create advertising that provides consumers with an easy means for immediate interactions, including accessing the e-commerce site, registering on the Web site or making an actual purchase. These companies can also collect and measure feedback on advertising effectiveness on a real-time basis, enabling them to tailor their advertising campaigns to maximize return on investment.

  Challenges of Response-Oriented Advertising on the Internet

  Response-oriented advertisers face a number of challenges in realizing the full potential of the Web as an advertising medium. The fact that there are millions of Web sites, only a fraction of which are of significant size, creates numerous obstacles for advertisers. Interacting with a large number of relatively small advertising purchasers increases administrative costs for advertisers. In addition, advertisers often lack the analytical tools necessary to define and target Web audiences and comprehensively measure return on investment and therefore are unable to monitor the effectiveness of their Web advertising relative to other media choices. Small Web sites also have difficulty operating and maintaining the sophisticated advertising servers, databases and reporting tools that response-oriented advertisers need to monitor the cost effectiveness of their advertising campaigns. Finally, the excess Web advertising inventory from both small and large Web sites is often unavailable for purchase on terms that are attractive to response-oriented advertisers.

  To date, most Web advertising companies have failed to address completely the challenges of response-oriented advertising. A number of companies have emerged to act as advertising representatives for Web sites. These advertising representatives typically focus on providing advertisers with a large network of Web sites with high brand value. As the primary sales channel for Web sites, media representatives seek to maximize advertising rates for their client Web sites. These goals often conflict with those of response-oriented advertisers that wish to maximize the effectiveness of their advertising budget. Other Web advertising companies focus on technologies or services that allow companies to track and manage their advertising campaigns or inventory. While these tools and services can be effective for companies with extensive Web advertising experience, the majority of advertisers and Web sites require additional services to assist them in the planning, implementation and evaluation of their Web advertising strategies.

  Flycast believes that a significant opportunity exists for a company that can provide complete, cost-effective solutions to response-oriented advertisers. By providing large Web sites with the opportunity to sell advertising inventory that would otherwise go unsold, small Web sites with a channel to sell their advertising inventory and response-oriented advertisers with a means of accessing cost-effective advertising space, a company can assume the valuable role of market maker for response-oriented advertising inventory on the Web.

The Flycast Solution

  Flycast delivers Web-based advertising solutions designed to maximize the return on investment for response-oriented advertisers, direct marketers and e-commerce companies. Flycast provides these solutions through a large network of Web sites, proprietary technology and responsive customer service. By aggregating unsold advertising inventory from over 780 Web sites, the Flycast Network offers advertisers a large audience of Web users and high-quality advertising space at favorable prices. Additionally, by selling advertising space on an unnamed basis, Flycast creates a supplemental and incremental revenue opportunity for Web sites that does not conflict with their other sales efforts. Flycast's AdExchange (AdEx) system, a proprietary automated advertising management platform, analyzes response rates across the network. Flycast's customer service staff translates real-time feedback regarding advertising effectiveness into further optimization for the advertiser.

Strategy

  Flycast's objective is to be the leading provider of response-oriented advertising solutions on the Web. Key elements of Flycast's strategy include:

  Create Value for Web Sites and Advertisers. By combining its inventory acquisition model with personalized optimization of advertising performance, the Flycast Network offers advertisers ROI-oriented advertising solutions and attractive pricing levels, while at the same time providing incremental advertising revenue for its Web site affiliates. Flycast intends to continue to increase the number of advertising impressions it acquires from its current Web sites and to expand the number and type of Web sites in the Flycast Network.

  Leverage Proprietary Technologies. Flycast seeks to increase the efficiency, effectiveness and attractiveness of its service to advertisers through the use of technology. AdEx facilitates the simultaneous processing and management of millions of advertising transactions. AdEx allows Flycast to target advertising to users based on a wide selection of Web site and user characteristics, including geographical location, nature of content, type of browser and operating system, originating Internet domain, Web usage patterns and prior advertising exposure. It also enables advertisers to track their advertising campaigns effectively and increase response rates. Flycast intends to continue to invest aggressively in its AdEx platform and continue to improve the performance and capability of this technology.

  Expand Service Offerings. Flycast intends to continue to expand its products and services. In July 1998, Flycast began to offer differentiated, geo-targeted Internet advertising to local advertisers. To develop this market, Flycast has initiated value added reseller relationships with BellSouth Corporation and SBC Communications Inc. Under these agreements, Flycast will deliver a wholesale supply of local Web advertising that the BellSouth and SBC Yellow Pages sales forces will resell to local advertisers. Flycast also expects to develop relationships with companies representing national advertisers seeking local advertising solutions. Furthermore, Flycast intends to facilitate the expansion of its foreign operations through relationships with foreign partners, providing advertisers with the ability to deliver their advertising in global markets.

  Provide Superior Customer Service. Flycast believes that strong customer service is vital to generating repeat business. Flycast intends to continue to hire, train and support a staff of customer service representatives who work with both advertisers and Web sites. Flycast also plans to continue enhancing its service by providing on-demand customized online reports that allow advertisers and Web sites to rapidly assess the efficiency and performance of advertising campaigns.

  Expand Sales and Marketing Efforts. Flycast believes that aggressive marketing and selling programs are essential to selling Web advertising solutions effectively. Flycast intends to increase its direct sales force and continue its public relations and marketing efforts with an aggressive marketing campaign beginning in the first quarter of 1999. In addition, Flycast intends to continue expanding all marketing and sales categories to extend its presence in the marketplace, as well as to drive the acquisition of new advertisers and attract new Web sites.

Products and Services

  The Flycast Network

  The Flycast Network offers a comprehensive system for planning, buying, selling, managing, evaluating and administering Web advertising. To fulfill the needs of response-oriented advertisers, the Flycast Network aggregates advertising inventory from Web sites that meet minimum size and quality requirements. Many small and medium-size Web sites that are unable to support their own sales forces list all of their inventory with Flycast. Other sites that maintain either a direct or outsourced sales force, but that are unable to sell all of their inventory, list the unsold portion on the Flycast Network. When a Web site joins the Flycast Network, Flycast makes no guarantees with respect to revenue, cost per thousand or impressions sold, and Web sites are free to leave the Flycast Network at any time. Flycast pays each Web site on the Flycast Network a percentage of the revenue generated by delivering advertisements on their Web sites. As of December 31, 1998, the Flycast Network consisted of over 780 Web sites and in the quarter ended December 31, 1998, the Flycast Network generated approximately 1.7 billion total advertising impressions. The Flycast Network reached more than 20 million individual users or 35% of Web users in the U.S. during the month of December 1998. By comparison, according to Media Metrix, Inc., Yahoo.com had 26.8 million unique users and Netscape.com had 17.5 million individual users in the same month. The following tables show the number of Web sites and total advertising impressions that we served during each quarter in 1998.


Graph entitled "Number of Flycast Network Sites" representing number of network sites in each quarter of 1998.

Graph entitled "Number of Ad Impressions Served (in millions)" representing number of advertising impressions served in each quarter of 1998.

  Flycast designed its AdEx technology platform to deliver return on investment-oriented advertising solutions to advertisers. AdEx receives orders from advertisers and matches them with the appropriate advertising space available on the network. Each time a Web user visits a Flycast Network Web site, a signal is sent to the AdEx system. This signal contains information on the type of advertising space represented. The system then selects the appropriate advertisement and serves it to the Web site, concluding a process that typically takes less than one second.

  Through comprehensive performance reports generated by AdEx, advertisers can track the progress of their advertising campaigns via online reports. These reports contain detailed information such as the Web sites included in an advertising campaign, the number of impressions served and the click-through rates or other performance measurements. They provide the information that advertisers need to actively manage their advertising campaigns to maximize effectiveness. In addition, Flycast's Media Consultants monitor the progress of each advertising campaign relative to the performance goals set by the advertiser. As each campaign progresses, Media Consultants are able to adjust the advertiser's media plan in real time to optimize the performance of the advertising campaign. Sites generating low response rates are either rotated out of the campaign or their impression allocations are reduced, while sites generating higher responses are allocated increased impressions. While the optimization process can be partially or fully automated, most Flycast advertisers prefer to interact with Media Consultants during the process.

  Flycast maximizes value for advertisers by enabling them to calibrate a base response of the effectiveness of advertisements placed across the Flycast Network. Flycast's Media Consultants advise advertisers to purchase higher cost per thousand advertising space only if it can be justified on the basis of proportionately increased responses. For example, if an advertiser receives a one percent response rate from advertisements with a $5 cost per thousand, then that advertiser would need to attain a response rate of at least eight percent in order to justify purchasing advertising space with a $40 cost per thousand.

  Advertising space on the Flycast Network is sold directly to advertisers and agencies as one of four media products--Run of Network, Run of Category, Category Select and Site Select. Flycast sales representatives work with advertisers to select the appropriate media product based on the advertisers' requirements for the amount and timing of impressions, and desired response rates. The following is a more detailed description of the four media products.

  . Run of Network: Run of Network offers advertising placements across the entire Flycast Network without specificity regarding individual Web sites. As the lowest-cost per thousand option offered by Flycast, it provides the greatest overall reach for advertisers. Flycast's current rate card for Run of Network is $6 cost per thousand.

  . Run of Category: Flycast Network sites are categorized into 25 affinity categories based on nature of content, such as sports and outdoors, entertainment, and news and information. Run of Category allows the advertiser to select one or more specific content types within which to run its advertising, but without specificity regarding individual Web sites. Flycast's current rate card for Run of Category is $15 cost per thousand.

  . Category Select: Category Select allows an advertiser to define a set of Web sites as a unique category in which its advertising is to be run, without allocating a specific number of impressions to individual Web sites. Flycast's rates for Category Select vary based on the number of Web sites and impressions.

  . Site Select: Flycast offers advertisers the ability to allocate the number of impressions on specifically designated individual Web sites. Pricing is in accordance with the Web site's current rate card, or by agreement with the Web site directly. Flycast does not discount the named individual Web site's advertising space or sell at rates that conflict with those published by the Web site.

  Substantially all advertisers purchase the Run of Network media product. Actual base rates for each media product may vary depending on the length of contract and number of impressions purchased. In addition to the base rates charged for each media product, Flycast charges, on a cost per thousand basis, for special targeting or advertising format requirements.

  Flycast Local Market/Value Added Reseller Division

  In addition to direct sales of advertising space, Flycast also packages and sells impressions on a wholesale basis to value added resellers. To develop this channel, Flycast recently initiated relationships with BellSouth Corporation, SBC Communications Inc. and U S WEST. Under these agreements, Flycast will deliver local Web advertising to the BellSouth, SBC and U S WEST. Yellow Pages sales forces for resale to local advertisers. Reseller arrangements allow Flycast to leverage the existing market presence, customer relationships, sales forces and brand recognition of its channel partners.

  Flycast has developed a suite of tools and services to support value added resellers with a turnkey offering. In addition to supplying geo-targeted advertising inventory for resale in accordance with the value added reseller's specification, Flycast supplies customized, co-branded applications, performance reporting, billing services and training and sales support.

  Flycast intends to develop additional relationships with companies representing national advertisers that are seeking local advertising solutions and direct marketing service providers that resell advertising space to direct marketing organizations interested in expanding their campaigns to the Web.

Technology and Operations

  Flycast's proprietary AdEx technology platform is a complete suite of agent-based solutions that enables real-time advertising delivery and management. The key applications that utilize the AdEx platform are:

  . AdAgent, a Java-based client interface that allows buyers to plan, execute and manage advertising buys.

  . AdReporter, a Web-based tool that provides media buyers real-time reports on their buys.

  . ValueTrak, a program that provides e-commerce advertisers the ability to track viewers beyond a click to a transaction on an e-commerce Web site to measure viewer responses, including registrations, units downloaded or products purchased.

  . SiteRegistry, a tool that allows affiliated Web sites to control the pages they provide to Flycast and to create instant online information packages about Flycast and its advertising opportunities which are then made available to advertisers.

  . SiteReporter, a tool that allows affiliated Web sites to monitor the performance of advertising campaigns on their sites and to track the revenue they have earned through the Flycast Network.

  AdEx is designed to be scaleable through a segmented and redundant, distributed processing architecture. Flycast's modular and open architecture allows it to interface with third-party ad servers such as NetGravity, Accipiter and MatchLogic, as well as providers of proprietary media formats, including Narrative, Unicast, MacroMedia, The Thinking Media, Audiobase and InterVU. Separate sub-systems that utilize Oracle databases support real-time, agent-based tools, including media planning, media buying, tracking, reporting, auditing and billing. These applications are based on a three-tiered architecture that allows the rapid development of new applications and interfaces.

  All transaction data is backed up periodically and all billing and reporting data is archived and kept in fireproof storage facilities. Flycast's network management software utilizes SNMP and Optivity, and constantly monitors each aspect of network performance. System engineers are notified in the event performance falls outside of expected bounds. Flycast leases space for its servers at three physically separate locations in the Bay Area.

  Flycast intends to enhance its existing advertising solutions and to introduce new solutions in order to meet changing consumer demands. These enhancements may include the ability to deliver advertisements utilizing new rich media formats and more precise consumer targeting techniques. In addition, increased availability of broadband Internet access is expected to enable the development of new products and services that take advantage of this expansion in delivery capability. As of December 31, 1998, Flycast had 22 employees in research and development. For the periods ended December 31, 1996, 1997 and 1998, Flycast incurred approximately $201,000, $1.4 million and $2.6 million in research and development expenses.

Sales, Marketing and Customer Service

  Flycast sells its products and services primarily through its direct sales force and also sells impressions on a wholesale basis to selected value added reseller partners. Flycast's direct sales organization, which included 16 salespeople as of December 31, 1998, mainly targets larger advertisers and agencies. These employees are located at Flycast's headquarters in San Francisco and in Atlanta, Boston, Chicago, Boulder, Los Angeles, New York, Philadelphia and Sarasota. The Company has four employees in its local sales organization. Flycast intends to increase its sales presence by opening additional offices and expanding its direct sales force. To support its direct sales force, Flycast has established a media services consulting group as well as a site network services group to help increase the effectiveness and ease-of-use of Flycast's services.

  The customer service group consists of 10 individuals within two subgroups:
Media Consultants and Network Services. The Media Consultant group's goals are to maintain advertiser relationships, achieve optimal advertising results and maximize current and future media revenue streams. Media Consultants assist clients in the planning and design of their Web advertising campaigns. Once the campaign is underway, a Media Consultant monitors the progress of each campaign according to the goals set by the advertiser and can adjust the campaign in real time in order to optimize the performance of the campaign. Media Consultants also review and analyze media data to communicate status to the client and provide technical support. The network services group reviews Web sites that apply to be included in the Flycast Network, recruits new Web sites, maintains Web site relationships and provides general Web site technical support. The Network Services group also defines and monitors the advertising categories on the Flycast Network and analyzes existing inventory to identify categories that require more advertising space.

  To support its direct sales efforts and to promote the Flycast brand, Flycast markets its products and services to clients via direct marketing, print advertising, online advertising, Flycast's Web site, trade show participation and other media events. In addition, Flycast actively pursues its public relations program to promote the Flycast brand and Flycast's products and services to potential ad buyers and potential members of the Flycast Network.

  Our ten largest customers accounted for 40% of our revenue for both the quarter and the year ended December 31, 1998. One customer, BONZI Software, accounted for 12% of our revenue for the quarter ended December 31, 1998.

Competition

  The Internet advertising market is intensely competitive. Flycast expects this competition to continue to increase because there are no substantial barriers to entry. Competition may also increase as a result of industry consolidation. Flycast believes that its ability to compete depends upon many factors both within and beyond its control, including the following:

  . the timing and market acceptance of new solutions and enhancements to existing solutions developed either by Flycast or its competitors;

  .  customer service and support efforts;

  .  sales and marketing efforts; and

  . the ease of use, performance, price and reliability of solutions developed either by Flycast or its competitors.

  Competition among current and future suppliers of Internet navigational and informational services, high-traffic Web sites and Internet service providers, as well as competition with other media for advertising placements, could result in significant price competition and reductions in advertising revenues.

  As Flycast expands the scope of its Web services, it may compete with a greater number of Web sites and other media companies across a wide range of different Web services, including in vertical markets where competitors may have advantages in expertise, brand recognition and other factors. Several companies offer competitive products or services through Web advertising networks, including DoubleClick and 24/7 Media. Flycast's business may also encounter competition from providers of advertising inventory management products and related services, including NetGravity, Accipiter and AdForce. In addition, Flycast may compete with a number of content aggregation companies, advertising agencies and other companies that facilitate Web advertising such as America Online (AOL.com), C/NET (Snap!), Yahoo!, SmartAge, GeoCities, Digital Equipment Corporation (AltaVista), Excite (including WebCrawler), Infoseek, Inktomi, Lycos (including HotBot and Tripod), Microsoft (MSN and LinkExchange) and Netscape Communications (Netcenter).

  Many of Flycast's existing competitors, as well as a number of potential new competitors, have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than it does. This may allow them to respond more quickly than Flycast can to new or emerging technologies and changes in customer requirements. It may also allow them to devote greater resources than Flycast can to the development, promotion and sale of their products and services. These competitors may also engage in more extensive research and development, undertake more far-reaching marketing campaigns, adopt more aggressive pricing policies and make more attractive offers to existing and potential employees, strategic partners, advertisers and Web sites. Flycast's competitors may develop products or services that are equal or superior to Flycast's solutions or that achieve greater market acceptance than its solutions. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their products or services to address the needs of Flycast's prospective advertisers, advertising agency customers and Web sites. As a result, it is possible that new competitors may emerge and rapidly acquire significant market share. Increased competition is likely to result in price reductions, reduced gross margins and loss of market share. Flycast may not be able to compete successfully, and competitive pressures may materially and adversely affect its business, results of operations and financial condition.

Intellectual Property Rights

  Flycast's success and ability to compete are substantially dependent on its internally-developed technologies and trademarks, which it protects through a combination of patent, copyright, trade secret and trademark law. Flycast has applied to register trademarks in the United States. Flycast cannot guarantee that any of its patent applications or trademark registrations will be approved. Even if they are approved, these patents or trademarks may be successfully challenged by others or invalidated. If Flycast's trademark registrations are not approved because third parties own such trademarks, its use of such trademarks will be restricted unless it enters into arrangements with such third parties, which may be unavailable on commercially reasonable terms.

  Flycast generally enters into confidentiality or license agreements with its employees, consultants and corporate partners, and generally controls access to and distribution of its technologies, documentation and other information. Despite these efforts, unauthorized parties may attempt to disclose, obtain or use Flycast's solutions or technologies. Flycast's precautions may not prevent misappropriation of its solutions or technologies, particularly in foreign countries where laws or law enforcement practices may not protect Flycast's rights as fully as in the United States.

  Flycast's customized advertiser, affiliate and sales applications collect and utilize data derived from user activity on the Flycast Network and the Web sites of Web advertisers and sites using Flycast's solutions. This data is used for advertising targeting and predicting advertising performance. Although Flycast believes it has the right to use such data and the compilation of such data in its database, trade secret, copyright or other protection may not be available for such information. In addition, others may claim rights to such information. Flycast has licensed, and may license in the future, elements of its trademarks, trade dress and similar intellectual property rights to third parties. While Flycast attempts to ensure that the quality of its brand is maintained by these third parties, they may take actions that could materially and adversely affect the value of Flycast's intellectual property rights or its reputation.

  Flycast cannot guarantee that any of its intellectual property rights will be viable or valuable in the future since the validity, enforceability and scope of protection of intellectual property rights in Internet-related industries is uncertain and still evolving. Furthermore, third parties may assert infringement claims against Flycast or the Web publishers with Web sites in the Flycast Network. Any claims could subject Flycast to significant liability for damages and could result in the invalidation of its intellectual property rights. In addition, any claims could result in litigation which would be time-consuming and expensive to defend, and divert Flycast's time and attention. Even if Flycast prevails, this litigation could materially and adversely affect its business, results of operations and financial condition. Any claims or litigation from third parties may also result in limitations on Flycast's ability to use the intellectual property subject to such claims or litigation unless Flycast enters into arrangements with the third parties responsible for such claims or litigation, which may be unavailable on commercially reasonable terms.

Employees

  As of December 31, 1998, Flycast had 70 employees, including 20 in sales, 9 in marketing, 11 in services and support, 22 in research and development and 8 in general and administrative functions. Flycast is not subject to any collective bargaining agreements and believes that its employee relations are good. Flycast's future success depends on its ability to attract, retain and motivate highly-skilled employees. Competition for employees in the industry is intense. Please see "Risk Factors -- We depend on key personnel for our future success."

Legal Proceedings

  From time to time, Flycast may be involved in litigation relating to claims arising out of its ordinary course of business. Flycast presently is not subject to any material legal proceedings.

Facilities

  Flycast's principal executive offices are located in San Francisco, California, where Flycast leases approximately 21,800 square feet under a lease that expires in January 2005. Flycast also leases space in various geographic locations for sales personnel. Flycast believes that its current facilities are adequate to meet its needs through the end of 1999, at which time it may need to lease additional space. Flycast believes additional space is available on reasonable terms.

                                   MANAGEMENT

Executive Officers and Directors

  The names and ages of Flycast's executive officers and directors as of January 31, 1999 are as follows:

 Name                           Age Position(s)
 ----                           --- ----------
 George R. Garrick............   47 Chairman of the Board, Chief Executive
                                    Officer and President
 Ralph J. Harms...............   49 Chief Financial Officer and Assistant
                                    Secretary
 Lawrence G. Braitman.........   40 Vice President, Business Development
 Richard L. Thompson..........   44 Vice President, Client Services
 Frederick J. Ciaramaglia.....   51 Vice President, Engineering
 Lyn Chitow Oakes.............   37 Vice President, Marketing
 Peter T. Nicas...............   38 Vice President, Local Market/VAR Division
 Jeff J. Lehman...............   42 Vice President, Media Sales
 David J. Cowan(2)............   33 Director
 Ted R. Dintersmith...........   46 Director
 Howard C. Draft(1)...........   45 Director
 Gary L. Prophitt(1)..........   55 Director
 Michael D. Solomon(2)........   46 Director

--------
(1) Member of Audit Committee
(2) Member of Compensation Committee

  George R. Garrick has served as Chief Executive Officer and President since joining Flycast in May 1998, has been a member of the Board of Directors of Flycast since June 1998 and has been Chairman of the Board since January 1999. From September 1997 until May 1998, Mr. Garrick owned and operated his own private venture and consulting company, G2 Ventures, Inc. From April 1997 until September 1997, Mr. Garrick served as Chief Marketing Officer for PowerAgent, Inc., an Internet media and marketing company. From March 1996 until April 1997, Mr. Garrick founded and operated NetROI LLC, an audience measurement software company. From November 1993 until March 1996, Mr. Garrick served as the President and Chief Executive Officer of Information Resources, Inc.-North America, a marketing measurement company. Other than the period from July through October 1993, when Mr. Garrick served as President and Chief Executive Officer of Nielsen Marketing Research U.S.A., a unit of A.C. Nielsen Co., Mr. Garrick served Information Resources, Inc., a market measurement company, in various capacities from 1981 until his departure in March 1996. Mr. Garrick holds B.S. degrees in Mathematics and Engineering and an M.S. degree in Management from Purdue University.

  Ralph J. Harms has served as Chief Financial Officer and Assistant Secretary since joining Flycast in January 1999. From September 1997 through December 1998, Mr. Harms was the Vice President and Chief Financial Officer of BayStone Software, a customer relationship management software company. From September 1996 until September 1997, Mr. Harms served as Vice President and Chief Financial Officer for dpiX, a Xerox Corporation spinout manufacturer of flat-panel displays. Mr. Harms was Vice President and Chief Financial Officer of ESS Technology, Inc., a developer of multimedia software and fabless chip manufacturer, from February 1995 until September 1996, and Secretary of ESS from August 1995 until September 1996. From 1983 until February 1995, Mr. Harms held various financial positions at SEEQ Technology Incorporated, a manufacturer of data communication semiconductor products, most recently as Vice President, Chief Financial Officer and Secretary. Mr. Harms holds a B.S.E.E. degree from Michigan State University and an M.B.A. degree from the University of Michigan.

  Lawrence G. Braitman co-founded Flycast and has served as Flycast's Vice President, Business Development since March 1997. Previously, Mr. Braitman served as Flycast's Vice President, Marketing from April 1996 until March 1997. Mr. Braitman also founded and served as President of Cogent Network Corporation, a provider of ad-supported vertical market-oriented services, from its inception in January 1995 through June 1996. From January 1996 to June 1996, Mr. Braitman was also special counsel at Prickett, Jones, Elliott, Kristol & Schnee, a law firm, and from October 1987 to December 1995, he was an associate and later a partner in the business and tax departments at the Philadelphia law firm of Saul, Ewing, Remick & Saul. Mr. Braitman holds a
B.A. degree in Psychology from Franklin and Marshall College and a J.D. degree from Georgetown Law School.

  Richard L. Thompson co-founded Flycast and has served as Flycast's Vice President, Client Services since June 1998. From November 1998 until January 1999, he also served as Flycast's acting Vice President, Engineering. Previously, Mr. Thompson served as Flycast's Chief Operating Officer and Assistant Secretary from March 1997 through May 1998 and as Flycast's President, Chief Executive Officer and Chief Financial Officer from April 1996 until March 1997. Mr. Thompson also served on Flycast's Board of Directors from April 1996 until June 1998. From September 1994 until April 1996, Mr. Thompson pursued an M.B.A. degree at The Wharton School of Business at the University of Pennsylvania. From September 1982 through September 1994, Mr. Thompson held various positions in engineering, sales and marketing for Octel Communications, a telecommunications company, most recently as Manager of the Advanced Technologies Group. Mr. Thompson holds an A.B. degree in Psychology from the University of California, Santa Cruz and an M.B.A. degree from The Wharton School of Business.

  Frederick J. Ciaramaglia has served as Vice President, Engineering since joining Flycast in January 1999. Prior to joining Flycast, Mr. Ciaramaglia was Vice President, Engineering for Eloquent, Inc., an Internet knowledge deployment software and services company, from June 1998 to January 1999. From March 1994 to March 1997, Mr. Ciaramaglia served as Vice President, Research and Development for SQA, Inc., a developer of automated software quality products, and from April 1997 to April 1998 as Vice President, Research and Development for the SQA Division of Rational Software Corporation after Rational acquired SQA. From June 1992 to February 1994, Mr. Ciaramaglia served as Senior Vice President, Development at Clinical Information Advantages, a computerized patient record software products company. Mr. Ciaramaglia was a founder of Softbridge Microsystems, Inc., a software development company, and served as its Senior Vice President, Technology from January 1983 to June 1992. Mr. Ciaramaglia holds a B.S. degree in Computer Science from the Massachusetts Institute of Technology.

  Lyn Chitow Oakes has served as Vice President, Marketing since joining Flycast in July 1998. From May 1997 until March 1998, Ms. Oakes was Vice President of Marketing for Electric Classifieds, Inc., a provider of online classifieds solutions. From April 1990 until November 1996, Ms. Oakes held various positions at America Online, Inc., where she was Vice President of Internet and Community Services from January until November 1996, Vice President of GNN and Internet Services from June 1995 until January 1996, Vice President of Internet and Multimedia Services from January through June 1995, Director of Multimedia and New Technology Services from June 1994 until January 1995, and Manager of Corporate Development and New Technology from January 1993 until June 1994. From 1983 until 1990, Ms. Oakes held various other positions in the advertising industry. Ms. Oakes holds a B.S. degree in Elementary Education from Keene State College in the University of New Hampshire system and an M.B.A. degree from Bentley College.

  Peter T. Nicas has served as Vice President, Local Market/VAR Division since joining Flycast in September 1998. From April 1998 until September 1998, Mr. Nicas served as Flycast's Director of Sales, Eastern U.S. Prior to joining Flycast, Mr. Nicas served as a Regional Vice President of Sales, Southeastern and Southcentral Regions, for Softbank Interactive Marketing from January 1997 until April 1998, and as Softbank's Southeastern Sales Director from June 1996 until January 1997. From

September 1995 until May 1996, Mr. Nicas was a Vice President and Publisher of both Multimedia Producer and AV/Video magazines for Knowledge Industry Publications. Previously, Mr. Nicas worked for eight years at Cahners Publishing Company, a division of Reed Elsevier, where he served as Vice President and as a Publisher of Client/Server Today from January 1994 until September 1995, as Datamation's Regional Sales Manager for the Southeastern territory from March 1991 until January 1994, and in various other positions in sales, marketing and acquisitions from January 1987 until March 1991. Mr. Nicas holds a B.A. degree in Finance and Business Administration from Lenoir-Rhyne College.

  Jeff J. Lehman has served as Vice President, Media Sales since joining Flycast in January 1999. From October 1997 through January 1999, Mr. Lehman served as Vice President of Advertising Sales for RealNetworks, Inc. From November 1996 until October 1997, Mr. Lehman served as Vice President of Client Site Development for Softbank, and from April 1996 until November 1996 he served as Softbank's Vice President of Technology Sales. From September 1985 until April 1996, Mr. Lehman held various sales positions at Ziff-Davis Publishing Company, where he most recently was Vice President of Sales and Market Development of ZDNet, a division of Ziff-Davis, from July 1995 until April 1996 and Director of the Ziff-Davis Magazine Network from May 1994 until July 1995. Mr. Lehman holds a B.S.B.A. degree in Finance and Economics and an M.B.A. degree, both from the University of Central Florida.

  David J. Cowan has been a director of Flycast since July 1997. Mr. Cowan has been a Partner of Bessemer Venture Partners since August 1996. While employed by Bessemer Venture Partners, Mr. Cowan also served as the Chief Financial Officer of VeriSign, Inc., a provider of secure communication solutions for the Internet and private networks, from January 1995 until December 1996, and as Chief Executive Officer of Visto, a private Internet services company, from August 1996 until April 1997. From July 1992 to August 1996, Mr. Cowan was an Associate of Bessemer Venture Partners. Mr. Cowan is also a director of VeriSign, Inc. and Worldtalk Corporation, an Internet software company. Mr. Cowan holds an A.B. degree in Computer Science and Mathematics and an M.B.A. degree, both from Harvard University.

  Ted R. Dintersmith has been a director of Flycast since July 1997. Since February 1996, he has been a General Partner of Charles River Partnership VIII. Previously, from October 1987 to February 1996, he was a General Partner of Aegis Venture Funds. Prior in his career, Mr. Dintersmith was an executive with Analog Devices, Inc., where he served as General Manager of their Digital Signal Processing Division. Mr. Dintersmith is also a director of several internet software companies. Mr. Dintersmith holds a B.A. degree in Physics and English from the College of William and Mary and a Ph.D. in Engineering from Stanford University.

  Howard C. Draft has been a director of Flycast since January 1999. Since 1988, he has served as the Chairman of the Board and Chief Executive Officer of Draft Worldwide, a full service international marketing enterprise. Previously, he served as Draft Worldwide's President from 1986 to 1988, and in other positions for Draft Worldwide since 1978, when he became a member of the original Chicago agency. Mr. Draft holds a B.A. degree in Philosophy and Art History from Ripon College.

  Gary L. Prophitt has been a director of Flycast since January 1999. Since 1994, he has been the President of Intelligent Media Ventures, Inc., the wholly owned electronic publishing subsidiary of BellSouth Enterprises. Mr. Prophitt has served BellSouth Corporation, the parent company of BellSouth Enterprises, in various capacities since 1972, including eight years in business development and corporate mergers and acquisitions. Mr. Prophitt holds a B.A. degree in Industrial Management and an M.B.A degree, both from the University of South Florida.

  Michael D. Solomon has been a director of Flycast since April 1996. Mr. Solomon has been the acting Chief Executive Officer of MachOne Communications since September 1998. In addition, Mr. Solomon has been a Venture Partner of Mohr Davidow Ventures since March 1996. Between 1994 and 1998, Mr. Solomon has been a director of Collabra; e-sales, Ltd.; I.C. VERIFY, Inc.; and ShareData, Inc., which were acquired by Netscape Communications Corporation, Microsoft Corporation, CyberCash and E*Trade Securities, Inc., respectively. From July 1990 to July 1994, Mr. Solomon served as the President and Chief Executive Officer of LightSource, Inc., a color measurement device company. From 1985 to 1989, Mr. Solomon served as the founding Vice President of Sales and Marketing of Aldus Corporation, a desktop publishing software company later acquired by Adobe Systems, Inc. Mr. Solomon holds a B.A. degree in Business Administration from Kent State University.

Board Composition

  Flycast currently has authorized seven directors. Each director is elected for a period of one year at Flycast's annual meeting of stockholders and serves until the next annual meeting or until his successor is duly elected and qualified. The executive officers serve at the discretion of the Board. There are no family relationships among any of the directors or executive officers of Flycast.

Board Committees

  In January 1999, the Board established the Audit Committee and Compensation Committee. The Audit Committee will review Flycast's annual audit and meet with Flycast's independent auditors to review Flycast's internal controls and financial management practices. The Audit Committee currently consists of Howard C. Draft and Gary L. Prophitt. The Compensation Committee determines compensation for certain of Flycast's personnel and administers Flycast's stock plans. The Compensation Committee currently consists of David J. Cowan and Michael D. Solomon.

Board Compensation

  Except for reimbursement for reasonable travel expenses relating to attendance at Board meetings, the issuance of common stock and the grant of stock options, directors are not compensated for their services as directors. In July 1997, Michael D. Solomon purchased 90,000 shares of common stock at a purchase price of $0.10 per share. Directors who are also employees are eligible to participate in the 1997 Stock Option Plan and in the 1999 Stock Option Plan and, following this offering, will be eligible to participate in and the 1999 Employee Stock Purchase Plan. In January 1998, Michael D. Solomon was granted an option to purchase 50,000 shares of common stock under the 1997 Stock Option Plan at an exercise price of $0.13 per share. In January 1999, Howard C. Draft was granted an option to purchase 20,000 shares of common stock under the 1999 Stock Option Plan at an exercise price of $8.75 per share. Directors who are not employees are eligible to participate in the 1999 Stock Option Plan and 1999 Directors' Stock Option Plan. The above issuances of stock and options are subject to vesting. See "--Stock Plans" and "Certain Transactions."

Compensation Committee Interlocks and Insider Participation

  The members of the Compensation Committee of the Board are currently David J. Cowan and Michael D. Solomon. Neither Mr. Cowan nor Mr. Solomon has at any time been an officer or employee of Flycast.

Executive Compensation

  The following table provides summary information concerning the compensation received for services rendered to Flycast during 1998 by Flycast's current and former Chief Executive Officers, each of the other four most highly compensated executive officers who were serving as executive officers at December 31, 1998 and a former executive officer who would have been among the four most highly compensated executive officers had he continued to serve as an Executive Officer through the end of 1998 (the "Named Officers"), each of whose aggregate compensation during Flycast's last fiscal year exceeded, or would have exceeded on an annualized basis, $100,000.

                           Summary Compensation Table

                                                                      Long-Term
                                                                    Compensation
                                     Annual Compensation               Awards
                                --------------------------------    -------------
                                                                       Shares
                                                    Other Annual     Underlying    All Other
Name and Principal Position(1)   Salary      Bonus  Compensation       Options    Compensation
------------------------------  --------    ------- ------------    ------------- ------------
George R. Garrick........       $152,564(2) $30,417 $    80,000(3)        880,000  $     140(4)
 Chairman of the Board,
 Chief Executive Officer
 and President
Miles Walsh..............        100,861(5)      --          --            35,000     90,099(6)
 Former President and
 Chief Executive Officer
Larry M. Levine..........        164,545(7)  25,000          --           187,000        120(4)
 Former Vice President,
 Advertising Services
Peter T. Nicas...........        137,500(8)  20,000          --           120,000        210(4)
 Vice President, Local
 Market/VAR Division
Lawrence G. Braitman.....        127,536     25,000          --                --        219(4)
 Vice President, Business
 Development
Richard L. Thompson......        127,536     25,000          --                --        219(4)
 Vice President, Client
 Services
Edwin Videki.............        95,500(9)       --          --           160,000     43,465(10)
 Former Chief Technology
 Officer and former
 Vice President,
 Engineering

--------
 (1) Ralph J. Harms, Flycast's Chief Financial Officer, commenced employment with Flycast on January 4, 1999. Mr. Harms' salary on an annualized basis for 1999 is $150,000. Frederick J. Ciaramaglia, Flycast's Vice President, Engineering, commenced employment with Flycast on January 27, 1999. Mr. Ciaramaglia's salary on an annualized basis for 1999 is $160,000.
 (2) Represents the amount Mr. Garrick was paid in salary by Flycast during 1998. Mr. Garrick commenced employment with Flycast on May 21, 1998. His salary on an annualized basis for 1998 was $250,000. See "Certain Transactions--Employment and Severance Agreements."
 (3) Represents budgeted allowance for reimbursement of relocation expenses. In 1998, Mr. Garrick was reimbursed for $63,130 of this budgeted amount.
 (4) Represents life insurance premiums paid by Flycast on behalf of the officer during 1998.
 (5) Represents the amount Mr. Walsh was paid in salary during 1998. Mr. Walsh's employment as President and CEO of Flycast was terminated effective May 20, 1998. Subsequently, Mr. Walsh was employed by Flycast for a period of one month as Vice President, Business Planning. See "Certain Transactions--Employment and Severance Agreements."
 (6) Consists of $90,000 paid in conjunction with Mr. Walsh's termination and $99 in life insurance premiums. See "Certain Transactions--Employment and Severance Agreements."
 (7) Represents the total amount Mr. Levine was paid in salary and commissions during 1998. Mr. Levine commenced employment with Flycast on June 15, 1998. Mr. Levine's employment with Flycast was terminated effective January 20, 1999. Subsequent to his termination, Mr. Levine entered into a consulting arrangement with Flycast. See "Certain Transactions--Employment and Severance Agreements."
 (8) Represents the total amount Mr. Nicas was paid in salary and commissions during 1998. Mr. Nicas commenced employment with Flycast on April 4, 1998.
 (9) Represents the amount Mr. Videki was paid in salary during 1998. Mr. Videki's salary on an annualized basis for the fiscal year ended December 31, 1998 was $130,000. Mr. Videki's employment with Flycast commenced on March 12, 1998 and was terminated effective December 14, 1998.
(10) Consists of $43,332 paid in conjunction with Mr. Videki's termination and $133 in life insurance premiums. See "Certain Transactions--Employment and Severance Agreements."

Option Grants

  The following table provides information regarding stock options granted to the Named Officers during the fiscal year ended December 31, 1998. The individual grants consist of options granted pursuant to Flycast's 1997 Stock Option Plan. For purposes of calculating the percent of total options granted to employees in fiscal year, Flycast granted options to purchase an aggregate of 2,547,250 shares of common stock to employees and consultants. The exercise price per share of each option was equal to the fair market value of common stock on the date of grant as determined by the Board. In determining the fair market value of the common stock on each grant date, the Board considered, among other things, Flycast's absolute and relative levels of revenues and operating results, the state of Flycast's technology development, increases in operating expenses, the absence of a public trading market for Flycast's securities, the intensely competitive nature of Flycast's market and the appreciation of stock values of a number of generally comparable Web advertising companies. The potential realizable value is based on the assumption that the common stock of Flycast appreciates at the annual rate shown, compounded annually, from the date of grant until the expiration of the ten-year term. These numbers are calculated based on Securities and Exchange Commission requirements and do not reflect Flycast's projection or estimate of future stock price growth. Potential realizable values are computed by:

  . multiplying the number of shares of common stock subject to a given op-tion by the exercise price;

  . assuming that the aggregate stock value derived from that calculation compounds at the annual 5% or 10% rate shown in the table for the entire ten-year term of the option; and

  .  subtracting from that result the aggregate option exercise price.

                       Option Grants in Last Fiscal Year

                                         Individual Grants
                         --------------------------------------------------
                                                                            Potential Realizable
                                                                              Value at Assumed
                         Number of   Percent of                             Annual Rates of Stock
                           Shares   Total Options                            Price Appreciation
                         Underlying  Granted to                                for Option Term
                          Options   Employees in  Exercise Price Expiration ---------------------
Name(1)(2)                Granted    Fiscal Year    ($/Share)       Date       5%         10%
----------               ---------- ------------- -------------- ---------- ---------------------
George R. Garrick.......    880,000        34.5%   $      1.25      6/29/08 $ 691,784 $ 1,753,117

Miles Walsh(3)..........     35,000         1.4           0.13      1/28/08     2,861       7,252

Larry M. Levine(4)......    187,000         7.3           1.25      6/29/08   147,004     372,537

Peter T. Nicas..........     50,000         2.0            .13      3/24/08     4,088      10,359

                             20,000          .8           1.40      9/08/08    17,609      44,625

                             50,000         2.0           1.75     10/27/08    55,028     139,452

Lawrence G. Braitman....         --          --             --           --        --          --

Richard L. Thompson.....         --          --             --           --        --          --

Edwin Videki(5).........    140,000         5.5           0.13      3/24/08    11,446      29,006
                             20,000          .8           1.40      9/08/08    17,609      44,625

--------

(1) Mr. Harms was granted an option to purchase 125,000 shares of common stock on January 4, 1999 pursuant to Flycast's 1999 Stock Option Plan. The percent of total options granted to employees represented by such option would have been 4.7% had it been granted in 1998; the exercise price per share is $8.50; the expiration date of the option is January 3, 2009 and the potential realizable value at assumed rates of stock price appreciation for the option term are $668,201 at 5% and $1,693,351 at 10%.

(2) Mr. Ciaramaglia was granted an option to purchase 185,000 shares of common stock on January 28, 1999 pursuant to Flycast's 1999 Stock Option Plan. The percent of total options granted to employees represented by such option would have been 6.8% had it been granted in 1998; the exercise price per share is $8.75; the expiration date of the option is January 27, 2009 and the potential realizable value at assumed rates of stock appreciation for the option term are $1,018,023 at 5% and $2,579,871 at 10%.

(3) Mr. Walsh's employment as President and Chief Executive Officer of Flycast terminated in May 1998 and his employment as Vice President of Business Planning terminated in June 1998.

(4) Mr. Levine's employment with Flycast terminated in January 1999.

(5) Mr. Videki was initially granted 140,000 shares at an option exercise price of $0.13 per share ("March Option") and 20,000 shares at an option exercise price of $1.40 per share ("September Option"). Upon termination of Mr. Videki's employment with Flycast in December 1998, 23,333 shares of the March Option had vested and 1,667 shares of the September Option were deemed to have vested. The remaining shares subject to these options were canceled. The potential realizable value of the remaining shares subject to the March Option at assumed rates of stock appreciation for the option term are $1,908 and $4,834 respectively. The potential realizable value of the remaining shares subject to the September Option at assumed rates of stock appreciation for the option term are $1,468 and $3,719 respectively.

Option Exercises and Holdings

  The following table provides information concerning option exercises during 1998 and the shares of common stock represented by outstanding stock options held by each of the Named Officers as of December 31, 1998. Since there was no public trading market for Flycast's common stock as of December 31, 1998, the values of unexercised options at December 31, 1998 are based on a fair market value of common stock of $8.50 per share as determined by the Board on January 4, 1999. Therefore, these values are calculated based on the $8.50 per share value, less the applicable exercise price per share, multiplied by the number of shares underlying such options.

   Option Exercises During Last Fiscal Year and Fiscal Year-End Option Values

                                                Number of Securities
                                               Underlying Unexercised     Value of Unexercised
                                                     Options at          In-the-Money Options at
                           Shares                 December 31, 1998         December 31, 1998
                          Acquired    Value   ------------------------- -------------------------
Name(1)                  on Exercise Realized Exercisable Unexercisable Exercisable Unexercisable
-------                  ----------- -------- ----------- ------------- ----------- -------------
George R. Garrick.......    170,000  $     0     470,000        240,000 $ 3,407,500 $   1,740,000

Miles Walsh(2)..........     35,000        0          --             --          --            --

Larry M. Levine(3)......    187,000        0          --             --          --            --

Peter T. Nicas..........     50,000   63,500      70,000             --     479,500            --

Lawrence G. Braitman....         --       --          --             --          --            --

Richard L. Thompson.....         --       --          --             --          --            --

Edwin Videki(4).........         --       --      25,000             --     207,132            --

--------

(1) Since their employment with Flycast commenced in January 1999, neither Mr. Harms nor Mr. Ciaramaglia acquired or exercised any options during 1998.

(2) Mr. Walsh's employment as President and Chief Executive Officer of Flycast terminated in May 1998 and his employment as Vice President of Business Planning terminated in June 1998. All of the shares acquired on exercise of options granted to Mr. Walsh during 1998 were deemed to have vested at the time of grant in January 1998. See "Certain Transactions--Employment and Severance Agreements."

(3) Mr. Levine's employment with Flycast terminated in January 1999. Subsequent to his termination, Mr. Levine entered into a consulting relationship with Flycast. Flycast expects to repurchase any unvested shares at the termination of the consulting arrangement. See "Certain Transactions-- Employment and Severance Agreements".

(4) Mr. Videki's employment with Flycast terminated in December 1998.

Stock Plans

  1999 Stock Option Plan. Flycast's 1999 Stock Option Plan was adopted by the Board in January 1999 and is expected to be approved by the stockholders prior to the closing of this offering. The 1999 Option Plan became effective on January 4, 1999, the date it was adopted by the Board. A total of 2,000,000 shares of common stock has been reserved for issuance under the 1999 Option Plan, plus an automatic annual increase on the first day of Flycast's fiscal years beginning in 2000, 2001, 2002, 2003 and 2004 equal to the lesser of 500,000 shares, 3% of Flycast's outstanding common stock on the last day of the immediately preceding fiscal year or a lesser number of shares as determined by the Board. As of January 31, 1999, options to purchase 905,500 shares of common stock at a weighted average exercise price of $8.72 per share were outstanding and 1,094,500 shares remained available for future option grants.

  The purposes of the 1999 Option Plan are to attract and retain the best available personnel, to provide additional incentives to Flycast's employees and consultants and to promote the success of Flycast's business. The 1999 Option Plan provides for the granting to employees, including officers and directors, of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, and for the granting to employees and consultants, including nonemployee directors, of nonstatutory stock options. To the extent an optionee would have the right in any calendar year to exercise for the first time one or more incentive stock options for shares having an aggregate fair market value in excess of $100,000, any such excess options shall be treated as nonstatutory stock options. The calculation is made taking into account shares under all of Flycast's plans and is determined for each share as of the date the option to purchase the shares was granted. Unless terminated earlier, the 1999 Option Plan will terminate in January 2009.

  The 1999 Option Plan may be administered by the Board or a committee of the Board. The 1999 Option Plan is currently administered by the compensation committee. The administrator determines the terms of options granted under the 1999 Option Plan, including the number of shares subject to an option and its exercise price, term and exercisability. In no event, however, may an individual employee receive option grants under the 1999 Option Plan during any one fiscal year of Flycast that would allow him or her to purchase more than 1,000,000 shares. The exercise price of all incentive stock options granted under the 1999 Option Plan must be at least equal to the fair market value of the common stock of Flycast on the date of grant. The exercise price of any incentive stock option granted to an optionee who owns stock representing more than 10% of the total combined voting power of all classes of outstanding capital stock of Flycast or any parent or subsidiary corporation of Flycast must equal at least 110% of the fair market value of the common stock on the date of grant. After the effective date of this offering, the exercise price of nonstatutory stock options granted under the 1999 Option Plan will be the price determined by the administrator; provided, however, that the exercise price of any nonstatutory stock option granted to Flycast's Chief Executive Officer or its four other most highly compensated officers will generally equal at least 100% of the fair market value of the common stock on the date of grant. Payment of the option exercise price may be made in cash or such other consideration as determined by the administrator.

  The administrator determines the term of options, which may not exceed ten years, or five years in the case of an incentive stock option granted to a 10% stockholder. No option may be transferred by the optionee other than by will or the laws of descent or distribution, with the proviso that the administrator may grant nonstatutory stock options after the effective date of the offering with limited transferability rights. Generally, each option may be exercised during the lifetime of the optionee only by such optionee. The administrator determines when options vest and become exercisable. Flycast expects that options granted under the 1999 Option Plan generally will vest at the rate of 1/8th of the total number of shares subject to the options six months after the date of grant, and 1/48th of the total number of shares subject to the options each month thereafter.

  In the event of the sale of all or substantially all of the assets of Flycast, or the merger or consolidation of Flycast with or into another corporation, the administrator shall either:

  . provide that outstanding options shall be assumed or equivalent options substituted by the successor corporation;

  . provide notice to optionees that all options, to the extent then exercisable or to be exercisable as a result of the transaction, must be exercised on or before a specified date after which the options terminate; or

  . terminate each option in its entirety in exchange for a payment equal to the excess of the fair market value of the portion of the optioned stock that is vested and exercisable immediately prior to the closing of the transaction over the aggregate exercise price.

  The Board has the authority to amend or terminate the 1999 Option Plan as long as such action does not materially and adversely affect any outstanding option and provided that stockholder approval for any amendments to the 1999 Option Plan must be obtained to the extent required by applicable law.

  1997 Stock Option Plan. Flycast's 1997 Stock Option Plan was adopted by the Board and approved by Flycast's stockholders in March 1997. A total of 2,800,000 shares of common stock has been reserved for issuance under the 1997 Option Plan. As of January 31, 1999, options to purchase 776,853 shares of common stock with a weighted average exercise price of $0.65 had been exercised, of which 774,665 shares were outstanding, options to purchase a total of 1,957,792 shares at a weighted average exercise price of $2.01 per share were outstanding and 65,355 shares remained available for future option grants. Unless terminated earlier, the 1997 Option Plan will terminate in March 2007.

  The terms of options issued under the 1997 Option Plan are generally the same as those that may be issued under the 1999 Option Plan, except with respect to the following features. The 1997 Option Plan does not impose an annual limitation on the number of shares subject to options that may be issued to any individual employee. In addition, nonstatutory stock options granted under the 1997 Option Plan are nontransferable in all cases and must be granted with an exercise price equal to at least 85% of the fair market value of the common stock on the date of grant, unless granted to a 10% Stockholder, in which case the exercise price must be at least 110% of the fair market value on the date of grant.

  Options granted under the 1997 Option Plan generally may be exercised immediately after the grant date, but to the extent the shares subject to the options are not vested as of the date of exercise, Flycast retains a right to repurchase any shares that remain unvested at the time of the optionee's termination of employment by paying an amount equal to the exercise price times the number of unvested shares. Options granted under the 1997 Option Plan generally vest at the rate of 1/8th of the total number of shares subject to the options six months after the date of grant, and 1/48th of the total number of shares subject to the options each month thereafter.

  In addition, upon a sale of all or substantially all of Flycast's assets, or a merger or consolidation of Flycast with or into another corporation, all options outstanding under the 1997 Option Plan will be assumed or equivalent options substituted by the successor corporation, unless the successor corporation does not agree to this assumption or substitution, in which case the options terminate upon the closing of the transaction.

  1999 Directors' Stock Option Plan. The 1999 Directors' Stock Option Plan was adopted by the Board in January 1999 and is expected to be approved by the stockholders prior to the closing of this offering. A total of 200,000 shares of common stock has been reserved for issuance under the Directors' Plan. The Directors' Plan becomes effective upon the effective date of the Registration Statement for this offering. As of the date of this prospectus, no options to purchase shares of common stock have been issued under the Directors' Plan. The Directors' Plan provides for the grant of nonstatutory stock options to nonemployee directors. The Directors' Plan is designed to work automatically without administration; however, to the extent administration is necessary, it will be performed by the Board. To the extent they arise, it is expected that conflicts of interest will be addressed by abstention of any interested director from both deliberations and voting regarding matters in which such director has a personal interest. Unless terminated earlier, the Directors' Plan will terminate in January 2009.

  The Directors' Plan provides that each person who becomes a nonemployee director after the date of this prospectus will be granted a nonstatutory stock option to purchase 20,000 shares of common stock on the date on which the optionee first becomes a nonemployee director of Flycast. This option will become exercisable as to 25% of the total number of shares underlying the option on each of the first, second, third and fourth anniversaries of the date of grant. In addition, on the date of Flycast's Annual Stockholders Meeting each year, each nonemployee director will be granted an additional option to purchase 5,000 shares of common stock if, on such date, he or she has served on the Board for at least six months. The subsequent option will become exercisable as to 100% of the shares underlying the option on the day before the fourth anniversary of the date of grant. All options granted under the Directors' Plan shall have an exercise price equal to 100% of the fair market value of the common stock as of the date of grant.

  The Directors' Plan sets neither a maximum nor a minimum number of shares for which options may be granted to any one nonemployee director, but does specify the number of shares that may be included in any grant and the method of making a grant. No option granted under the Directors' Plan is transferable by the optionee other than by will or the laws of descent or distribution or pursuant to a qualified domestic relations order, and each option is exercisable, during the lifetime of the optionee, only by the optionee. If a nonemployee director ceases to serve as a director for any reason other than death or disability, he or she may, but only within 90 days after the date he or she ceases to be a director of Flycast, exercise options granted under the Directors' Plan to the extent that he or she was entitled to exercise those options at the date of termination. To the extent that he or she was not entitled to exercise an option at the date of termination, or if he or she does not exercise an option that he or she was entitled to exercise within the 90 day period, the option will terminate. If a director's service on the Board terminates as a result of his or her disability, he or she may, but only within 12 months from the date of such termination, exercise options granted under the Directors' Plan to the extent that he or she was entitled to exercise the options on the date of termination. If a director's service on the Board terminates as a result of his or her death, for a period of 12 months following the date of death, the director's estate will have the right to exercise any option granted under the Directors' Plan as to all shares which would have vested if the deceased director had continued in his or her position on the Board for an additional six months following the date of death. If a director dies within three months after termination of service on the Board, then for a period of 12 months following the date of death, the director's estate may exercise the options granted under the Directors' Plan to the extent that the director was entitled to exercise these options on the date of termination. Options granted under the Directors' Plan have a term of ten years.

  In the event of a dissolution or liquidation of Flycast, a sale of all or substantially all of Flycast's assets, or a merger, consolidation or other capital reorganization of Flycast with or into another corporation, each option outstanding under the Directors' Plan will be assumed or equivalent options substituted by the successor corporation, unless the successor corporation does not agree to this assumption or substitution, in which case the options will terminate upon the closing of the transaction; provided, however, that upon a sale of all or substantially all of Flycast's assets or a merger or consolidation of Flycast with or into another corporation in which more than 50% of the shares entitled to vote are exchanged, each director holding options under the Directors' Plan will have the right to exercise his or her options immediately prior to the closing of the transaction as to all of the shares of stock underlying such options, including shares that the director would not otherwise be entitled to purchase.

  The Board may amend or terminate the Directors' Plan at any time; provided, however, that no such action may adversely affect any outstanding option and provided that stockholder approval for any amendments to the Directors' Plan must be obtained to the extent required by applicable law.

  1999 Employee Stock Purchase Plan. Flycast's 1999 Employee Stock Purchase Plan was adopted by the Board in January 1999 and is expected to be approved by the stockholders prior to the closing of this offering. A total of 350,000 shares of common stock has been reserved for issuance under the Purchase Plan, plus an automatic annual increase on the first day of each of Flycast's fiscal years beginning in 2000, 2001, 2002, 2003 and 2004 equal to the lesser of 75,000 shares, 1/2% of Flycast's outstanding common stock on the last day of the immediately preceding fiscal year, or a lesser number of shares determined by the Board. The Purchase Plan becomes effective upon the effective date of the Registration Statement for this offering. Unless terminated earlier by the Board, the Purchase Plan will terminate in January 2019.

  The Purchase Plan, which is intended to qualify under Section 423 of the Code, will be implemented by a series of overlapping offering periods of 24 months' duration, with new offering periods commencing on May 1 and November 1 of each year, other than the first offering period. Except for the first offering period, each offering period will consist of four consecutive purchase periods of six months' duration, at the end of which six month period an automatic purchase will be made for participants. The initial offering period is expected to commence on the date of this offering and end on April 30, 2001; the initial purchase period is expected to begin on the date of this offering and end on October 31, 1999. The Purchase Plan will be administered by the Board or by a committee appointed by the Board. Employees, including officers and employee directors of Flycast, or of any majority-owned subsidiary designated by the Board, are eligible to participate in the Purchase Plan if they are employed by Flycast or any such subsidiary for at least 20 hours per week and more than five months per year. The Purchase Plan permits eligible employees to purchase common stock through payroll deductions, which in any event may not exceed 10% of an employee's compensation, at a price equal to the lower of 85% of the fair market value of the common stock at the beginning of each offering period or at the end of each purchase period. The Board will have the discretion to increase, prior to the beginning of an offering period, the percentage of participants' compensation that may be withheld through the Purchase Plan, provided that such percentage may not exceed 20%. Employees may end their participation in the Purchase Plan at any time during an offering period, and participation ends automatically on termination of employment.

  No employee will be granted an option under the Purchase Plan if immediately after the grant the employee would own stock or hold outstanding options to purchase stock equaling 5% or more of the total voting power or value of all classes of stock of Flycast or its subsidiaries, or if this option would permit an employee's rights to purchase stock under all employee stock purchase plans of Flycast and its subsidiaries to accrue at a rate that exceeds $25,000 of fair market value of the stock for each calendar year in which the option is outstanding at any time. In addition, no employee may purchase more than 2,000 shares of common stock under the Purchase Plan in any one purchase period. If the fair market value of the common stock on a purchase date is less than the fair market value at the beginning of the offering period, each participant in the Purchase Plan will automatically be withdrawn from the offering period as of the end of the purchase date and re-enrolled in the new 24 month offering period beginning on the first business day following the purchase date. If the fair market value of the common stock on April 29, 1999 is less than the public offering price as set forth in this prospectus, participants will be automatically withdrawn from the first offering period and enrolled in the offering period beginning May 1, 1999 unless a participant notifies Flycast that he or she does not wish to switch offering periods.

  The Purchase Plan provides that, in the event of a merger or consolidation of Flycast with or into another corporation or a sale of all or substantially all of Flycast's assets, each right to purchase stock under the Purchase Plan will be assumed or an equivalent right substituted by the successor corporation unless the Board shortens any ongoing offering period so that employees' rights to purchase stock under the Purchase Plan are exercised prior to the transaction. The Board has the power to amend or terminate the Purchase Plan and to change or terminate offering periods as long as this action does not adversely affect any outstanding rights to purchase stock thereunder, provided, however, that the Board may amend or terminate the Purchase Plan or an offering period even if it would adversely affect outstanding options in order to avoid Flycast's incurring adverse accounting charges.

401(k) Retirement Plan

  Effective in October 1997, Flycast established a 401(k) defined contribution retirement plan covering all full-time employees as of their date of hire. The 401(k) Plan provides for voluntary employee contributions from 1% to 25% of annual compensation, subject to the maximum limit allowed by Internal Revenue Service guidelines, which is $10,000 for 1999. Flycast may contribute such amounts to the accounts of participants in the 401(k) Plan as are determined by the Board. However, to date, Flycast has not made any contributions to the accounts of 401(k) Plan participants.

Limitation of Liability and Indemnification Matters

  To the extent permitted by the Delaware General Corporation Law, Flycast has included in its Amended and Restated Certificate of Incorporation a provision to eliminate the personal liability of its directors for monetary damages for breach or alleged breach of their fiduciary duties as directors, subject to exceptions. In addition, Flycast's Bylaws provide that it is required to indemnify its officers and directors under certain circumstances, including those circumstances in which indemnification would otherwise be discretionary, and is required to advance expenses to its officers and directors as incurred in connection with proceedings against them for which they may be indemnified. Flycast has entered into indemnification agreements with its officers and directors containing provisions that are in some respects broader than the specific indemnification provisions contained in Delaware law. The indemnification agreements require Flycast, among other things, to indemnify its officers and directors against liabilities that may arise by reason of their status or service as officers and directors, other than liabilities arising from willful misconduct of a culpable nature, to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' insurance if available on reasonable terms. Flycast is in the process of obtaining directors' and officers' liability insurance.

  At present, Flycast is not aware of any pending or threatened litigation or proceeding involving a director, officer, employee or agent in which indemnification would be required or permitted. Flycast is not aware of any threatened litigation or proceeding that might result in a claim for such indemnification. Flycast believes that its charter provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

                              CERTAIN TRANSACTIONS

  Since January 1, 1996, there has not been any transaction or series of similar transactions to which Flycast was or is a party in which the amount involved exceeded or exceeds $60,000 and in which any director or executive officer of Flycast, any holder of more than 5% of any class of Flycast's voting securities or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than the transactions described below.

Equity and Convertible Debt Financings

  In March 1994, Peter D. Olson, Flycast's then-current President, purchased 1,000 shares of Flycast's common stock for $1,000 in cash. Subsequently, Mr. Olson transferred property totaling in the aggregate $610,295 to Flycast as a capital contribution. His aggregate investment of $611,295 was converted into 611,295 shares of Series A Preferred Stock in connection with the stock recapitalization and Series A Preferred Stock financing described below.

  In April 1996, Mr. Olson loaned $25,000 to Flycast, which was repaid in full by Flycast in January 1997.

  In June 1996, in connection with a Convertible Note Purchase Agreement, Flycast issued promissory notes bearing no interest to Richard L. Thompson, Flycast's Vice President, Client Services in the aggregate amount of $110,000, Alex Brown & Sons, Custodial fbo Richard L. Thompson in the amount of $80,000, Alex Brown & Sons, Custodial fbo Lawrence G. Braitman, Flycast's Vice President, Business Development, in the aggregate amount of $60,000. The principal amounts of these notes were converted into an aggregate of 250,000 shares of Series A Preferred Stock at a conversion price of $1.00 per share in July 1997.

  In February 1997, Flycast entered into a Convertible Note and Warrant Purchase Agreement with several investors including Mr. Olson and Ruth Dorward, Mr. Thompson's mother. In connection with this agreement and in exchange for convertible promissory notes bearing interest at 8% per annum, the principal amount of which was convertible into shares of Series B Preferred Stock and warrants exercisable to purchase an additional number of shares of Series B Preferred Stock equal in value to 20% of the notes' principal amount, Mr. Olson loaned to Flycast $41,633 in February 1997, Alex Brown & Sons, Custodial fbo Peter D. Olson loaned to Flycast $130,000 in March 1997 and Ms. Dorward loaned to Flycast an aggregate of $75,000 in February 1997. In July and August 1997, the interest due under the notes was paid in cash and the notes were converted into shares of Series B Preferred Stock and warrants exercisable to purchase Series B Preferred Stock as described below.

  In June 1997, Flycast issued a promissory note in the principal amount of $400,000 and a warrant to purchase 33,333 shares of common stock at an exercise price per share of $0.01 to Bessemer Venture Partners IV, L.P., a greater than 5% stockholder and an entity with which David J. Cowan, a director of Flycast, is affiliated. The principal amount of the note was converted into shares of Series B Preferred Stock.

  In July 1997, in connection with restricted stock purchase agreements, Flycast issued and sold 840,000 shares of common stock to Richard L. Thompson, 546,000 shares of common stock to Lawrence G. Braitman, 330,000 shares to David Roth, a co-founder of Flycast, 349,011 shares of common stock to Miles Walsh, the then-current President and Chief Executive Officer, 120,000 shares of common stock to Mr. Olson and 90,000 shares of common stock to Michael D. Solomon, a director of

Flycast, each at a purchase price $0.10 per share. Flycast's restricted stock purchase agreements with Messrs. Thompson, Braitman, Walsh, Olson and Solomon provide for full acceleration of vesting, subject to conditions, in the event that the individual's relationship with Flycast is terminated within 12 months following an acquisition or merger that results in the transfer of more than 50% of Flycast's equity ownership. In addition, Flycast's restricted stock purchase agreements with Messrs. Thompson, Braitman, Walsh, Olson and Solomon provide for payment to Flycast for such stock in the form of promissory notes, bearing interest at 6.65% per annum, compounded annually, with principal and interest due upon the earliest of:

  . nine months after the closing of an initial public offering of Flycast's common stock;

  .  July 2002; or

  .  the termination of his service provider relationship with Flycast.

  The amounts outstanding pursuant to such promissory notes are $159,600 plus accrued interest at January 31, 1999.

  In July 1997, Flycast issued and sold shares of Series A Preferred Stock at a purchase price per share of $1.00 in a private placement transaction. As part of this private placement Mr. Olson received 611,295 shares of Series A Preferred Stock in connection with his previous capital contributions and a stock recapitalization pursuant to which the shares of common stock held by him were exchanged for an aggregate of 611,295 shares of Series A Preferred Stock.

  In July and August 1997, Flycast issued and sold an aggregate of 5,324,532 shares of Series B Preferred Stock at a purchase price per share of $1.33 and warrants to purchase an aggregate of 77,688 shares of Series B Preferred Stock at an exercise price per share of $1.33 in a private placement transaction. In exchange for the promissory notes described above, the following transactions occurred:

  . Mr. Olson converted his note in the principal amount of $41,633 into 31,303 shares of Series B Preferred Stock and a warrant to purchase 6,260 shares of Series B Preferred Stock;

  . Alex. Brown & Sons, Custodial fbo Peter D. Olson converted its note in the principal amount of $130,000 into 97,744 shares of Series B Preferred Stock and a warrant to purchase 19,549 shares of Series B Preferred Stock; and

  . Ms. Dorward converted her note in the principal amount of $75,000 into 56,390 shares of Series B Preferred Stock and a warrant to purchase 11,278 shares of Series B Preferred Stock.

  Other purchasers of shares of Series B Preferred Stock included the following:

  . entities and individuals affiliated with Bessemer Venture Partners, which purchased 1,879,699 shares of Series B Preferred Stock, including 300,751 shares issued upon conversion of the above described note in the principal amount of $400,000 and including 15,000 shares of Series B Preferred Stock purchased by David J. Cowan, a director of Flycast;

  . entities affiliated with Charles River Partnership, which purchased 1,879,699 shares of Series B Preferred Stock, and with which Ted R. Dintersmith, a director of Flycast, is affiliated; and

  . entities affiliated with St. Paul Venture Capital, which purchased an aggregate of 1,127,820 shares of Series B Preferred Stock.

  In January 1998, Flycast granted a nonstatuatory stock option to purchase an aggregate of 50,000 shares of common stock to Michael D. Solomon, a director of Flycast, with an exercise price of $0.13 per share. The shares under this option vest over a four-year period. The vesting under this option accelerates on the same terms as the common stock held by him.

  In September 1998, in connection with Larry M. Levine's early exercise of his option to purchase shares of common stock at $1.25 per share, Mr. Levine, Flycast's former Vice President, Sales entered into a restricted stock purchase agreement that provided for the issuance of 187,000 shares of common stock to Mr. Levine. The restricted stock purchase agreement provides for payment to Flycast in the form of a full recourse promissory note bearing interest at 5.54% per annum, compounded annually, with principal and interest due upon the earlier of termination of Mr. Levine's employment or consulting relationship, nine months after the closing of an initial public offering of Flycast's common stock or in September 2003. The amount currently outstanding under the promissory note is $233,750, plus accrued interest at January 31, 1999. Mr. Levine's employment with Flycast terminated effective January 20, 1998. See "-- Employment and Severance Agreements."

  In September 1998, in connection with George R. Garrick's early exercise of his nonstatutory option to purchase shares of common stock at $1.25 per share, Mr. Garrick, Flycast's Chairman of the Board, Chief Executive Officer and President, entered into a restricted stock purchase agreement that provided for the issuance of 170,000 shares of common stock to Mr. Garrick. The restricted stock purchase agreement provides for payment to Flycast in the form of a promissory note bearing interest at 5.54% per annum, compounded annually, with principal and interest due upon the earliest of:

  . nine months after the closing of an initial public offering of Flycast's common stock;

  . in September 2003; or

  . the termination of Mr.Garrick's service provider relationship with Flycast. Seventy-five percent of the principal amount of the promissory note is non-recourse and the remaining 25% of the principal amount and any accrued interest are full recourse. The amount currently outstanding under the promissory note is $212,500, plus accrued interest at Janu-ary 31, 1999.

  In December 1998, Flycast issued promissory notes that bear interest at 14% per annum, compounded semi-annually to Bessemer Venture Partners IV LP in the principal amount of $1,555,136, Charles River Partnership VIII, A Limited Partnership, in the principal amount of $1,528,040, St. Paul Venture Capital in the amount of $916,819 and Comdisco in the amount of $500,000. These notes were converted into shares of Series C Preferred Stock and warrants to purchase Series C Preferred Stock.

  In December 1998 and January 1999, Flycast issued and sold an aggregate of 1,994,132 shares of Series C Preferred Stock at a purchase price of $9.04 per share and warrants to purchase an aggregate of 132,840 shares of Series C Preferred Stock at an exercise price of $9.04 per share in private placement transactions with various entities and individuals. The purchasers of such shares included, among others:

  . entities affiliated with Bessemer Venture Partners, which converted
    $1,555,136 of outstanding debt into an aggregate of 172,028 shares of Se-ries C Preferred Stock and received warrants to purchase 45,908 shares of Series C Preferred Stock, including 3,236 shares and warrants to purchase 863 shares purchased by David J. Cowan;

  . Charles River Partnership VIII, A Limited Partnership, which converted
    $1,528,040 of outstanding debt into 169,030 shares of Series C Preferred Stock and received warrants to purchase 45,108 shares of Series C Pre-ferred Stock; and

  . entities affiliated with St. Paul Venture Capital, which converted
    $916,819 outstanding debt into an aggregate of 101,418 shares of Series C Preferred Stock and received warrants to purchase 27,064 shares of Series C Preferred Stock. In January 1999, Flycast issued and sold

   442,477 shares of Series C Preferred Stock at a purchase price of $9.04 per share in a private placement transaction with Intelligent Media Ven-tures, Inc., an entity in which Gary L. Prophitt, a director of Flycast, is an executive officer.

  In January 1999, Flycast granted nonstatutory stock options to purchase an aggregate of 20,000 shares of common stock to Howard C. Draft, a director of Flycast, with an exercise price of $8.75 per share. This option vests over a four-year period. DF LLC, an entity in which Mr. Draft is managing partner, also purchased 5,531 shares of Series C Preferred Stock at a purchase price of $9.04 per share in January 1999.

  For additional information regarding the grant of stock options to executive officers and directors, see "Management" and "Principal Stockholders."

Registration Rights Agreement

  Some holders of common stock, preferred stock and warrants have registration rights with respect to their shares of common stock, including common stock issuable upon exercise of their warrants and conversion of their preferred stock. See "Description of Capital Stock--Registration Rights."

Employment and Severance Agreements

  In May 1998, Flycast entered into a letter agreement with George R. Garrick, the Company's President and Chief Executive Officer, which entitles Mr. Garrick to continued salary and benefits in the event of his termination without cause by Flycast or its successor for a period that is the greater of (1) six months or (2) the time between the date of termination and the first anniversary of Mr. Garrick's initial date of employment. In addition, the agreement also provides that, in the event that Flycast enters into a change of control transaction, 70% of the "unvested" shares acquired or acquirable from the exercise of options granted to Mr. Garrick on June 30, 1998 will accelerate and become immediately vested upon the closing of such transaction, unless this acceleration would prevent "pooling of interests" accounting treatment for such transaction.

  In connection with the termination of the employment of David Roth, a co-founder of Flycast, in February 1998, Flycast reached an oral agreement with Mr. Roth that he would receive a severance payment and three months accelerated vesting of his stock in consideration for the execution of a Settlement Agreement and Mutual Release. Following this agreement, Flycast attempted on numerous occasions to contact Mr. Roth to arrange for the execution and exchange of the appropriate documents. Mr. Roth either rejected or ignored all attempts to consummate the agreement. Mr. Roth, under the terms of a common stock purchase agreement dated July 8, 1997, had purchased 330,000 shares of common stock at a price per share of $0.10 by means of a Promissory Note dated July 7, 1997 in the principal amount of $33,000. Under the agreement reached with Mr. Roth, he would have been vested in 226,875 of these shares. After Mr. Roth's failure to execute the agreement, Flycast foreclosed on 264,560 shares of common stock previously issued to Mr. Roth in satisfaction of Mr. Roth's obligations to Flycast under the note using a fair market value of $0.13 per share, which was the fair market value as of the date of his termination of employment. In connection with this foreclosure, Flycast issued to Mr. Roth a certificate for his remaining 65,440 shares of common stock.

  Flycast and Miles Walsh entered into an Employment Agreement on October 1997 under which Flycast agreed to pay Mr. Walsh $180,000 on an annualized basis in exchange for Mr. Walsh's agreement to serve as Flycast's Chief Executive Officer. In connection with the termination of Mr. Walsh's employment as Chief Executive Officer in May 1998, Flycast entered into a Separation Agreement and Mutual Release that provided for a severance payment equal to six months' salary ($90,000) and for the employment of Mr. Walsh as Flycast's Vice President of Business Planning at a salary of $25,000 for the period of one month. At the time of Mr. Walsh's termination, he was vested as to 188,317 shares of common stock out of 349,011 shares of common stock he purchased in July 1997 at a price of $0.10 per share under a common stock purchase agreement. The remaining 160,694 shares of common stock were repurchased by Flycast. In addition, Mr. Walsh retained 35,000 shares of Flycast's common stock that he purchased at an exercise price of $0.13 per share in May 1998 from his exercise of an option that was immediately exercisable and fully vested when granted in January 1998. See "Management-- Executive Compensation".

  In connection with the termination of Edwin Videki's employment with Flycast in December 1998, Flycast and Mr. Videki entered into a Severance Agreement and Mutual Release. In consideration for the release of any and all claims, Flycast agreed to pay Mr. Videki a severance payment equal to four months salary ($43,332) and provide standard employee-related benefits for four months from Mr. Videki's date of termination. At the time of the termination of Mr. Videki's employment, he was vested as to 23,333 shares under an option with an exercise price of $0.13. In addition, Flycast accelerated vesting for a portion of the unvested shares subject to an option with an exercise price of $1.40 held by Mr. Videki such that, at the time of his termination, he was deemed vested in 1,667 of these shares. The remaining shares subject to options held by Mr. Videki were canceled. See "Management--Executive Compensation" and "-- Option Grants".

  In June 1998, Flycast entered into a letter agreement with Larry M. Levine that entitled Mr. Levine to continued salary and medical benefits in the event of his termination without cause by Flycast or its successor for a period of six months. In addition, the agreement provided that, in the event Flycast enters into a change of control transaction prior to the 12-month anniversary of Mr. Levine's date of commencement of employment, 25% of the "unvested" shares acquired or acquirable by Mr. Levine at the time of the closing of the transaction would accelerate and become immediately vested, unless acceleration would prevent "pooling of interests" accounting treatment for the transaction. The agreement also provided that 50% of the "unvested" shares would accelerate in the event that a change of control transaction occurred after Mr. Levine's first full year of employment, unless acceleration would prevent "pooling of interests" accounting treatment for the transaction.

  Subsequent to the termination of Mr. Levine's employment with Flycast in January 1999, Flycast and Mr. Levine orally agreed that he will enter into a six-month consulting relationship with Flycast. Under the terms of this agreement, the 187,000 shares purchased by Mr. Levine pursuant to his early exercise of the option granted to him will continue to vest at the rate of 1/48th per month until the termination of the consulting relationship. Flycast expects to repurchase any remaining unvested shares at the termination of the consulting relationship. Mr. Levine will also receive $87,500 as consideration for these consulting services. Mr. Levine is prohibited from working for a competitor during the term of the consulting relationship. The above oral agreement is subject to the execution of a mutually acceptable agreement incorporating these terms and a mutual release of claims. See "Management-- Executive Compensation" and "--Option Grants."

Other Agreements

  Flycast has entered into or will enter into Indemnification Agreements with each of its officers and directors containing provisions that may require Flycast, among other things, to indemnify its officers and directors against liabilities that may arise by reason of their status or service as officers or directors, other than liabilities arising from willful misconduct of a culpable nature, and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. See "Management--Limitation of Liability and Indemnification Matters."

                             PRINCIPAL STOCKHOLDERS

  The following table sets forth information regarding the beneficial ownership of Flycast's common stock as of January 31, 1999 and as adjusted to reflect the sale of the common stock offered by Flycast under this prospectus by:

  .each of Flycast's directors and Named Officers;

  .  all directors and executive officers as a group; and

  . each person who is known by Flycast to own beneficially more than 5% of its common stock.

  Except as otherwise noted, the address of each person listed in the table is c/o Flycast Communications Corporation, 181 Fremont Street, Suite 120, San Francisco, CA 94105. The table includes all shares of common stock issuable within 60 days of January 31, 1999 upon the exercise of options and other rights beneficially owned by the indicated stockholders on that date. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to shares. To the knowledge of Flycast, except under applicable community property laws or as otherwise indicated, the persons named in the table have sole voting and sole investment control with respect to all shares beneficially owned. The applicable percentage of ownership for each stockholder is based on 11,124,104 shares of common stock outstanding as of January 31, 1999, together with applicable options for that stockholder. Shares of common stock issuable upon exercise of options and other rights beneficially owned are deemed outstanding for the purpose of computing the percentage ownership of the person holding those options and other rights, but are not deemed outstanding for computing the percentage ownership of any other person.

                                                              Percentage of
                                                Number of   Shares Outstanding
                                                  Shares    ------------------
                                               Beneficially  Before    After
Name of Beneficial Owner                          Owned     Offering Offering
------------------------                       ------------ -------- ---------
David J. Cowan
 Entities affiliated with Bessemer Venture
  Partners(1).................................  2,130,968     19.2%
  1400 Old Country Rd., Suite 407
  Westbury, NY 11590
Ted R. Dintersmith
 Entities affiliated with Charles River
  Partnership(2)..............................  2,093,837     18.8
  1000 Winter Street, Suite 3300
  Waltham, MA 02154
Entities affiliated with St. Paul Venture
 Capital(3)...................................  1,256,302     11.3
 8500 Normandale Lake Blvd., Suite 1940
 Bloomington, MN 55437
Richard L. Thompson(4)........................  1,030,000      9.3
George R. Garrick(5)..........................    694,999      6.3
Lawrence G. Braitman(6).......................    606,000      5.5
Peter D. Olson(7).............................    599,872      5.4
  992 South DeAnza Boulevard
  San Jose, CA 95129
Gary L. Prophitt(8)...........................    442,477      4.0
Miles Walsh(9)................................    218,317      2.0
Larry M. Levine(10)...........................    187,000      1.7
Michael D. Solomon............................    140,000      1.3
Peter T. Nicas(11)............................    120,000      1.1
Edwin Videki (12).............................     25,000        *
Howard C. Draft(13)...........................      5,531        *
All directors and officers as a group (16
 persons)(14).................................  7,972,398     71.6

--------
  *  Less than one percent of the outstanding shares of common stock.

 (1) Represents:

    . 730,046 shares of outstanding common stock and 31,809 shares of com-mon stock that the stockholder has the right to acquire pursuant to warrants exercisable within 60 days of January 31, 1999 held by Bessec Ventures IV, L.P.;

    . 205,171 shares of outstanding common stock and 4,591 shares of com-mon stock that the stockholder has the right to acquire pursuant to warrants exercisable within 60 days of January 31, 1999 held by Bes-semer Venture Investors, L.P.;

    . 730,045 shares of outstanding common stock and 31,807 shares of com-mon stock that the stockholder has the right to acquire pursuant to warrants exercisable within 60 days of January 31, 1999 held by Bes-semer Venture Partners IV, L.P.;

    . 70,060 shares of outstanding common stock and 1,824 shares of common stock that the stockholder has the right to acquire pursuant to war-rants exercisable within 60 days of January 31, 1999 held by BVP IV Special Situations, L.P.; and

    . 316,405 shares of outstanding common stock and 9,210 shares of com-mon stock stockholders have the right to acquire pursuant to war-rants exercisable within 60 days of January 31, 1999 held by various other individuals or entities, including 18,236 shares of outstand-ing common stock held by David J. Cowan and 863 shares of common stock that David J. Cowan has the right to acquire pursuant to a warrant exercisable within 60 days of January 31, 1999, that are ei-ther managers or former members of Deer IV & Co. LLC or employees of Deer II & Co. LLC or individuals or entities associated with Besse-mer Securities Corporation.
   Mr. Cowan, a director of Flycast and a manager of Deer IV & Co., LLC, which is the general partner of each of these partnerships, shares voting and dispositive power with respect to the shares held by each such entity, and disclaims beneficial ownership of such shares in which he has no pecu-niary interest.

 (2) Represents:

    . 2,011,637 shares of outstanding common stock and 44,291 shares of common stock that the stockholder has the right to acquire pursuant to a warrant exercisable within 60 days of January 31, 1999 held by Charles River Partnership VIII, A Limited Partnership; and

    . 37,092 shares of outstanding common stock and 817 shares of common stock that the stockholder has the right to acquire pursuant to a warrant exercisable within 60 days of January 31, 1999 held by Charles River VIII-A, LLC.
   Mr. Dintersmith, a director of Flycast, is a General Partner of Charles River Partnership VIII, A Limited Partnership and disclaims beneficial ownership of such shares in which he has no pecuniary interest.

 (3) Represents 33,804 shares of outstanding common stock and 744 shares of common stock that the stockholder has the right to acquire pursuant to a warrant exercisable within 60 days of January 31, 1999 held by St. Paul Venture Capital Affiliates Fund I, LLC and 1,195,434 shares of outstanding common stock and 26,320 shares of common stock that the stockholder has the right to acquire pursuant to a warrant exercisable within 60 days of January 31, 1999 held by St. Paul Venture Capital IV, LLC.

 (4) Represents:

    . 80,000 shares of outstanding common stock held by Alex. Brown & Sons, Custodial fbo Richard L. Thompson; and

    .  950,000 shares of outstanding common stock held by Mr. Thompson.

 (5) Includes 134,999 shares of common stock issuable within 60 days of January 31, 1999 upon the exercise of an incentive stock option, all of which will have vested, and 390,000 shares of common stock issuable upon the exercise of nonstatutory stock options within 60 days of January 31, 1999, none of which will have vested.

 (6) Represents,

    . 60,000 shares of common stock held by Alex. Brown & Sons, Custodial fbo Lawrence G. Braitman and

    .  546,000 shares of common stock held by Mr. Braitman.

 (7) Includes 3,994 shares of outstanding common stock and 19,549 shares of common stock that the stockholder has the right to acquire pursuant to a warrant exercisable within 60 days of January 31, 1999 held by Alex. Brown & Sons, Custodial fbo Peter D. Olson. Also includes 570,069 shares of outstanding common stock and 6,260 shares of common stock that Mr. Olson has the right to acquire pursuant to a warrant exercisable within 60 days of January 31, 1999.

 (8) Represents 442,477 shares of common stock held by Intelligent Media Ventures, Inc., an entity of which Mr. Prophitt is an executive officer. Mr. Prophitt disclaims beneficial ownership of such shares except to the extent he has pecuniary interest in such shares.

 (9) Represents 218,317 shares of common stock held by the Walsh/Emerson Family Trust.

(10) Flycast expects to repurchase a portion of these shares of common stock upon termination of Mr. Levine's consulting relationship with Flycast.

(11) Includes 70,000 shares of common stock issuable within 60 days of January 31, 1999 upon the exercise of stock options, 2,500 shares of which will have vested.

(12) Represents 25,000 shares of common stock issuable within 60 days of January 31, 1999 upon the exercise of outstanding stock options, all of which have vested.

(13) Represents 5,531 shares of common stock held in the name of DF LLC, an Illinois limited liability company in which Mr. Draft is a managing partner.

(14) Represents shares listed as to all directors, current executive officers and former executive officers that are Named Officers, notwithstanding the fact that some directors or executive officers may disclaim beneficial ownership of such shares, and includes 744,999 shares of common stock issuable within 60 days of January 31, 1999 upon the exercise of outstanding options and 137,883 shares of common stock issuable within 60 days of January 31, 1999 upon exercise of outstanding warrants. See "Management--Executive Compensation."

                          DESCRIPTION OF CAPITAL STOCK

  Upon the completion of this offering, Flycast will be authorized to issue 50,000,000 shares of common stock, $0.0001 par value per share, and 2,000,000 shares of undesignated preferred stock, $0.0001 par value per share. All currently outstanding shares of preferred stock will be converted into common stock upon the closing of this offering.

Common Stock

  As of January 31, 1999, there were 11,124,104 shares of common stock outstanding, as adjusted to reflect the conversion of all outstanding shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock into common stock and the exercise of warrants to purchase 212,659 shares of common stock and preferred stock that terminate on the effective date of this offering, held of record by 104 stockholders. Options to purchase an aggregate of 2,863,292 shares of common stock were also outstanding. There will be shares of common stock outstanding, assuming no exercise of the underwriters' over-allotment option or exercise of outstanding options under Flycast's stock option plans after January 31, 1999, after giving effect to the sale of the shares offered hereby.

  The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the Board out of funds legally available for that purpose. See "Dividend Policy." In the event of liquidation, dissolution or winding up of Flycast, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to the prior distribution rights of any outstanding preferred stock. The common stock has no preemptive or conversion rights or other subscription rights. The outstanding shares of common stock are, and the shares of common stock to be issued upon completion of this offering will be, fully paid and non-assessable.

Preferred Stock

  Upon the closing of this offering, all outstanding shares of preferred stock will be converted into 8,234,470 shares of common stock and automatically retired. Thereafter, the Board will have the authority, without further action by the stockholders, to issue up to 2,000,000 shares of preferred stock, $0.0001 par value, in one or more series. The Board will also have the authority to designate the rights, preferences, privileges and restrictions of each such series, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series.

  The issuance of preferred stock might have the effect of delaying, deferring or preventing a change in control of Flycast without further action by the stockholders. The issuance of preferred stock with voting and conversion rights might also adversely affect the voting power of the holders of common stock. An issuance of preferred stock could have the effect of decreasing the market price of the common stock. As of the closing of this offering, no shares of preferred stock will be outstanding. Flycast currently has no plans to issue any shares of preferred stock.

Warrants

  At January 31, 1999, there were warrants outstanding to purchase an aggregate of 212,659 shares of common and preferred stock which will expire upon the consummation of this offering, 7,500 shares of Series A Preferred Stock that will expire in June 2002, 33,834 shares of Series B Preferred Stock that will expire in April 2002 and 127,733 shares of Series C Preferred Stock that will expire two years from the effective date of this offering. The warrants to purchase shares of preferred stock that survive the closing of this offering will convert into warrants to purchase shares of common stock on the closing of this offering on a one-to-one basis. Generally, each warrant contains provisions for the adjustment of the exercise price and the aggregate number of shares issuable upon the exercise of the warrant upon the occurrence of events such as stock dividends, stock splits, reorganizations, reclassifications, consolidations and dilutive issuances of securities at prices below the then existing warrant exercise price.

Registration Rights

  The holders of 10,079,716 shares of common stock, assuming the conversion of all outstanding preferred stock upon completion of this offering, and warrants to purchase 169,067 shares of common stock or their transferees are entitled to rights with respect to the registration of such shares under the Securities Act. These rights are provided under the terms of an agreement between Flycast and the holders of these securities. Subject to limitations in the agreement, the holders of at least 20% of these securities then outstanding may require, on two occasions beginning at least six months after the date of this prospectus, that Flycast use its best efforts to register their shares of common stock for public resale if Form S-3 is not available. If Flycast registers any of its common stock either for its own account or for the account of other security holders, the holders of these securities are entitled to include their shares of common stock in that registration, subject to the ability of the underwriters to limit the number of shares included in the offering. The holders of at least 20% of the described securities entitled to registration rights then outstanding may also require Flycast, not more than twice in any 12 month period, to register all or a portion of their securities entitled to registration rights on Form S-3 when use of such form becomes available to Flycast, provided, among other limitations, that the proposed aggregate selling price, net of any underwriters' discounts or commissions, is at least $1,000,000. Flycast will be responsible for paying all registration expenses, and the holders selling their shares will be responsible for paying all selling expenses.

Delaware Anti-Takeover Law and Charter and Bylaw Provisions

  Provisions of Delaware law and Flycast's charter documents could make the acquisition of Flycast and the removal of incumbent officers and directors more difficult. These provisions are expected to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of Flycast to negotiate with it first. Flycast believes that the benefits of increased protection of its potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure Flycast outweigh the disadvantages of discouraging these proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

  Flycast is subject to the provisions of Section 203 of the Delaware law. In general, the statute prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date that the person became an interested stockholder unless, subject to exceptions, the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years prior, did own, 15% or more of the corporation's voting stock. These provisions may have the effect of delaying, deferring or preventing a change in control of Flycast without further action by the stockholders.

  Flycast's Amended and Restated Certificate of Incorporation provides that stockholder action can be taken only at an annual or special meeting of stockholders and may not be taken by written consent. The Amended and Restated Certificate of Incorporation also provides that directors of Flycast will be elected without the application of cumulative voting. The Bylaws provide that special meetings of stockholders can be called only by the Board, the Chairman of the Board, if any, the President and holders of 50% of the votes entitled to be cast at a meeting. Moreover, the business permitted to be conducted at any special meeting of stockholders is limited to the business brought before the meeting by the Board, the Chairman of the Board, if any, the President or any such 50% holder. The Bylaws set forth an advance notice procedure with regard to the nomination, other than by or at the direction of the Board, of candidates for election as directors and with regard to business to be brought before a meeting of stockholders.

Transfer Agent and Registrar

  The Transfer Agent and Registrar for the common stock is U.S. Stock Transfer Corporation. The Transfer Agent's address is 1745 Gardena Avenue, Glendale, CA 91204 and its phone number at this location is (818) 502-1404.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Prior to this offering, there has been no market for Flycast common stock. Future sales of substantial amounts of common stock in the public market could adversely affect prevailing market prices. Furthermore, since only a limited number of shares will be available for sale shortly after this offering because of contractual and legal restrictions on resale, sales of substantial amounts of Flycast common stock in the public market after the restrictions lapse could adversely affect the prevailing market price and Flycast's ability to raise equity capital in the future.

  Upon completion of this offering, Flycast will have outstanding       shares
of common stock. Of these shares, the       shares sold in the offering, plus
any shares issued upon exercise of the underwriters' over-allotment option, will be freely tradable without restriction under the Securities Act, unless purchased by "affiliates" of Flycast, which generally includes officers, directors or 10% stockholders as that term is defined in Rule 144 under the Securities Act.

  The remaining 11,124,104 shares outstanding are "restricted securities" within the meaning of Rule 144 under the Securities Act. These shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act, which are summarized below. Sales of the Restricted Shares in the public market, or the availability of these shares for sale, could adversely affect the market price of the common stock.

  The stockholders of Flycast have entered into lock-up agreements generally providing that they will not offer, sell, contract to sell or grant any option to purchase or otherwise dispose of Flycast common stock or any securities exercisable for or convertible into Flycast common stock owned by them for a period of 180 days after the effective date of the registration statement filed in connection with this offering without the prior written consent of BT Alex. Brown. As a result of these contractual restrictions, notwithstanding possible earlier eligibility for sale under the provisions of Rules 144, 144(k) and 701, shares subject to lock-up agreements will not be salable until these agreements expire or are waived by the designated underwriters' representative. Taking into account the lock-up agreements, and assuming BT Alex. Brown does not release stockholders from these agreements, the following shares will be eligible for sale in the public market at the following times:

  . Beginning on the effective date of the offering, only the shares sold in the offering will be immediately available for sale in the public market.

  . Beginning 180 days after the effective date of the offering, approximately 8,862,802 shares will be eligible for sale pursuant to Rules 144, 144(k) and 701.

  . An additional 2,261,302 shares will become eligible for sale pursuant to Rule 144 beginning on December 30, 1999. Shares eligible to be sold by affiliates pursuant to Rule 144 are subject to volume restrictions as described below.

  In general, under Rule 144 as currently in effect, and beginning after the expiration of the lock-up agreements, which is 180 days after the effective date of the registration statement, a person, or persons whose shares are aggregated, who has beneficially owned restricted securities for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of: (1) one percent of the number of shares of
common stock then outstanding, which will equal approximately         shares
immediately after the offering; or (2) the average weekly trading volume of the common stock during the four calendar weeks preceding the sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about Flycast. Under Rule 144(k), a person who is not deemed to have been an affiliate of Flycast at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell these shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

  As a result of the lock-up agreements, persons holding stock options may not sell shares acquired upon exercise until 180 days after the effective date of the offering. Beginning 180 days after the effective date, any employee, officer or director of or consultant to Flycast who purchased shares pursuant to a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell shares in reliance on Rule 144 without having to comply with the holding period, public information, volume limitation or notice provisions of Rule 144. In addition, Flycast intends to file registration statements under the Securities Act on or as promptly as possible after the effective date to register shares to be issued pursuant to Flycast's employee benefit plans. As a result, any options exercised under the 1997 Option Plan, 1999 Option Plan or any other benefit plan after the effectiveness of such registration statement will also be freely tradable in the public market, except that shares held by affiliates will still be subject to the volume limitation, manner of sale, notice and public information requirements of Rule 144 unless otherwise resalable under Rule 701. As of January 31, 1999, there were outstanding options under the 1997 Stock Option Plan and 1999 Stock Option Plan for the purchase 2,863,292 shares. No shares have been issued to date under Flycast's Purchase Plan or Directors' Plan. In addition, as of January 31, 1999, there are warrants to purchase 169,067 shares of common stock that are exercisable following this offering. See "Risk Factors--A substantial number of our shares will be eligible for future sale," "Management--Stock Plans" and "Description of Capital Stock--Registration Rights."

                                  UNDERWRITING

  Subject to the terms and conditions of the underwriting agreement dated the date hereof, the Underwriters named below, through their representatives BT Alex. Brown Incorporated, Dain Rauscher Wessels, a division of Dain Rauscher Incorporated, and Hambrecht & Quist LLC have severally agreed to purchase from Flycast the following respective numbers of shares of common stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus.

                                                                      Number
       Underwriter                                                  of Shares
       -----------                                                --------------
   BT Alex. Brown Incorporated...................................
   Dain Rauscher Wessels.........................................
   Hambrecht & Quist LLC.........................................
                                                                  --------------
     Total.......................................................
                                                                  ==============

  The underwriting agreement provides that the obligations of the several Underwriters to purchase the shares of common stock offered hereby are subject to conditions. The Underwriters are obligated to purchase all of the shares of common stock offered hereby, other than those covered by the over-allotment option described below, if any of these shares are purchased.

  The Underwriters propose to offer the shares of common stock to the public at the public offering price set forth on the cover page of this prospectus and to
dealers at a price that represents a concession not in excess of $     per
share under the public offering price. The Underwriters may allow, and these
dealers may re-allow, a concession not in excess of $     per share to other
dealers. After the initial public offering, the offering price and other selling terms may be changed by the representatives of the Underwriters.

  Flycast has granted to the Underwriters an option, exercisable not later than 30 days after the date of this prospectus, to purchase up to additional shares of common stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus. The Underwriters may exercise this option only to cover over-allotments made in connection with the sale of the common stock offered hereby. To the extent that the Underwriters exercise such option, each of the Underwriters will become obligated, subject to conditions, to purchase approximately the same percentage of additional shares of common stock as the number of shares of common stock to be purchased by it in the above table bears
to                . Flycast will be obligated, pursuant to the option, to sell these shares to the Underwriters to the extent the option is exercised. If any additional shares of common stock are purchased, the Underwriters will offer additional shares on the same terms as those on which the shares are being offered.

  Flycast has agreed to indemnify the Underwriters against some specified types of liabilities, including liabilities under the Securities Act.

  Each of Flycast's officers, directors and stockholders has agreed not to offer, sell, contract to sell or otherwise dispose of, or enter into any transaction that is designed to, or could be expected to, result in the disposition of any portion of, any common stock for a period of 180 days after the effective date of the registration statement of which this prospectus is a part without the prior written consent of BT Alex. Brown Incorporated. This consent may be given at any time without public notice. Flycast has entered into a similar agreement.

  The representatives of the Underwriters have advised Flycast that the Underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

  Two entities and two individuals affiliated with BT Alex. Brown Incorporated own an aggregate of 104,977 shares of Flycast common stock.

  In order to facilitate the offering of the common stock, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the market price of the common stock. Specifically, the Underwriters may over-allot shares of the common stock in connection with this offering, thereby creating a short position in the common stock for their own account. Additionally, to cover these over-allotments or to stabilize the market price of the common stock, the Underwriters may bid for, and purchase, shares of the common stock in the open market. Finally, the representatives, on behalf of the Underwriters, also may reclaim selling concessions allowed to an Underwriter or dealer if the underwriting syndicate repurchases shares distributed by that Underwriter or dealer. Any of these activities may maintain the market price of the common stock at a level above that which might otherwise prevail in the open market. The Underwriters are not required to engage in these activities and, if commenced, may end any of these activities at any time.

Pricing of this Offering

  Prior to this offering, there has been no public market for Flycast's common stock. Consequently, the initial public offering price for Flycast's common stock will be determined by negotiation among Flycast and the representatives of the Underwriters. Among the factors to be considered in determining the public offering price will be:

  .  prevailing market conditions;

  .  Flycast's results of operations in recent periods;

  .  the present stage of Flycast's development;

  . the market capitalizations and stages of development of other companies that Flycast and the representatives of the Underwriters believe to be comparable to Flycast; and

  .  estimates of Flycast's business potential.

                                 LEGAL MATTERS

  The validity of the common stock offered hereby will be passed upon for Flycast by Venture Law Group, A Professional Corporation, Menlo Park, California. Jeffrey Y. Suto, a director of Venture Law Group, is the Secretary of Flycast. Certain legal matters in connection with this offering will be passed upon for the underwriters by Fenwick & West LLP, Palo Alto, California. As of the date of this prospectus, a director of Venture Law Group owns 7,518 shares of Flycast's Series B Preferred Stock, which shares will convert into 7,518 shares of Flycast's common stock upon the completion of this offering, and an investment partnership associated with Venture Law Group owns 11,278 shares of Flycast's Series B Preferred Stock, which shares will convert into 11,278 shares of Flycast's common stock upon the completion of this offering.

                                    EXPERTS

  The financial statements as of December 31, 1997 and December 31, 1998, and for the period from April 14, 1996 (inception) to December 31, 1996 and for each of the years in the two year period ended December 31, 1998 included in the prospectus and the related financial statement schedule included elsewhere in the Registration Statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the Registration Statement, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                             CHANGE IN ACCOUNTANTS

  In December 1998, Flycast appointed Deloitte & Touche LLP to replace the former accountants as its principal accountants. There were no disagreements with the former accountants during the period from inception to December 31, 1998 or during any subsequent interim period preceding their replacement on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the former accountants' satisfaction, would have caused them to make reference to the subject matter of the disagreement in connection with their reports. The former accountants issued an unqualified opinion on the financial statements as of and for the year ended March 31, 1998 and the period from inception to March 31, 1997. Flycast did not consult with Deloitte & Touche LLP on any accounting or financial reporting matters in the periods prior to their appointment. The change in accountants was approved by the Board.

                             ADDITIONAL INFORMATION

  Flycast has filed with the Securities and Exchange Commission ("SEC") a Registration Statement on Form S-1 under the Securities Act with respect to the common stock offered hereby. This prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedule thereto. For further information with respect to Flycast and the common stock offered hereby, reference is made to the Registration Statement and to the exhibits and schedule thereto. Statements made in this prospectus concerning the contents of any document referred to herein are not necessarily complete. With respect to each such document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved. The Registration Statement and the exhibits and schedules thereto may be inspected without charge at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at Seven World Trade Center, 13th Floor, New York, New York 10048, and the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any part of the Registration Statement may be obtained from the SEC's offices upon payment of certain fees prescribed by the SEC. The SEC maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is http://www.sec.gov.

                       FLYCAST COMMUNICATIONS CORPORATION

                         INDEX TO FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
Independent Auditors' Report............................................... F-2
Balance Sheets............................................................. F-3
Statements of Operations................................................... F-4
Statements of Common Stockholders' Equity (Deficit)........................ F-5
Statements of Cash Flows................................................... F-6
Notes to Financial Statements.............................................. F-7

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Flycast Communications Corporation:

We have audited the accompanying balance sheets of Flycast Communications Corporation (the "Company") as of December 31, 1997 and 1998, and the related statements of operations, common stockholders' equity (deficit) and cash flows for the period from April 14, 1996 (inception) to December 31, 1996 and for each of the two years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Flycast Communications Corporation as of December 31, 1997 and 1998, and the results of its operations and its cash flows for the period from April 14, 1996 (inception) to December 31, 1996 and for each of the two years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.

/s/ DELOITTE & TOUCHE LLP
San Jose, California
February 3, 1999

                       FLYCAST COMMUNICATIONS CORPORATION

                                 BALANCE SHEETS
                           December 31, 1997 and 1998
               (In Thousands, Except Share and Per Share Amounts)

                                                   December 31,      Pro Forma
                                                 -----------------  December 31,
                                                  1997      1998        1998
                                                 -------  --------  ------------
                                                                    (Unaudited)
                                                                      (Note 1)
                    ASSETS
CURRENT ASSETS:
  Cash and cash equivalents....................  $ 3,560  $  5,010    $ 19,809
  Investments..................................                183         183
  Accounts receivable, net of allowance for
   doubtful accounts of $0, $12 and $178, re-
   spectively..................................      397     3,449       3,449
  Prepaid expenses and other assets............       39       256         256
                                                 -------  --------    --------
   Total current assets........................    3,996     8,898      23,697
PROPERTY AND EQUIPMENT, NET....................      661     1,785       1,785
OTHER ASSETS...................................       18       108         108
                                                 -------  --------    --------
TOTAL ASSETS...................................  $ 4,675  $ 10,791    $ 25,590
                                                 =======  ========    ========
 LIABILITIES, MANDATORILY REDEEMABLE PREFERRED
  STOCK AND COMMON STOCKHOLDERS' EQUITY (DEFI-
                      CIT)
CURRENT LIABILITIES:
  Accounts payable.............................  $   326  $  2,521    $  2,521
  Accrued liabilities..........................       78       369         369
  Accrued compensation and benefits............       63       460         460
  Short-term capital lease obligations.........       31       477         477
  Short-term debt..............................                983         983
                                                 -------  --------    --------
   Total current liabilities...................      498     4,810       4,810
LONG-TERM CAPITAL LEASE OBLIGATIONS............       40     1,022       1,022
LONG-TERM DEBT.................................              3,682       3,682
                                                 -------  --------    --------
   Total liabilities...........................      538     9,514       9,514
                                                 -------  --------    --------
MANDATORILY REDEEMABLE PREFERRED STOCK:
  Mandatorily redeemable convertible preferred
   stock, $0.0001 par value, 9,904,000 shares
   authorized:
  Series A, 920,000 shares designated, 911,295
   shares issued and outstanding (none pro
   forma) (aggregate liquidation preference
   $911).......................................      951     1,027
  Series B, 5,500,000 shares designated,
   5,324,532 shares issued and outstanding
   (none pro forma) (aggregate liquidation
   preference $7,082)..........................    7,244     7,824
  Series C, 3,484,000 shares designated,
   497,785 shares issued and outstanding in
   1998 (none pro forma) (aggregate liquidation
   preference $4,500)..........................              5,004
                                                 -------  --------    --------
   Total mandatorily redeemable preferred
    stock......................................    8,195    13,855
                                                 -------  --------    --------
COMMON STOCKHOLDERS' EQUITY (DEFICIT):
  Common stock, $0.0001 par value, 20,000,000
   shares authorized, 2,352,031, 2,656,635 and
   11,103,764 shares issued and outstanding in
   1997, 1998 and pro forma, respectively......      237       912      29,566
  Common stock options.........................              2,837       2,837
  Deferred stock compensation..................             (1,690)     (1,690)
  Notes receivable from stockholders...........     (227)     (606)       (606)
  Accumulated deficit..........................   (4,068)  (14,031)    (14,031)
                                                 -------  --------    --------
   Total common stockholders' equity (defi-
    cit).......................................   (4,058)  (12,578)     16,076
                                                 -------  --------    --------
TOTAL LIABILITIES, MANDATORILY REDEEMABLE
 PREFERRED STOCK AND COMMON STOCKHOLDERS'
 EQUITY (DEFICIT)..............................  $ 4,675  $ 10,791    $ 25,590
                                                 =======  ========    ========

                       See notes to financial statements.

                       FLYCAST COMMUNICATIONS CORPORATION

                            STATEMENTS OF OPERATIONS
        Period from April 14, 1996 (Inception) to December 31, 1996 and
                     Years Ended December 31, 1997 and 1998
                    (In Thousands, Except Per Share Amounts)

                                               Period from      Years Ended
                                             April 14, 1996    December 31,
                                             (Inception) to   ----------------
                                            December 31, 1996  1997     1998
                                            ----------------- -------  -------
REVENUE...................................      $             $   630  $ 8,029
COST OF REVENUE...........................                        556    5,945
                                                --------      -------  -------
GROSS PROFIT..............................                         74    2,084
                                                --------      -------  -------
OPERATING EXPENSES:
  Sales and marketing.....................           103        1,384    5,180
  Research and development................           201        1,376    2,621
  General and administrative..............           141          725    2,031
  Stock-based compensation................                               1,147
                                                --------      -------  -------
    Total operating expenses..............           445        3,485   10,979
                                                --------      -------  -------
OPERATING LOSS............................          (445)      (3,411)  (8,895)
INTEREST INCOME...........................                         92       92
INTEREST EXPENSE..........................                        (98)    (504)
                                                --------      -------  -------
NET LOSS..................................      $   (445)     $(3,417) $(9,307)
                                                --------      -------  -------
ACCRETION OF MANDATORILY REDEEMABLE
 PREFERRED STOCK..........................                        206      656
                                                --------      -------  -------
LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS..      $   (445)     $(3,623) $(9,963)
                                                ========      =======  =======
BASIC AND DILUTED LOSS PER COMMON SHARE...      $(445.00)     $(31.80) $(11.93)
                                                ========      =======  =======
SHARES USED IN BASIC AND DILUTED LOSS PER
 COMMON SHARE.............................             1          114      835
                                                ========      =======  =======
PRO FORMA BASIC AND DILUTED LOSS PER
 COMMON SHARE (Note 1)....................                             $ (1.40)
                                                                       =======
SHARES USED IN PRO FORMA BASIC AND DILUTED
 LOSS PER COMMON SHARE (Note 1)...........                               7,113
                                                                       =======



                       See notes to financial statements.

                       FLYCAST COMMUNICATIONS CORPORATION

              STATEMENTS OF COMMON STOCKHOLDERS' EQUITY (DEFICIT)

        Period from April 14, 1996 (Inception) to December 31, 1996 and
                     Years Ended December 31, 1997 and 1998
                                 (In Thousands)

                          Common Stock    Common    Deferred
                          --------------   Stock     Stock       Notes    Accumulated
                          Shares  Amount  Options Compensation Receivable   Deficit    Total
                          ------  ------  ------- ------------ ---------- ----------- --------
ISSUANCE OF COMMON STOCK
 FOR CASH AND NOTES
 RECEIVABLE.............      1   $ 611   $         $            $ (16)    $          $    595
NET LOSS................                                                       (445)      (445)
                          -----   -----   ------    -------      -----     --------   --------
BALANCE, DECEMBER 31,
 1996...................      1     611                            (16)        (445)       150
CONVERSION OF COMMON
 STOCK TO SERIES A
 PREFERRED STOCK........     (1)   (611)                            16                    (595)
ISSUANCE OF COMMON STOCK
 FOR CASH AND NOTES
 RECEIVABLE.............  2,284     228                           (227)                      1
EXERCISE OF COMMON STOCK
 OPTIONS................     68       7                                                      7
ISSUANCE OF COMMON
 WARRANTS IN CONNECTION
 WITH ISSUANCE OF DEBT..              2                                                      2
ACCRETION OF MANDATORILY
 REDEEMABLE PREFERRED
 STOCK..................                                                       (206)      (206)
NET LOSS................                                                     (3,417)    (3,417)
                          -----   -----   ------    -------      -----     --------   --------
BALANCE, DECEMBER 31,
 1997...................  2,352     237                           (227)      (4,068)    (4,058)
EXERCISE OF COMMON STOCK
 OPTIONS................    686     492                           (446)                     46
REPURCHASE OF COMMON
 STOCK..................   (425)    (42)                            42
PAYMENT ON NOTES
 RECEIVABLE.............                                            25                      25
ISSUANCE OF COMMON STOCK
 FOR SERVICES...........     44      47                                                     47
COMPENSATORY STOCK
 ARRANGEMENTS...........                   2,837                                         2,837
AMORTIZATION OF DEFERRED
 STOCK COMPENSATION.....                             (1,690)                            (1,690)
ISSUANCE OF COMMON STOCK
 OPTIONS AND WARRANTS
 FOR SERVICES...........            178                                                    178
ACCRETION OF MANDATORILY
 REDEEMABLE PREFERRED
 STOCK..................                                                       (656)      (656)
NET LOSS................                                                     (9,307)    (9,307)
                          -----   -----   ------    -------      -----     --------   --------
BALANCE, DECEMBER 31,
 1998...................  2,657   $ 912   $2,837    $(1,690)     $(606)    $(14,031)  $(12,578)
                          =====   =====   ======    =======      =====     ========   ========


                       See notes to financial statements.

                       FLYCAST COMMUNICATIONS CORPORATION

                            STATEMENTS OF CASH FLOWS
        Period from April 14, 1996 (Inception) to December 31, 1996 and
                     Years Ended December 31, 1997 and 1998
                                 (In Thousands)

                                                Period from
                                               April 14, 1996   Years Ended
                                               (Inception) to  December 31,
                                                December 31,  ----------------
                                                    1996       1997     1998
                                               -------------- -------  -------
CASH FLOWS USED IN OPERATING ACTIVITIES:
  Net loss....................................     $(445)     $(3,417) $(9,307)
  Adjustments to reconcile net loss to net
   cash used in operating activities:
    Depreciation and amortization.............        18          184      531
    Provision for doubtful accounts...........                     12      236
    Loss on sale of property and equipment....                               5
    Stock and warrants issued for services....                             225
    Noncash interest expense..................                     71      248
    Stock-based compensation expense..........                           1,147
    Changes in operating assets and
     liabilities:
      Accounts receivable.....................                   (409)  (3,288)
      Prepaid expenses and other assets.......        (3)         (54)    (307)
      Accounts payable........................        40          286    2,195
      Accrued liabilities.....................        24          116      688
                                                   -----      -------  -------
        Net cash used in operating
         activities...........................      (366)      (3,211)  (7,627)
                                                   -----      -------  -------
CASH FLOWS USED IN INVESTING ACTIVITIES:
  Purchases of property and equipment.........      (218)        (544)     (11)
  Proceeds from sale of property and
   equipment..................................                               4
  Purchases of short-term investments.........                            (183)
                                                   -----      -------  -------
        Net cash used in investing
         activities...........................      (218)        (544)    (190)
                                                   -----      -------  -------
CASH FLOWS PROVIDED BY FINANCING ACTIVITIES:
  Proceeds from long-term debt................                           5,100
  Payments on long-term debt..................                            (179)
  Payments on capital leases..................                    (28)    (225)
  Proceeds from payment of notes receivable
   from stockholders..........................                     16       25
  Proceeds from issuance of common stock......       595            8       46
  Proceeds from issuance of preferred stock...                  7,308    4,500
                                                   -----      -------  -------
        Net cash provided by financing
         activities...........................       595        7,304    9,267
                                                   -----      -------  -------
NET INCREASE IN CASH AND CASH EQUIVALENTS.....        11        3,549    1,450
CASH AND CASH EQUIVALENTS, BEGINNING OF
 PERIOD.......................................                     11    3,560
                                                   -----      -------  -------
CASH AND CASH EQUIVALENTS, END OF PERIOD......     $  11      $ 3,560  $ 5,010
                                                   =====      =======  =======
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
 INFORMATION:
  Cash paid for interest......................                $    27  $   256
                                                              =======  =======
  Noncash financing and investing activities:
    Purchase of equipment under capital
     leases...................................                $   100  $ 1,653
                                                              =======  =======
    Issuance of common stock for notes
     receivable...............................     $  16      $   228  $   446
                                                   =====      =======  =======
    Repurchase of common stock for
     extinguishment of debt...................                         $    42
                                                                       =======
    Conversion of common stock to preferred
     stock....................................                $   611
                                                              =======

                       See notes to financial statements.

                       FLYCAST COMMUNICATIONS CORPORATION

                         NOTES TO FINANCIAL STATEMENTS
      For the Period from April 14, 1996 (Inception) to December 31, 1996 and Years Ended December 31, 1997 and 1998

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization--Flycast Communications Corporation (the "Company"), a California corporation, commenced operations on April 14, 1996 (inception). The Company is a provider of Web-based advertising solutions designed to maximize the return on investment for direct response advertisers and e-commerce companies. The Company is headquartered in San Francisco.

  Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The Company performs ongoing credit evaluations of its customers' respective financial conditions, and, generally, requires no collateral from its customers. The Company maintains an allowance for uncollectible accounts receivable based on the expected collectibility of accounts receivable.

  Cash equivalents consist of money market funds and certificates of deposit with original maturities of three months or less at the time of acquisition.

  Investments consist of certificates of deposit with an original maturity date of greater than three months at the time of acquisition. Such investments are considered available for sale and have carrying values which approximate fair value.

  Property and Equipment--Property and equipment are stated at cost. Equipment held under capital leases is stated at the present value of minimum lease payments. Depreciation on property and equipment is calculated on the straight-line method over the estimated useful lives of the assets. Equipment held under capital leases is amortized on the straight-line method over the shorter of the lease term or the estimated useful life of the asset.

  Revenue Recognition--Revenue is derived primarily from the delivery of advertising impressions through third-party Web sites comprising the Flycast Network. Revenue is recognized in the period the advertising impressions are delivered provided collection of the resulting receivable is probable. Amounts payable to third-party Web sites for advertisements displayed on such sites are recorded as cost of revenue in the period the advertising impressions are delivered.

  Advertising Expenses are charged to operations as incurred. Advertising expenses were not significant in 1996 or 1997 and were $634,000 in 1998.

  Research and development expenses are charged to operations as incurred.

  Income Taxes--Deferred tax liabilities are recognized for future taxable amounts, and deferred tax assets are recognized for future deductions, net of a valuation allowance to reduce net deferred tax assets to amounts that are more likely than not to be realized.

  Concentration of Credit Risk--Financial instruments that potentially subject the Company to concentration of credit risk consist of trade receivables. The Company's credit risk is mitigated by the Company's credit evaluation process and the reasonably short collection terms. The Company does not require collateral or other security to support accounts receivable and maintains reserves for potential credit losses.

                       FLYCAST COMMUNICATIONS CORPORATION

    For the Period from April 14, 1996 (Inception) to December 31, 1996 and
                     Years Ended December 31, 1997 and 1998


  Financial instruments--The Company's financial instruments include cash and cash equivalents, short-term investments, notes receivable from stockholders and long-term debt. At December 31, 1997 and 1998, the fair values of these instruments approximated their financial statement carrying amounts.

  Stock-Based Compensation--The Company accounts for its employee stock option plan in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees." Accordingly, no accounting recognition is given to stock options granted to employees (including directors) at fair market value until they are exercised. Upon exercise, the net proceeds are credited to stockholders' equity (deficit). The Company accounts for stock options issued to non-employees in accordance with the provisions of Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation" and Emerging Issues Task Force Issue No. 96-18 under the fair value based method.

  Impairment of Long-Lived Assets and Long-Lived Assets To Be Disposed Of--The Company evaluates its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets or intangibles may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

  Loss per Common Share--Basic loss per common share excludes dilution and is computed by dividing loss attributable to common stockholders by the weighted-average number of common shares outstanding for the period (excluding shares subject to repurchase). Diluted loss per common share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. Common share equivalents are excluded from the computation in loss periods as their effect would be antidilutive.

  Pro Forma Net Loss per Common Share--Pro forma basic and diluted loss per common share is computed by dividing loss attributable to common stockholders by the weighted average number of common shares outstanding for the period (excluding shares subject to repurchase) and the weighted average number of common shares resulting from the assumed conversion of outstanding shares of mandatorily redeemable preferred stock.

  Unaudited Pro Forma Information--The unaudited pro forma balance sheet presents the Company's balance sheet as if the following had occurred at December 31, 1998: (i) the issuance of 1,496,347 shares of Series C preferred stock in exchange for cash of $13,527,000 (which occurred in January 1999),
(ii) the exercise of warrants to acquire 43,854 shares of Series B preferred stock, 132,840 shares of Series C preferred stock, and 40,476 shares of common stock, which must be exercised or expire upon the closing of the initial public offering contemplated by the Company and (iii) the conversion upon the closing of such initial public offering of each share of preferred stock to one share of common stock. Estimated proceeds from the common shares to be issued as a result of such initial public offering are excluded.

  Recently Issued Accounting Standards--In June 1997, the Financial Accounting Standards Board (FASB) issued SFAS No. 130, "Reporting Comprehensive Income," which requires an enterprise

                       FLYCAST COMMUNICATIONS CORPORATION

    For the Period from April 14, 1996 (Inception) to December 31, 1996 and
                     Years Ended December 31, 1997 and 1998

to report, by major components and as a single total, the change in its net assets during the period from nonowner sources; and SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information," which establishes annual and interim reporting standards for an enterprise's business segments and related disclosures about its products, services, geographic areas and major customers. The Company had no comprehensive income items to report for the period from April 14, 1996 (inception) to December 31, 1996, or for either of the two years in the period ended December 31, 1998. The Company currently operates one reportable segment under SFAS No. 131. Adoption of these statements in 1998 did not impact the Company's financial position, results of operations or cash flows.

  In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which defines derivatives, requires that all derivatives be carried at fair value, and provides for hedge accounting when certain conditions are met. SFAS No. 133 is effective for the Company in fiscal 2000. Although the Company has not fully assessed the implications of SFAS No. 133, the Company does not believe that adoption of this statement will have a material impact on the Company's financial position or results of operations.

2. PROPERTY AND EQUIPMENT

  Property and equipment as of December 31, 1997 and 1998 consisted of the following (in thousands):

                                                                   1997   1998
                                                                   ----  ------
     Computer equipment and purchased software.................... $736  $  746
     Computer equipment held under capital lease..................  100   1,752
     Furniture and office equipment...............................   26      13
                                                                   ----  ------
       Total......................................................  862   2,511
     Less accumulated depreciation................................ (201)   (726)
                                                                   ----  ------
     Net.......................................................... $661  $1,785
                                                                   ====  ======

  The accumulated depreciation associated with computer equipment held under capital lease was $24,000 and $302,000 at December 31, 1997 and 1998, respectively.

3. DEBT

  In 1998, the Company borrowed $600,000 from a lending institution at an 8% interest rate. Principal and interest payments are due in monthly installments through July 2001. As of December 31, 1998, the outstanding obligation was $445,000.

  In 1998, the Company obtained a $175,000 letter of credit as a security deposit on office space leased. The letter of credit is collateralized by all assets of the Company.

  In 1998, the Company entered into a financing agreement with a preferred stockholder and lender for $2,500,000, due in April 2002 with interest at 11% per annum, and for an additional $5,000,000, due in August 2001 with interest at 14%. The Company granted this lender Series C preferred stock warrants to purchase 55,409 shares at $4.51 per share, and 72,324 shares at $4.42 per share. The estimated fair value allocated to the warrants of $304,000 is being accreted over the life of the

                       FLYCAST COMMUNICATIONS CORPORATION

    For the Period from April 14, 1996 (Inception) to December 31, 1996 and
                     Years Ended December 31, 1997 and 1998

financing agreements. As of December 31, 1998, the recorded obligation totaled $4,220,000, and $3,000,000 is available for future borrowing.

  Debt outstanding excluding capital lease obligations (Note 7) as of December 31, 1998 will be due in annual principal payments of $983,000, $1,876,000, $1,646,000 and $160,000 in 1999, 2000, 2001 and 2002, respectively.

4. INCOME TAXES

  The Company's deferred income tax assets as of December 31, 1997 and 1998 are comprised of the following (in thousands):

                                                                1997    1998
                                                               ------  ------
     Deferred tax assets:
       Net operating loss carryforwards....................... $1,368  $4,239
       Reserves and accruals not currently deductible.........     28     807
       Research and development tax credit....................     40     135
       Other..................................................     23      28
                                                               ------  ------
         Total gross deferred tax assets before valuation
          allowance...........................................  1,459   5,209
       Valuation allowance.................................... (1,452) (4,945)
                                                               ------  ------
                                                                    7     264
     Deferred tax liabilities:
       Accrual to cash adjustments............................           (264)
       Other..................................................     (7)
                                                               ------  ------
         Total gross deferred liabilities.....................     (7)   (264)
                                                               ------  ------
       Net deferred tax assets................................ $   --  $   --
                                                               ======  ======

  The Company established a 100% valuation allowance at December 31, 1996, 1997 and 1998 due to the uncertainty of realizing future tax benefits from its net operating loss carryforwards and other deferred tax assets.

  At December 31, 1998, the Company had net operating loss ("NOL") carryforwards of approximately $11,000,000 for federal and state income tax purposes. These carryforwards begin to expire in 2004 for state and 2011 for federal purposes. The Company also has available federal and state research and development tax credit carryforwards of $77,000 and $58,000, respectively, which had no expiration date as of December 31, 1998.

  Internal Revenue Code Section 382 and similar California rules place a limitation on the amount of taxable income which can be offset by NOL carryforwards after a change in control (generally greater than 50% change in ownership). Due to these provisions, utilization of the NOL and tax credit carryforwards may be limited.

                       FLYCAST COMMUNICATIONS CORPORATION

    For the Period from April 14, 1996 (Inception) to December 31, 1996 and
                     Years Ended December 31, 1997 and 1998


5. STOCKHOLDERS' EQUITY (DEFICIT)

  Common Stock Reserved For Future Issuance

  At December 31, 1998, the Company has reserved the following shares of common stock for issuance in connection with:

   Conversion of Series A preferred stock.............................   911,295
   Conversion of Series B preferred stock............................. 5,324,532
   Conversion of Series C preferred stock.............................   497,785
   Common stock warrants issued and outstanding.......................    40,476
   Preferred stock warrants issued and outstanding....................   345,761
   Options issued and outstanding..................................... 1,934,199
   Options available under the 1997 Stock Option Plan.................   111,705
                                                                       ---------
   Total.............................................................. 9,165,753
                                                                       =========

  Mandatorily Redeemable Preferred Stock

  In July 1997, the Company issued 611,295 shares of Series A preferred stock in exchange for all 1,000 shares of outstanding common stock. Additionally, in July 1997, 300,000 shares of Series A preferred stock were issued upon conversion of $300,000 of convertible notes. In July, August and December 1997, the Company issued 5,324,532 shares of Series B preferred stock for $1.33 per share. In December 1998, the Company issued 497,785 shares of Series C preferred stock for $9.04 per share.

  Significant terms of the Series A, B and C preferred stock are as follows (see Note 8):

  . At the option of the holder, each share of preferred stock is convertible at any time into one share of common stock, subject to adjustment for certain dilutive issuances. As of December 31, 1998, no such adjustments had occurred. Shares automatically convert into common stock upon the earlier of (a) completion of an initial public offering with aggregate proceeds greater than $15,000,000 at not less than $8.00 per share or (b) upon the consent of more than 50% of the holders of the preferred stock, voting together as a single class.

  . Series A, B and C preferred stock are entitled to annual noncumulative cash dividends of $0.08, $0.106 and $0.723 per share, respectively, when and if declared by the Board of Directors.

  . In the event of any liquidation of the Company (which includes the acquisition of the Company by another entity), the holders of Series B and Series C preferred stock have a liquidation preference over common stock and Series A preferred stock of $1.33 per share and $9.04 per share, respectively, plus all declared but unpaid dividends. After such payment, the holders of Series A preferred stock have a liquidation preference of $1.00 per share plus any declared but unpaid dividends. Upon payment of all preferred stock liquidation preferences, any remaining proceeds will be allocated to the common stockholders.

  . Any time after May 31, 2002, upon the vote of at least two-thirds of the then outstanding preferred stock, the Company will be required to redeem all of the preferred stock at the liquidation preference plus an amount equal to $0.08, $0.106 and $0.723 per share per year compounded annually for Series A, B and C preferred stock, respectively, less any cash

                       FLYCAST COMMUNICATIONS CORPORATION

    For the Period from April 14, 1996 (Inception) to December 31, 1996 and
                     Years Ended December 31, 1997 and 1998

     dividends paid. As a result, the Company has recorded an increase to the carrying values by the accretion of the mandatorily redeemable preferred stock of $206,000 in 1997 and $656,000 in 1998.

  . Holders of preferred stock have the same voting rights as the holders of common stock.

  Preferred Stock Warrants

  In 1997, in connection with certain loan arrangements, the Company issued five year warrants to purchase 33,834 shares of Series B preferred stock at $1.33 per share and 7,500 shares of Series A preferred stock at $1.00 per share to a bank. The warrants expire in 2002. The fair value of these warrants of $33,000 was recognized as interest expense in 1997.

  Also in 1997, in connection with a bridge loan arrangement, the Company issued a five year warrant to purchase 43,854 shares of Series B preferred stock at $1.33 per share. The warrant expires in 2002 or upon closing of an underwritten public offering. The fair value of these warrants of $36,000 was recognized as interest expense in 1997.

  As discussed in Note 3, in 1998, the Company granted a lender Series C preferred stock warrants to purchase 55,409 shares at $4.51 per share, and 72,324 shares at $4.42 per share. The warrants expire upon the earlier of five years from the grant date or two years from closing of an underwritten public offering. The fair value of the warrants of $304,000 is being accreted to interest expense over the life of the financing agreements.

  In 1998, in connection with certain bridge loan arrangements, the Company issued warrants to purchase 132,840 shares of Series C preferred stock at $9.04 per share to various lenders. The warrants expire in 2003 or upon closing of an underwritten public offering. The fair value of these warrants of $200,000 was recognized as interest expense in 1998.

  Notes Receivable from Stockholders

  In July 1997, the Company issued an aggregate of 2,275,011 shares of common stock to officers and members of the Board of Directors. In connection with such issuance, the Company's board members paid for the stock by issuing notes payable (secured by the shares of the Company's common stock purchased) to the Company. The secured notes payable bear interest at 6.65% per annum with the entire principal balance of the notes, together with all accrued and unpaid interest, due and payable on the earlier of (a) nine months after the closing of an initial public offering of the Company's common stock, (b) July 2002 or
(c) termination of employment. The shares vest over a four year period. Any unvested shares purchased are subject to repurchase rights by the Company upon occurrence of certain events or conditions, such as employment termination, at the original purchase price. Of such shares, there were 1,990,635 and 997,500 shares subject to repurchase at December 31, 1997 and 1998, respectively.

Additionally, in September 1998, two officers of the Company exercised options to purchase 357,000 shares with an exercise price of $1.25 by issuing notes payable (secured by the shares of the Company's common stock purchased). The secured notes payable bear interest at 5.54% per annum with the entire principal balances of the notes, together with all accrued and unpaid interest, due and payable on the earlier of (a) nine months after the closing of an underwritten public offering, (b) September 2003 or (c) termination of employment.

                       FLYCAST COMMUNICATIONS CORPORATION

    For the Period from April 14, 1996 (Inception) to December 31, 1996 and
                     Years Ended December 31, 1997 and 1998

  Stock Option Plan

  The Company's 1997 Stock Option Plan (the "Plan") provides for the grant of up to 2,800,000 incentive or nonstatutory options to employees, directors and consultants of the Company at the fair market value of the common stock on the date of grant as determined by the Board of Directors. Options granted under the Plan generally vest ratably over a period of four years and expire ten years from the date of grant. The Plan also provides for early exercise of options prior to full vesting. Any unvested shares purchased are subject to repurchase by the Company upon occurrence of certain events or conditions, such as employment termination, at the original purchase price. There were 528,289 shares subject to repurchase at December 31, 1998.

  Options and Warrants Granted to Nonemployees

  In 1998, the Company granted options and warrants for common stock to nonemployees for services performed and to be performed through 2002. In connection with these awards, the Company recognized $178,000 in stock-based compensation expense related to such options which vested during 1998. At December 31, 1998, unvested options granted to nonemployees totaled 24,479 shares.

  Stock-Based Compensation

  During 1998, the Company issued common stock options at less than the fair value of its common stock. The fair value of the common stock, weighted based on options granted in 1998, was $2.73 per share. Accordingly, the Company recorded $2,837,000 as the value of such options in 1998. Stock-based compensation of $1,147,000 was amortized to expense in 1998 and at December 31, 1998 the Company had $1,690,000 in deferred stock compensation related to such options, which will be amortized to expense through 2002.

  A summary of the Company's stock option activity follows:

                                                                      Weighted
                                                                      Average
                                                          Outstanding Exercise
                                                            Options    Price
                                                          ----------- --------
Balance, January 1, 1997.................................
  Granted................................................    497,125   $0.11
  Exercised..............................................    (68,020)   0.10
  Canceled...............................................    (27,605)   0.10
                                                           ---------
Balance, December 31, 1997 (68,503 shares vested at a
 weighted average exercise price of $0.11)...............    401,500    0.11
  Granted................................................  2,547,250    1.61
  Exercised..............................................   (686,076)   0.73
  Canceled...............................................   (328,475)   0.24
                                                           ---------
Balance, December 31, 1998...............................  1,934,199   $1.85
                                                           =========
Available for grant at December 31, 1998.................    111,705
                                                           =========

                       FLYCAST COMMUNICATIONS CORPORATION

    For the Period from April 14, 1996 (Inception) to December 31, 1996 and
                     Years Ended December 31, 1997 and 1998

  The following table summarizes information about currently outstanding and vested stock options at December 31, 1998:

                                 Options Outstanding                     Options Vested
                    ---------------------------------------------- ---------------------------
                                       Weighted
                    Outstanding at     Average         Weighted     Vested at      Weighted
      Range of       December 31,     Remaining        Average     December 31,    Average
   Exercise Price        1998      Contractual Life Exercise Price     1998     Exercise Price
   --------------   -------------- ---------------- -------------- ------------ --------------
   $0.10 to $0.13       416,799          8.76           $0.12        333,348        $0.12
        1.25            866,500          9.46            1.25        176,135         1.25
        1.40            270,400          9.67            1.40         24,871         1.40
        1.75            156,050          9.75            1.75          9,753         1.75
        8.00            224,450          9.92            8.00          4,676         8.00
                      ---------                         -----        -------        -----
                      1,934,199                         $1.85        548,783        $ .64
                      =========                         =====        =======        =====

  Additional Stock Plan Information

  As discussed in Note 1, the Company accounts for its stock-based awards to employees using the intrinsic value method in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees," and its related interpretations.

  SFAS No. 123, "Accounting for Stock-Based Compensation," requires the disclosure of pro forma net income (loss) and earnings (loss) per share had the Company adopted the fair value method since the Company's inception. Under SFAS No. 123, the fair value of stock-based awards to employees is calculated through the use of option pricing models, even though such models were developed to estimate the fair value of freely tradeable, fully transferable options without vesting restrictions, which significantly differ from the Company's stock option awards.

  The Company's calculations for employee grants were made using the minimum value option pricing model with the following weighted average assumptions:

                                                                  Years Ended
                                                                 December 31,
                                                                 --------------
                                                                  1997    1998
                                                                 ------  ------
   Dividend yield...............................................   None    None
   Risk free interest rate......................................    6.1%    5.3%
   Expected term, in years......................................    2.5     2.5

  The weighted average minimum value per option as of the date of grant for options granted during 1997 and 1998 was $0.02 and $1.31, respectively.

                       FLYCAST COMMUNICATIONS CORPORATION

    For the Period from April 14, 1996 (Inception) to December 31, 1996 and
                     Years Ended December 31, 1997 and 1998


  If the computed minimum values of the Company's stock-based awards to employees had been amortized to expense over the vesting period of the awards as specified under SFAS No. 123, loss attributable to common stockholders and basic and diluted loss per share on a pro forma basis (as compared to such items as reported) would have been:

                                                             Years Ended
                                                             December 31,
                                                           -----------------
                                                            1997      1998
                                                           -------  --------
   Loss attributable to common stockholders (in
    thousands):
     As reported.......................................... $(3,623) $ (9,963)
     Pro forma............................................ $(3,625) $(10,086)
   Basic and diluted net loss per share:
     As reported.......................................... $(31.80) $ (11.93)
     Pro forma............................................ $(31.83) $ (12.08)

6. NET LOSS PER SHARE

  The following is a reconciliation of the denominators used in computing basic and diluted net loss per share.

                                                 1996     1997        1998
                                                 ----- ----------  ----------
   Shares (denominator):
     Weighted average common shares outstand-
      ing....................................... 1,000  1,168,469   2,359,397
     Weighted average common shares outstanding
      subject to repurchase.....................    -- (1,054,562) (1,524,202)
                                                 ----- ----------  ----------
   Shares used in computation, basic and
    diluted..................................... 1,000    113,907     835,195
                                                 ----- ----------  ----------

  For the period from April 14, 1996 (inception) to December 31, 1996 and for 1997 and 1998, the Company had securities outstanding which could potentially dilute basic earnings per share in the future, but were excluded in the computation of diluted net loss per share in the periods presented, as their effect would have been antidilutive. Such outstanding securities consist of the following at December 31, 1998: 6,733,612 shares of preferred stock, warrants to purchase 345,761 shares of preferred stock, and options and warrants to purchase 1,974,675 shares of common stock. There were 1,990,635 and 1,525,789 shares subject to repurchase by the Company at December 31, 1997 and 1998, respectively.

                       FLYCAST COMMUNICATIONS CORPORATION

    For the Period from April 14, 1996 (Inception) to December 31, 1996 and
                     Years Ended December 31, 1997 and 1998

7. COMMITMENTS AND CONTINGENCIES

  Leases

  Future minimum net lease payments under noncancellable operating leases (with initial or remaining lease terms in excess of one year) and future minimum capital lease payments as of December 31, 1998 are as follows (in thousands):

                                                            Capital  Operating
                                                            Leases    Leases
                                                            -------  ---------
   Year ending December 31:
     1999.................................................. $  583    $  324
     2000..................................................    546       324
     2001..................................................    458       324
     2002..................................................     34       322
     2003..................................................              319
     Thereafter............................................              346
                                                            ------    ------
       Total...............................................  1,621    $1,959
                                                                      ======
   Less amount representing interest.......................   (122)
                                                            ------
   Present value of net minimum capital lease payments.....  1,499
   Less current installments of obligations under capital
    leases.................................................   (477)
                                                            ------
   Obligations under capital leases, excluding current
    installments........................................... $1,022
                                                            ======

  Total rent expense under operating leases for the period from April 14, 1996 (inception) to December 31, 1996 and for the years ended 1997 and 1998 was $14,000, $119,000 and $377,000, respectively.

  Legal Matters

  In connection with the termination of employment of an officer, the Company foreclosed on 264,560 shares of the Company's common stock securing a promissory note from that officer. If that officer should elect to legally contest the number of shares issued to him, and if additional shares are ultimately issued, the Company could incur a charge equal to the fair market value of such shares. The ultimate outcome of this matter cannot be determined at this time.

  Additionally, the Company is involved in various other claims and legal actions. Management does not expect that the outcome of these other claims and actions will have a material effect on the Company's financial position or results of operations.

8. SUBSEQUENT EVENTS

  In January 1999, the Company sold 1,496,347 shares of Series C preferred stock at $9.04 per share for proceeds of $13,527,000.

  On January 4, 1999, the Board of Directors adopted, subject to stockholder approval, the 1999 Stock Option Plan (the "1999 Stock Plan"). The 1999 Stock Plan will serve as the successor equity incentive program to the Company's existing 1997 Stock Option Plan. A total of 2,000,000 shares of

                       FLYCAST COMMUNICATIONS CORPORATION

    For the Period from April 14, 1996 (Inception) to December 31, 1996 and
                     Years Ended December 31, 1997 and 1998

common stock have initially been reserved for issuance under the 1999 Stock Plan, and the number of shares reserved will increase for each of the next five years by the lesser of 375,000 or 3% of the number of shares of common stock outstanding at the beginning of the year.

  Additionally, on January 28, 1999, the Board of Directors adopted, subject to stockholder approval, the 1999 Employee Stock Purchase Plan (the "Purchase Plan"). Under the Purchase Plan, eligible employees are allowed to have salary withholdings of up to 10% of their base compensation to purchase shares of common stock at a price equal to 85% of the lower of the market value of the stock at the beginning or end of defined purchase periods. The initial purchase period commences upon the effective date for the initial public offering of the Company's common stock. The Company has initially reserved 350,000 shares of common stock for issuance under this plan, and the number of shares reserved will increase for each of the next five years by the lesser of 75,000 shares or 0.5% of the shares of common stock outstanding at the beginning of the year.

  On January 28, 1999, the Board of Directors adopted, subject to stockholder approval, the 1999 Directors' Stock Option Plan (the "Directors' Plan"). Under the Directors' Plan, each person who becomes a nonemployee director after the effective date of the Directors' Plan may be granted nonstatutory stock options. A total of 200,000 shares of common stock have initially been reserved for issuance under the Directors' Plan.

  On January 28, 1999, the Board of Directors approved, subject to stockholder approval, the reincorporation of the Company in the State of Delaware and the associated exchange of one share of common stock or preferred stock of the Company for every share of common stock or preferred stock, as the case may be, of the Company's California predecessor. Such reincorporation and stock exchange will become effective prior to the effective date of the initial public offering contemplated by the Company.

Title: Advertising partners
Subtitle: Flycast maintains marketing relationships with leading advertisers and agencies.

Series of rectangular Web banner advertisements under heading "Advertiser", including:

* Text reading "30 Minutes Free Calling Per Month" and "10 cents a Minute AnyTime.'' In lower right corner: "Sprint Sense AnyTime(TM) click here!" Sprint Logo. Agency: Eagle River.

* Text reading: "THE NEW VAIO 505 SUPERSLIM NOTEBOOK." "Sony VAIODirect," "Click Here." Intel logo. Agency: In-House

* GOTO.com logo on left. Text reading: "Type in what you're looking for..." above rectangular box. Go logo on right. Text reading: "Idealab." Agency: In-House

* Disney.com Cupid's Corner logo on left. Text reading: "Send a FREE Disney Valentine" below four pictures of Disney characters. Agency: ITraffic.

* Picture of smiling woman on left. Text reading: "Search more than 4,000 Mutual Funds." E*Trade logo. Agency: In-House

* Text reading: "Click here to buy beanie babies." eBay logo on right. Agency:
  In-House

* Text reading: Shop@Toyota. Picture of car on right. Agency: Saatchi & Saatchi.
                -----------

* Text reading: "Upgrading your Internet experience is as easy as clicking on this button," "New Netscape Communicator 4.5 -- Free Download" and "Install Now." Netscape logo on right. Agency: iBalls.

* Wells Fargo logo on left. Text reading: "Apply Online" in upper left and "America's FASTEST Home Equity Loan Approvals!" Agency: Bozell.

* Jenny Craig logo on left. Text reading: "Jenny Craig has a Free Program for you!" Additional text reading: "Plus the cost of food. Click here to learn more." Agency: Interactive Agency.

* Text reading: "at the center of a great PC experience is an Intel(c) Pentium processor" and "click here to see what your PC can really do." Intel logo on right. Agency: In-House

* Picture of star with Macy's logo on left. Text reading: "Click here to shop online." Macys.com logo. Picture balloon. Agency: Left Field.

* Picture of letter on left addressed to Grandma with address. Text reading:
  "Order personalized holiday cards online" and "only $19.95 click here." Kodak logo on right. Agency: Ogilvy One.

* Text reading: "World Offers," "New York to London $114" and "*One-way fares based on round-trip purchase." Additional text reading: "Need a vacation? Click for Details." British Airways logo on right. Agency: Agency.com

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

You may rely only on the information contained in this prospectus. We have not authorized anyone to provide information different from that contained in the prospectus. Neither the delivery of this prospectus nor sale of common stock means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy these shares in any circumstances under which the offer or so-licitation is unlawful.

                                  ----------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................   6
Use of Proceeds..........................................................  17
Dividend Policy..........................................................  17
The Company..............................................................  17
Capitalization...........................................................  18
Dilution.................................................................  19
Selected Financial Data..................................................  20
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  21
Business.................................................................  28
Management...............................................................  38
Certain Transactions.....................................................  50
Principal Stockholders...................................................  55
Description of Capital Stock.............................................  58
Shares Eligible for Future Sale..........................................  61
Underwriting.............................................................  63
Legal Matters............................................................  65
Experts..................................................................  65
Change in Accountants....................................................  65
Additional Information...................................................  66
Index to Financial Statements............................................ F-1

                                  ----------

Until           , 1999 (25 days after the date of this prospectus), all deal-
ers that buy, sell or trade in these shares of common stock, whether or not participating in this offering, may be required to deliver a prospectus. Deal-ers are also obligated to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                         Shares

                                [FLYCAST LOGO]

                                 Common Stock

                                 -------------
                                  PROSPECTUS
                                 -------------

                                BT Alex. Brown

                             Dain Rauscher Wessels
                    a division of Dain Rauscher Incorporated

                               Hambrecht & Quist

                                        , 1999

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

  The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

                                                                        Amount
                                                                      to be Paid
                                                                      ----------
   SEC registration fee..............................................  $11,190
   NASD filing fee...................................................    4,525
   Nasdaq National Market listing fee................................     *
   Printing and engraving expenses...................................     *
   Legal fees and expenses...........................................     *
   Accounting fees and expenses......................................     *
   NASD and Blue Sky qualification fees and expenses.................     *
   Transfer Agent and Registrar fees.................................     *
   Miscellaneous fees and expenses...................................     *
                                                                       -------
      Total..........................................................  $  *
                                                                       =======

--------
* To be filed by amendment.

Item 14. Indemnification of Directors and Officers

  Section 145 of the Delaware General Corporation Law (the "Delaware Law") authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). The Registrant's Bylaws (Exhibit 3.2 hereto) provide for indemnification of the Registrant's directors, officers, employees and other agents to the maximum extent permitted by Delaware Law. In addition, the Registrant will enter into Indemnification Agreements (Exhibit 10.1 hereto) with its officers and directors. The Underwriting Agreement (Exhibit 1.1) also provides for cross-indemnification among the Registrant and the Underwriters with respect to certain matters, including matters arising under the Securities Act.

Item 15. Recent Sales of Unregistered Securities

  Since January 1996, the Registrant has sold and issued the following securities:

(1) In June 1996, the Registrant issued promissory notes in the aggregate principal amount of $300,000 to a total of five investors. In July 1997, the principal amounts of these notes were converted into 300,000 shares of Series A Preferred Stock at a conversion price of $1.00 per share in connection with the Series A Preferred Stock financing discussed in item
    (7).

(2) In February 1997, the Registrant issued to four investors promissory notes in the aggregate principal amount of $291,633 that were convertible into shares of Series B Preferred Stock and warrants exercisable to purchase an additional number of shares of Series B Preferred Stock equal in value to 20% of the notes' aggregate principal amount. In July and August 1997, the principal amounts of these notes were converted into shares of Series B Preferred Stock at a conversion price of $1.33 per share and warrants exercisable at $1.33 per share to purchase shares of Series B Preferred Stock in connection with the Series B Preferred Stock financing discussed in item (8).

(3) In April 1997, the Registrant issued a promissory note to a bank in the amount of $300,000 and a warrant to purchase shares of the Registrant's stock, the class and exercise price of which was contingent upon the value and timing of the Registrant's next financing. In July 1997, it was determined that the warrant would be exercisable to purchase 33,834 shares of Series B Preferred Stock at an exercise price of $1.33 per share.

(4) In June 1997, the Registrant issued a promissory note in the principal amount of $400,000 and a warrant to purchase 33,333 shares of common stock at an exercise price per share of $0.01 to an investor.

(5) In June 1997, the Registrant issued a warrant to purchase 7,500 shares of Series A Preferred Stock at an exercise price per share of $1.00 to an investor in connection with the investor's agreement to extend the terms of the note described in item (3) above.

(6) In July 1997, the Registrant issued and sold an aggregate of 2,284,011 shares of common stock to a total of nine individuals, including five officers and directors and one consultant, at a purchase price of $0.10 per share. Sales to officers and directors of the Registrant were made pursuant to restricted stock purchase agreements which provided for payment to the Registrant for such stock in the form of promissory notes, with interest, due upon the earlier of nine months after the closing of an initial public offering of the Registrant's common stock, July 2002 or termination of the purchaser's service provider relationship with the Registrant.

(7) In July 1997, the Registrant issued 611,295 shares of Series A Preferred Stock to one director in connection with a stock recapitalization pursuant to which all shares of common stock held by such individual were exchanged for 611,295 shares of Series A Preferred Stock.

(8) In July and August 1997, the Registrant issued and sold an aggregate of 5,324,532 shares of Series B Preferred Stock to 44 investors, including those investors who converted their notes as described in item (2) above, at an aggregate purchase price of $7,081,628, of which $291,633 represented conversion of debt and the remainder was paid in cash. In conjunction with such financing and in connection with certain loan arrangements, the Registrant also issued warrants, including the warrant described in item
    (3) above, to purchase an aggregate of 77,688 shares of Series B Preferred Stock at an exercise price of $1.33 per share to six investors.

(9) In April 1998, the Registrant entered into a financing agreement with a preferred stock shareholder and lender for $2,500,000 due in April 2002 with interest at 11% per annum. In May 1998, the Registrant, in connection with this financing, issued warrants to purchase 55,409 shares of Series C Preferred Stock at $4.51 per share. In August 1998, the Registrant entered into a financing agreement with the same preferred stock shareholder and lender for $5,000,000, due in August 2001 with interest at 14% per annum. In September 1998, the Registrant, in connection with this financing, issued warrants to purchase 72,324 shares of Series C Preferred Stock at $4.42 per share. As of December 31, 1998, $3,000,000 was available for future borrowing.

(10) In September 1998, the Registrant issued warrants to purchase an aggregate of 7,143 shares of common stock at an exercise price per share of $1.40 to three entities and individuals in connection with an executive search agreement.

(11) In December 1998 and January 1999, the Registrant issued and sold an aggregate of 1,994,132 shares of Series C Preferred Stock at a purchase price of $9.04 per share to a total of 42 investors for an aggregate purchase price of $18,026,953, of which $4,499,995 represented conversion of debt and the remainder was paid in cash. In conjunction with such financing and the issuance of the convertible debt, the Registrant also issued warrants to purchase an aggregate of 132,840 shares of Series C Preferred Stock at an exercise price of $9.04 per share to thirty-five investors.

(12) From March 1997, when the 1997 Stock Option Plan was adopted, to January 31, 1999, 761,215 shares of common stock have been issued pursuant to exercises of options by thirty employees at a weighted average exercise price of $0.65 by cash and promissory notes.

  The issuances of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) or Regulation D of such Securities Act as transactions by an issuer not involving any public offering. In addition, certain issuances described in Items 6 and 12 were deemed exempt from registration under the Securities Act in reliance upon Rule 701 promulgated under the Securities Act. The recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and warrants issued in such transactions. All recipients had adequate access, through their relationships with the Registrant, to information about the Registrant.

Item 16. Exhibits and Financial Statement Schedules

  (a) Exhibits

 Number                                Description
 ------  ----------------------------------------------------------------------
  1.1*   Form of Underwriting Agreement (subject to negotiation).
  2.1**  Form of Agreement and Plan of Merger between the Registrant and
          Flycast Communications Corporation, a California corporation.
  3.1**  Fourth Amended and Restated Articles of Incorporation of Flycast
          Communications Corporation, a California corporation, as currently in effect.
  3.2**  Certificate of Incorporation of Flycast Communications Corporation, a
          Delaware corporation, as currently in effect.
  3.3**  Form of Amended and Restated Certificate of Incorporation of the
          Registrant, to be filed and become effective prior to the effective date of the offering.
  3.4    Form of Amended and Restated Certificate of Incorporation of the
          Registrant, to be filed and become effective upon completion of the offering.
  3.5    Bylaws of the Registrant.
  4.1    Specimen Stock Certificate.
  5.1**  Opinion of Venture Law Group, a Professional Corporation.
 10.1**  Form of Indemnification Agreement between the Registrant and each of its officers and directors.
 10.2**  1997 Stock Option Plan and form of option agreements.
 10.3**  1999 Stock Option Plan and form of option agreement.
 10.4**  1999 Employee Stock Purchase Plan and form of subscription agreement.
 10.5**  1999 Directors' Stock Option Plan.
 10.7**  Amended and Restated Investors' Rights Agreement dated December 30,
          1998 between the Registrant and certain holders of the Registrant's securities.
 10.11** Standard Office Lease dated February 1, 1998 between the Registrant and Ray Corporation.
 10.12** Master Lease Agreement dated December 30, 1997, as amended, between the Registrant and Comdisco, Inc.
 10.13** Subordinated Loan and Security Agreement dated May 22, 1998, as amended, between the Registrant and Comdisco, Inc.
 10.14** Warrant Agreement to Purchase Shares of the Series C Preferred Stock
          of Flycast Communications Corporation between the Registrant and
          Comdisco, Inc. dated May 22, 1998.

 Number                               Description
 ------  --------------------------------------------------------------------
 10.15** Warrant Agreement to Purchase Shares of the Series C Preferred Stock
          of Flycast Communications Corporation between the Registrant and
          Comdisco, Inc. dated September 29, 1998.
 16.1*   Letter re Change in Certifying Accountant.
 23.1    Independent Auditors' Consent.
 23.2**  Consent of Counsel (included in Exhibit 5.1).
 24.1**  Power of Attorney (see page II-6).
 27.1**  Financial Data Schedule.

--------
 * To be supplied by amendment.
** Represents exhibits previously filed.

  (b) Financial Statement Schedules

  (i) Schedule II. Valuation and Qualifying Accounts.

  Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings

  The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Francisco, State of California on March 18, 1999.

                                         FLYCAST COMMUNICATIONS CORPORATION

                                                  /s/ George R. Garrick
                                         By: __________________________________
                                                     George R. Garrick
                                               Chairman of the Board, Chief
                                              Executive Officer and President

  Pursuant to the requirements of the Securities Act of 1933, this Amendment to Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

             Signature                       Title                 Date

     /s/ George R. Garrick            Chairman of the
------------------------------------   Board, Chief           March 18, 1999
         George R. Garrick             Executive Officer
                                       and President
                                       (Principal
                                       Executive Officer)

                 *                    Chief Financial
------------------------------------   Officer and            March 18, 1999
           Ralph J. Harms              Assistant
                                       Secretary
                                       (Principal
                                       Financial and
                                       Accounting
                                       Officer)

                 *                    Director
------------------------------------                          March 18, 1999
           David J. Cowan

                 *                    Director
------------------------------------                          March 18, 1999
         Ted R. Dintersmith

                 *                    Director
------------------------------------                          March 18, 1999
            Howard Draft

                 *                    Director
------------------------------------                          March 18, 1999
           Gary Prophitt

                 *                    Director
------------------------------------                          March 18, 1999
         Michael D. Solomon

       /s/ George R. Garrick
*By:________________________________                          March 18, 1999
            George R. Garrick   Attorney-in-fact

                    INDEPENDENT AUDITORS' REPORT ON SCHEDULE

To the Board of Directors and Stockholders of Flycast Communications Corporation

  Our audits of the financial statements of Flycast Communications Corporation for the period from April 14, 1996 (inception) to December 31, 1996 and for the years ended December 31, 1997 and 1998 also include the financial statement schedule of Flycast Communications Corporation, listed in Item 16 (b). The financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ DELOITTE & TOUCHE LLP

San Jose, California
February 3, 1999

                                  SCHEDULE II

                       VALUATION AND QUALIFYING ACCOUNTS

                                               Charged
                                    Balance at to cost              Balance at
                                    Beginning    and    Deductions/   end of
                                    of period  expenses write-offs    period
                                    ---------- -------- ----------- ----------
Period from April 14, 1996 (incep-
 tion) to
 December 31, 1996
  Allowance for doubtful accounts..  $   --    $    --    $   --     $    --
Year ended December 31, 1997
  Allowance for doubtful accounts..  $   --    $ 12,000   $   --     $ 12,000
Year ended December 31, 1998
  Allowance for doubtful accounts..  $12,000   $236,000   $70,000    $178,000

                                 EXHIBIT INDEX

 Number                                Description
 ------  ----------------------------------------------------------------------
  1.1*   Form of Underwriting Agreement (subject to negotiation).
  2.1**  Form of Agreement and Plan of Merger between the Registrant and
          Flycast Communications Corporation, a California corporation.
  3.1**  Fourth Amended and Restated Articles of Incorporation of Flycast
          Communications Corporation, a California corporation, as currently in effect.
  3.2**  Certificate of Incorporation of Flycast Communications Corporation, a
          Delaware corporation, as currently in effect.
  3.3**  Form of Amended and Restated Certificate of Incorporation of the
          Registrant, to be filed and become effective prior to the effective date of the offering.
  3.4    Form of Amended and Restated Certificate of Incorporation of the
          Registrant, to be filed and become effective upon completion of the offering.
  3.5    Bylaws of the Registrant.
  4.1    Specimen Stock Certificate.
  5.1**  Opinion of Venture Law Group, a Professional Corporation.
 10.1**  Form of Indemnification Agreement between the Registrant and each of its officers and directors.
 10.2**  1997 Stock Option Plan and form of option agreements.
 10.3**  1999 Stock Option Plan and form of option agreement.
 10.4**  1999 Employee Stock Purchase Plan and form of subscription agreement.
 10.5**  1999 Directors' Stock Option Plan.
 10.7**  Amended and Restated Investors' Rights Agreement dated December 30,
          1998 between the Registrant and certain holders of the Registrant's securities.
 10.11** Standard Office Lease dated February 1, 1998 between the Registrant and Ray Corporation.
 10.12** Master Lease Agreement dated December 30, 1997, as amended, between the Registrant and Comdisco, Inc.
 10.13** Subordinated Loan and Security Agreement dated May 22, 1998, as amended, between the Registrant and Comdisco, Inc.
 10.14** Warrant Agreement to Purchase Shares of the Series C Preferred Stock
          of Flycast Communications Corporation between the Registrant and
          Comdisco, Inc. dated May 22, 1998.
 10.15** Warrant Agreement to Purchase Shares of the Series C Preferred Stock
          of Flycast Communications Corporation between the Registrant and
          Comdisco, Inc. dated September 29, 1998.
 16.1*   Letter re Change in Certifying Accountant.
 23.1    Independent Auditors' Consent.
 23.2**  Consent of Counsel (included in Exhibit 5.1).
 24.1**  Power of Attorney (see page II-6).
 27.1**  Financial Data Schedule.

--------
 * To be supplied by amendment.
** Represents exhibits previously filed.